As filed with the Securities and Exchange
Commission on March 10, 2008                         Registration No. 333-143139
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                   POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                -----------------

                               CNS RESPONSE, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                  8734
      (State or Jurisdiction of             (Primary Standard Industrial
   Incorporation or Organization)            Classification Code Number)

                                   87-0419387
                                 (I.R.S Employer
                               Identification No.)

                           2755 BRISTOL ST., SUITE 285
                              COSTA MESA, CA 92626
                                 (714) 545-3288
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                     LEONARD BRANDT, CHIEF EXECUTIVE OFFICER
                               CNS RESPONSE, INC.

                           2755 BRISTOL ST., SUITE 285
                              COSTA MESA, CA 92626
                                 (714) 545-3288


                                    Copy to:

                              SCOTT ALDERTON, ESQ.
                         STUBBS ALDERTON & MARKILES, LLP
                       15260 VENTURA BOULEVARD, 20TH FLOOR
                         SHERMAN OAKS, CALIFORNIA 91403
                                 (818) 444-4500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [_]                      Accelerated Filer [_]

Non-Accelerated Filer [_]                        Smaller Reporting Company [X]
(Do not check if a smaller reporting company)

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================
            TITLE OF EACH CLASS                                 PROPOSED MAXIMUM       PROPOSED          AMOUNT OF
               OF SECURITIES                    AMOUNT TO BE     OFFERING PRICE    MAXIMUM AGGREGATE    REGISTRATION
              TO BE REGISTERED                 REGISTERED (1)     PER UNIT (2)    OFFERING PRICE (2)      FEE (3)
-------------------------------------------   ---------------   ----------------  ------------------   -------------
Common Stock, par value $.001 per share....      7,350,737           $1.23           $9,041,406.51       $355.33
-------------------------------------------   ---------------   ----------------  ------------------   -------------
Common Stock, par value $.001 per share
issuable upon exercise of warrants ........      2,627,939           $1.23           $3,232,364.97       $127.03
-------------------------------------------   ---------------   ----------------  ------------------   -------------
    TOTAL                                        9,978,676                          $12,273,771.48       $482.36
-------------------------------------------   ---------------   ----------------  ------------------   -------------

(1) In the event of a stock split, stock dividend, or other similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on March 6, 2008.
(3) A registration fee of $505.70 was paid with respect to 9,983,138 shares with the initial filing of the Registration Statement.

THIS POST EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-143139 SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933 ON SUCH DATE THAT THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(C), MAY DETERMINE.

================================================================================

                   Subject to Completion, Dated March 10, 2008

                               CNS RESPONSE, INC.

                          9,978,676 SHARES COMMON STOCK



         This prospectus relates to the offer and sale from time to time of up to 9,978,676 shares of our common stock that are held by the stockholders named in the "Selling Stockholders" section of this prospectus. The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

         Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "CNSO.OB." On March 6, 2008, the last reported sales price of the common stock on the Over-The-Counter Bulletin Board was $1.45 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.




         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.




                  The date of this prospectus is ______________

                                TABLE OF CONTENTS

                                 PAGE                                       PAGE
                                 ----                                       ----

Prospectus Summary................ 1     Executive Compensation............. 66
Risk Factors...................... 4     Principal and Selling Stockholders. 72
Cautionary Note Regarding Forward-       Related Party Transactions......... 81
   looking Statements............. 21    Description of Capital Stock....... 85
Corporate Background and Merger          Plan of Distribution............... 89
   Transaction ................... 22    Legal Matters...................... 91
Use of Proceeds................... 28    Experts............................ 91
Market for Common Equity and             Where You Can Find
   Related Stockholder Matters.... 28       More Information................ 91
Management's Discussion and              Index to Financial
   Analysis of Financial Condition          Statements...................... F-1
   and Results of Operations...... 29
Business.......................... 41
Management........................ 61

         You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

         Except as otherwise indicated, information in this prospectus reflects a one-for-fifty reverse stock split of our common stock which took effect on January 10, 2007.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES. REFERENCES IN THIS PROSPECTUS TO "CNS RESPONSE, INC," THE "COMPANY," "WE," "OUR" AND "US" REFER TO CNS RESPONSE, INC. AND OUR CONSOLIDATED SUBSIDIARY.

                                  OUR BUSINESS

         We are a life sciences company focused on the commercialization of a patented system that guides psychiatrists and other physicians in the identification and determination of appropriate and effective medications for patients with certain behavioral (mental or addictive) disorders. Our technology provides medical professionals with medication sensitivity data for a subject patient based upon the identification and correlation of treatment outcome information from other patients with similar neurophysiologic characteristics which are contained in a proprietary outcomes database. This methodology, called "Referenced-EEG" or "rEEG" represents an innovative approach to identifying effective medications for patients suffering from debilitating behavioral disorders.

         In addition, rEEG provides us with significant opportunities in the area of pharmaceutical development. Using the rEEG methodology in combination with our proprietary outcomes database, we believe we have the potential to identify new uses for existing drugs and drug combinations. We intend to enter into relationships with established drug and biotechnology companies to further explore these opportunities.

                       OUR HISTORY AND CONTACT INFORMATION

         Our company was originally incorporated on July 10, 1984, under the name Mammon Oil & Gas, Inc. in the state of Utah. In February 1986, our shareholders approved proposals to change our business direction to the business of health care including research, development and marketing, and a name change to Volt Research, Inc. From August 1986 to August 1988, we engaged in operating clinics dedicated to Retin-A skin therapy. In August 1988, our management decided to phase out our clinic operations and concentrate on selling our expertise and skin care products directly to physicians. On January 1, 2004, we discontinued our business activities and operations and, since that date until our acquisition of NBD Marketing, Inc., ProspectWorks, Inc., SalesWare, Inc. and xSellsys, Inc. (collectively "Acquired Companies") in June 2004, we had no revenues or earnings from operations.

         In a series of transactions consummated in June 2004, we acquired all of the outstanding capital stock of NBD Marketing, Inc., a California corporation, or NBD, and SalesWare Inc., a Nevada corporation, or SalesWare, and formed an acquisition subsidiary, xSellsys, Inc., a California corporation to acquire substantially all of the assets and liabilities of CRM SalesWare, Inc., a California corporation. As a result of the consummation of the above transactions, SalesWare, NBD, and xSellsys became our wholly-owned subsidiaries and ProspectWorks, Inc., a Nevada corporation and a subsidiary of NBD, ProspectWorks, became an indirect, wholly-owned subsidiary of the Company. In connection with the acquisition of SalesWare, Inc., on August 2, 2004, we changed our corporate name to "SalesTactix, Inc."

         On October 6, 2004, the Acquired Companies, William Noonan, Vincent Michael Keyes III, and Thomas Ketchum filed a complaint in Orange County Superior Court, Case No. 04CC00669 against us, Scott Absher, George LeFevre and Mark Absher. On November 15, 2004, we entered into a settlement agreement with the plaintiffs whereby (i) the acquisition agreements by and among the parties were rescinded including an asset purchase agreement and certain stock purchase agreements; (ii) certain assets owned by SalesTaxtix, Inc. and xSellsys were transferred to certain plaintiffs; (iii) certain trademarks and tradenames were transferred to CRM SalesWare; and (iv) our outstanding shares owned by the plaintiffs were canceled. The Settlement Agreement essentially unwound the acquisition and restored the parties to their prior positions, as if the acquisitions had never occurred. The claim was dismissed in the fourth quarter of 2004 pursuant to the terms of the settlement agreement. In connection with the settlement agreement, we changed our name to Strativation, Inc. in September 2005.

         As a result of our lack of revenue generation and the rescission of the acquisition, we reassessed our business plan and determined to seek out other business opportunities capable of increasing stockholder value.

         On July 18, 2006, we entered into a stock purchase agreement with seventeen accredited investors pursuant to which we issued 3,800,000 shares of our common stock (76,000 shares of our common stock after taking into account our 1-for-50 reverse stock split which became effective on January 10, 2007) in consideration for an aggregate of $237,669.00 in cash. In addition, these investors acquired shares in private transactions with certain of our stockholders, and acquired a majority stake in our issued and outstanding shares. In connection with these transactions, effective July 18, 2006, Mr. Scott Absher and Mr. George LeFevre resigned as officers and members of the board of directors, and Mr. Silas Philips was appointed our Chief Executive Officer, Chief Financial Officer, Secretary, and sole director.

         On March 7, 2007, we acquired CNS Response, Inc., a California corporation ("CNS California") through a merger of CNS California with a wholly-owned subsidiary that we formed for the purpose of facilitating this transaction. Upon the closing of this merger transaction, CNS California became our wholly-owned subsidiary, and we changed our name to CNS Response, Inc. The merger was accounted for as a "reverse acquisition," and for accounting purposes, CNS California was demed to be the "accounting acquirer" in the "reverse acquisition."

         In addition, in connection with the closing of the merger with CNS California, we received gross proceeds of approximately $7.8 million in a private placement with institutional investors and other high net worth individuals. Pursuant to subscription agreements entered into with these investors, we sold 6,504,758 investment units, at $1.20 per investment unit. Each investment unit consists of one share of our common stock, and a five year non-callable warrant to purchase three-tenths of one share of our common stock at an exercise price of $1.80 per share. After broker commissions and expenses and legal and other expenses, we received net proceeds of approximately $6.7 million in the private placement financing.

         In connection with the private placement, we agreed to file a registration statement covering the resale of the common stock and the common stock underlying the warrants sold in the private placement financing. This prospectus is part of Post-Effective Amendment No. 2 to Form S-1 Registration Statement that we filed pursuant to the terms of our agreement with the investors in the private placement financing. Post Effective Amendment No. 2 to Form S-1 Registration Statement and this prospectus also covers the resale of common stock held by other security holders named in the "Selling Stockholders" section of this prospectus.

         The address of our principal executive office is 2755 Bristol St., Suite 285, Costa Mesa CA 92626, and our telephone number is (714) 545-3288.

                                  THE OFFERING

Common stock offered..............  Up  to  9,978,676   shares  by  the  selling
                                    stockholders

Common stock outstanding
before this offering..............  25,299,547

Common stock to be outstanding
   after this offering............  Up to 27,927,486 shares

Use of proceeds...................  We will not receive any of the proceeds from the sale of  shares of our  common  stock by
                                    the  selling   stockholders.   See  "Use  of
                                    Proceeds."

Over-the-Counter Bulletin
   Board symbol...................  CNSO.OB

Risk Factors......................  See "Risk Factors" beginning on page 4 for a
                                    discussion   of  factors   that  you  should
                                    consider   carefully   before   deciding  to
                                    purchase our common stock.

         In the table above, the number of shares to be outstanding after this offering is based on 25,299,547 shares outstanding as of March 10, 2008, and assumes the issuance to the selling stockholders of the following additional shares which are being offered for sale under the prospectus:

         o 2,627,939 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.73 per share.

         In the table above, the number of shares to be outstanding after this offering does not reflect the issuance of the following shares, which are not being offered for sale under this prospectus:

         o 12,816,992 shares of common stock reserved for issuance upon exercise of warrants and options, as of March 10, 2008.

                                  RISK FACTORS

         INVESTING IN CNS RESPONSE, INC. INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.


RISKS RELATING TO OUR BUSINESS

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY BASED ON CUSTOMER ACCEPTANCE OF OUR PRODUCTS.

         Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our products. If customers don't accept our products, our sales and revenues would decline, resulting in an increase in our net loss.

WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT TO EVALUATE OUR FUTURE PERFORMANCE.

         Our operating subsidiary,CNS California, which we acquired in the merger, was incorporated in 2000 and therefore has a limited operating history. Therefore, investors have limited substantive financial information on our prior operations to evaluate our stock as an investment. Our potential must be viewed in light of the problems, expenses, difficulties, delays and complications often encountered in the operation of a new business. We will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as fluctuations in expenses, competition, the general strength of regional and national economies, and governmental regulation. Any failure to successfully address these risks and uncertainties would seriously harm our business and prospects.

WE CURRENTLY DEPEND ON SALES OF OUR rEEG REPORTS FOR SUBSTANTIALLY ALL OF OUR REVENUE, AND IF OUR REPORTS DO NOT GAIN WIDESPREAD MARKET ACCEPTANCE, THEN OUR REVENUES MAY NOT EXCEED OUR EXPENSES.

         We have developed a methodology that aids psychiatrists and other physicians in selecting appropriate and effective medications for patients with certain behavioral or addictive disorders based on physiological traits of the patient's brain and information contained in a proprietary database that has been developed over the last twenty years. We began selling reports, referred to as rEEG Reports, based on our methodology in 2000. To date, we have not received widespread market acceptance of the usefulness of our rEEG Reports in helping psychiatrists and physicians inform their treatment strategies for patients suffering from behavioral and/or addictive disorders. Because we currently depend on the sale of rEEG Reports for all or our revenue, and we have no other significant products or services, if we fail to achieve widespread market acceptance for our rEEG Reports, we will not be able to sustain or grow our revenues.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND OUR STOCK PRICE COULD DECLINE OR FLUCTUATE IF OUR RESULTS DO NOT MEET THE EXPECTATION OF ANALYSTS OR INVESTORS.

         Management expects that we will experience substantial variations in our operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include:

         o the use of and demand for rEEG Reports and other products and/or services that we may offer in the future that are based on our patented methodology.

         o        the effectiveness of new marketing and sales programs.

         o        turnover among our employees.

         o        changes in management.

         o the introduction of products or services that are viewed in the marketplace as substitutes for the services we provide.

         o        communications  published by industry  organizations  or other
                  professional   entities  in  the   psychiatric  and  physician
                  community that are unfavorable to our business.

         o the introduction of regulations which impose additional costs on or impede our business.

         o the timing and amount of our expenses, particularly expenses associated with the marketing and promotion of our services, the training of physicians and psychiatrists in the use of our rEEG Reports, and research and development.

         As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

IF THE ESTIMATES WE MAKE, AND THE ASSUMPTIONS ON WHICH WE RELY IN PREPARING OUR FINANCIAL STATEMENTS PROVE INACCURATE, OUR ACTUAL RESULTS MAY VARY FROM THOSE REFLECTED IN OUR FINANCIAL STATEMENTS.

         Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. This includes estimates and judgments regarding revenue recognition, allowances for doubtful accounts, valuation of derivatives, warrants and other equity transactions. We base our estimates and judgments on historical experience and on various other assumptions that we believe to be reasonable under the circumstances at the time such estimates and judgments were made. There can be no assurance, however, that our estimates and judgments, or the assumptions underlying them, will be correct.

WE  MAY  NEED   ADDITIONAL   FUNDING  TO  SUPPORT  OUR  OPERATIONS  AND  CAPITAL
EXPENDITURES, WHICH MAY NOT BE AVAILABLE TO US AND WHICH LACK OF AVAILABILITY COULD ADVERSELY AFFECT OUR BUSINESS.

         We have not generated significant revenues or become profitable, may never do so, and may not generate sufficient working capital to cover costs of operations. We intend to fund our operations and capital expenditures from revenues, our cash on hand and the net proceeds of our private placement that we concluded in May of 2007. As a result of our private placement, we believe that we will have sufficient funds to finance the cost of our operations, our operating and management infrastructure, and planned expansion for the next 12 months. However, in the event we expand our operations more aggressively then we currently anticipate, we may need to raise additional cash through private equity offerings, debt financings, borrowings or strategic collaborations until we can generate a sufficient amount of product revenues to finance our cash requirements. In addition, we may need to raise additional funds to pursue business opportunities (such as acquisitions of complementary businesses), to react to unforeseen difficulties, such as the need to defend or enforce our intellectual property rights, to respond to competitive pressures, or to obtain regulatory approvals needed to market our services and/or products.

         We currently have no committed sources of additional capital, and there can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, the sale of additional equity or convertible debt securities may result in additional dilution to existing stockholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of the implementation of our business strategy. This limitation could substantially harm our business, results of operations and financial condition.

OUR INDUSTRY IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY, WHICH COULD RESULT IN PRICE REDUCTIONS AND DECREASED DEMAND FOR OUR PRODUCTS.

         The healthcare business in general, and the behavioral health treatment business in particular, are highly competitive. In the event that we are unable to convince physicians, psychiatrists and patients of the efficacy of our products and services, individuals seeking treatment for behavioral health disorders may seek alternative treatment methods, which could negatively impact our sales and profitability.

OUR rEEG REPORTS MAY NOT BE AS EFFECTIVE AS WE BELIEVE THEM TO BE, WHICH COULD LIMIT OR PREVENT US FROM GROWING OUR REVENUES.

         Our belief in the efficacy of our rEEG technology is based on a limited number of studies. Such results may not be statistically significant, and may not be indicative of the long-term future efficacy of the information we provide. Controlled scientific studies, including those that have been announced and that are planned for the future, may yield results that are unfavorable or demonstrate that our services, including our rEEG Reports, are not clinically useful. While we have not experienced such problems to date, if the initially indicated results cannot be successfully replicated or maintained over time, utilization of services based on our rEEG technology, including the delivery of our rEEG Reports, could decline substantially and therefore harm our operating results and stock price.

IF WE DO NOT MAINTAIN AND EXPAND OUR RELATIONSHIPS IN THE PSYCHIATRIC AND PHYSICIAN COMMUNITY, OUR GROWTH WILL BE LIMITED AND OUR BUSINESS COULD BE HARMED. IF PSYCHIATRISTS AND OTHER PHYSICIANS DO NOT RECOMMEND AND ENDORSE OUR PRODUCTS AND SERVICES, OUR SALES MAY DECLINE OR WE MAY BE UNABLE TO INCREASE OUR SALES, AND IN SUCH INSTANCES OUR PROFITABILITY WOULD BE HARMED.

         Purchases by psychiatrists and physicians of our rEEG Reports currently account for substantially all of our revenue. Consequently, our relationships with psychiatrists and physicians are critical to our continued growth. We believe that these relationships are based on the quality and ease of use of our rEEG Reports, our commitment to the behavioral health market, our marketing efforts, and our presence at tradeshows such as the American Psychiatric Association annual meeting. Any actual or perceived diminution in our reputation or the quality of our rEEG Reports, or our failure or inability to maintain our commitment to the behavioral health market and our other marketing and product promotion efforts could damage our current relationships, or prevent us from forming new relationships, with psychiatrists and other physicians and cause our growth to be limited and our business to be harmed.

         To sell our rEEG Reports, psychiatric professionals must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from this community. Acceptance of our rEEG Reports depends on educating psychiatrists and physicians as to the benefits, clinical efficacy, ease of use, revenue opportunity, and cost-effectiveness of our rEEG Reports and on training the medical community to properly understand and utilize our rEEG Reports. If we are not successful in obtaining the recommendations or endorsements of psychiatrists and other physicians for our rEEG Reports, we may be unable to increase our sales and profitability.

NEGATIVE PUBLICITY OR UNFAVORABLE MEDIA COVERAGE COULD DAMAGE OUR REPUTATION AND HARM OUR OPERATIONS.

         In the event that the marketplace perceives our rEEG Reports as not offering the benefits which we believe they offer, we may receive significant negative publicity. This publicity may result in litigation and increased regulation and governmental review. If we were to receive such negative publicity or unfavorable media attention, whether warranted or unwarranted, our ability to market our rEEG Reports would be adversely affected, pharmaceutical companies may be reluctant to pursue strategic initiatives with us relating to the development of new products and services based on our rEEG technology, we may be required to change our products and services and become subject to increased regulatory burdens, and we may be required to pay large judgments or fines. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

IF WE DO NOT SUCCESSFULLY GENERATE ADDITIONAL PRODUCTS AND SERVICES FROM OUR PATENTED METHODOLOGY AND PROPRIETARY DATABASE, OR IF SUCH PRODUCTS AND SERVICES ARE DEVELOPED BUT NOT SUCCESSFULLY COMMERCIALIZED, THEN WE COULD LOSE REVENUE OPPORTUNITIES.

         Currently, our primary business is the sale of rEEG Reports to psychiatrists and physicians based on our rEEG methodology and proprietary database. In the future, we may utilize our patented methodology and proprietary database to produce pharmaceutical advancements and developments. For instance, we may use our patented methodology and proprietary database to identify new medications that are promising in the treatment of behavioral health disorders, identify new uses of medications which have been previously approved, and identify new patient populations that are responsive to medications in clinical trials that have previously failed to show efficacy in United States Food & Drug Administration (FDA) approved clinical trials. The development of new pharmaceutical applications that are based on our patented methodology and proprietary database will be costly, since we will be subject to additional regulations, including the need to conduct expensive and time consuming clinical trials.

         In addition, to successfully monetize our pharmaceutical opportunity, we will need to enter into strategic alliances with biotechnology or pharmaceutical companies that have the ability to bring to market a medication, an ability which we currently do not have. We maintain no pharmaceutical manufacturing, marketing or sales organization, nor do we plan to build one in the foreseeable future. Therefore, we are reliant upon approaching and successfully negotiating attractive terms with a partner who has these capabilities. No guarantee can be made that we can do this on attractive terms. If we are unable to find strategic partners for our pharmaceutical opportunity, our revenues may not grow as quickly as we desire, which could lower our stock price.

IN THE EVENT THAT WE PURSUE OUR PHARMACEUTICAL OPPORTUNITIES, WE OR ANY DEVELOPMENT PARTNERS THAT WE PARTNER WITH WILL LIKELY NEED TO CONDUCT CLINICAL TRIALS. IF SUCH CLINICAL TRIALS ARE DELAYED OR UNSUCCESSFUL, IT COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         We have no experience conducting clinical trials of psychiatric medications and in the event we conduct clinical trials, we will rely on outside parties, including academic investigators, outside consultants and contract research organizations to conduct these trials on our behalf. We will rely on these parties to assist in the recruitment of sites for participation in clinical trials, to maintain positive relations with these sites, and to ensure that these sites conduct the trials in accordance with the protocol and our instructions. If these parties renege on their obligations to us, our clinical trials may be delayed or unsuccessful.

         In the event we conduct clinical trials, we cannot predict whether we will encounter problems that will cause us or regulatory authorities to delay or suspend our clinical trials or delay the analysis of data from our completed or ongoing clinical trials. In addition, we cannot assure you that we will be successful in reaching the endpoints in these trials, or if we do, that the FDA or other regulatory agencies will accept the results.

     Any of the following could delay the completion of clinical trials, or result in a failure of these trials to support our business, which would have an adverse effect on our business:

         o delays or the inability to obtain required approvals from institutional review boards or other governing entities at clinical sites selected for participation in our clinical trials;

         o delays in enrolling patients and volunteers into clinical trials;

         o        lower  than  anticipated   retention  rates  of  patients  and
                  volunteers in clinical trials;

         o negative results from clinical trials for any of our potential products; and

         o failure of our clinical trials to demonstrate the efficacy or clinical utility of our potential products.

         If we determine that the costs associated with attaining regulatory approval of a product exceed the potential financial benefits or if the projected development timeline is inconsistent with our determination of when we need to get the product to market, we may chose to stop a clinical trial and/or development of a product.

IF WE DO NOT DEVELOP AND IMPLEMENT A SUCCESSFUL SALES AND MARKETING STRATEGY, WE MAY NOT EXPAND OUR BUSINESS SUFFICIENTLY TO COVER OUR EXPENSES.

         We currently rely on a limited number of employees to market and promote our rEEG Reports. To grow our business, we will need to develop and introduce new sales and marketing programs and clinical education programs to promote the use of our rEEG Reports by psychiatrists and physicians and higher additional employees for this purpose. If we do not implement these new sales and marketing and education programs in a timely and successful manner, we may not be able to achieve the level of market awareness and sales required to expand our business.

WE MAY FAIL TO SUCCESSFULLY MANAGE AND MAINTAIN THE GROWTH OF OUR BUSINESS, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         As we continue expanding our commercial operations, this expansion could place significant strain on our management, operational, and financial resources. To manage future growth, we will need to continue to hire, train, and manage additional employees, particularly a specially trained sales force to market our rEEG Reports.

         In addition, we have maintained a small financial and accounting staff, and our reporting obligations as a public company, as well as our need to comply with the requirements of the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC will continue to place significant demands on our financial and accounting staff, on our financial, accounting and information systems and on our internal controls. As we grow, we will need to add additional accounting staff and continue to improve our financial, accounting and information systems and internal controls in order to fulfill our reporting responsibilities and to support expected growth in our business. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth or management may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to achieve our marketing and commercialization goals or to satisfy our reporting and other obligations as a public company.

WE MAY INCUR SIGNIFICANT EXPENSES OR BE PREVENTED FROM COMMERCIALIZING OR DEVELOPING PRODUCTS AS A RESULT OF AN INTELLECTUAL PROPERTY INFRINGEMENT CLAIM.

         Our commercial success depends, in part, on our ability to operate without infringing the patents and proprietary rights of third parties. Infringement proceedings are long, costly and time-consuming and their outcome is uncertain.

         If we become involved in any patent infringement litigation, interference or other administrative proceedings related to our products, we will incur substantial expenses and the time and effort of our management and scientific personnel, will be significantly diverted. As a result of such litigation or proceedings, we could lose our proprietary position, and be restricted from selling, manufacturing or distributing the affected product(s), incur substantial damage awards, including punitive damages, or be required to seek third party licenses at terms that may be unattractive, or we may fail to acquire the license.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WHICH IS THE CORE OF OUR BUSINESS.

         We consider the protection of our intellectual property to be critical to our business prospects. We currently have two issued U.S. patents, and we have filed separate patent applications in multiple foreign jurisdictions.

         In the future, if we fail to file patent applications in a timely manner, or in the event we elect not to file a patent application because of the costs associated with patent prosecution, we may lose patent protection that we may have otherwise obtained. The loss of any proprietary rights which are obtainable under patent laws may result in the loss of a competitive advantage over present or potential competitors, with a resulting decrease in revenues and profitability for us.

         With respect to the applications we have filed, there is no guarantee that the applications will result in issued patents, and further, any patents that do issue may be too narrow in scope to adequately protect our intellectual property and provide us with a competitive advantage. Competitors and others may design around aspects of our technology, or alternatively may independently develop similar or more advanced technologies that fall outside the scope of our claimed subject matter but that can be used in the treatment of behavioral health disorders.

         In addition, even if we are issued additional patents covering our products, we cannot predict with certainty whether or not we will be able to enforce our proprietary rights, and whether our patents will provide us with adequate protection against competitors. We may be forced to engage in costly and time consuming litigation or reexamination proceedings to protect our intellectual property rights, and our opponents in such proceedings may have and be willing to expend, substantially greater resources than we are able to. In addition, the results of such proceedings may result in our patents being invalidated or reduced in scope. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

         We also utilize processes and technology that constitute trade secrets, such as our outcomes database, and we must implement appropriate levels of security for those trade secrets to secure the protection of applicable laws, which we may not do effectively. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States.

         While we have not had any significant issues to date, the loss of any of our trade secrets or proprietary rights which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors.

CONFIDENTIALITY  AGREEMENTS  WITH  EMPLOYEES,   LICENSEES  AND  OTHERS  MAY  NOT
ADEQUATELY PREVENT DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION

         In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and psychiatrists and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Moreover, policing compliance with our confidentiality agreements and non-disclosure agreements, and detecting unauthorized use of our technology is difficult, and we may be unable to determine whether piracy of our technology has occurred. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

ALTHOUGH WE BELIEVE WE ARE NOT CURRENTLY SUBJECT TO REGULATORY APPROVAL FOR THE SALE OF OUR rEEG REPORTS, REGULATIONS ARE CONSTANTLY CHANGING, AND IN THE FUTURE OUR BUSINESS MAY BE SUBJECT TO REGULATION.

         Currently, we do not believe that sales of our rEEG Reports are subject to regulatory approval. However, federal, state and foreign laws and regulations relating to the sale of our rEEG Reports are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, including injunctions preventing us from conducting our business, withdrawal of clearances or approvals and civil and criminal penalties. In the event that federal, state, and foreign laws and regulations change, we may need to incur additional costs to seek government approvals in order to sell our rEEG Reports. There is no guarantee that we will be able to obtain such approvals in a timely manner or at all, and as a result, our revenues from our rEEG Reports may be reduced, or potentially eliminated.

IN THE FUTURE, WE INTEND TO SEEK REGULATORY APPROVAL FOR MEDICATIONS OR COMBINATIONS OF MEDICATIONS FOR NEW INDICATIONS, AND THERE IS NO GUARANTEE THAT WE WILL RECEIVE SUCH APPROVALS.

         We intend to seek approval for medications or combinations of medications for new indications, either with corporate partners, or potentially, on our own. We are currently not authorized to market such medications in any jurisdiction, and we may never receive such authorization. The development and commercialization of medications for new indications is subject to extensive regulation by the U.S. Federal government, principally through the FDA and other federal, state and governmental authorities elsewhere. Prior to marketing any central nervous system medication, and in many cases prior to being able to successfully partner a central nervous system medication, we will have to conduct extensive clinical trials at our own expense to determine safety and efficacy of the indication that we are pursuing. We have no prior experience, as a company, in conducting clinical trials. Clinical trials are expensive and can take years to complete, and have uncertain outcomes. In addition, the regulatory and approval procedures vary from country to country, and additional testing may be required in some jurisdictions. It may take several years to complete the clinical trials, and a product may fail at any stage of testing. Difficulties and risks associated with clinical trials may result in our, or our partners' inability to achieve regulatory approval to market medications for central nervous system disorders. The FDA, other regulatory agencies, our collaborators, or we may suspend or terminate clinical trials at any time.

         Delays or failures in obtaining regulatory approval may delay or prevent the commercialization of any product that we may develop for new indications, diminish any competitive advantage, reduce or eliminate revenues, milestone payments or royalties from collaborators, and adversely affect our ability to attract new collaborators. The results of earlier clinical trials do not necessarily predict the results of later clinical trials. Medications in later clinical trials may fail to show desired safety and efficacy traits in the indication we are seeking approval for, despite prior success in clinical trials for other indications. Even if we and/or our collaborators and partners believe the data collected from such clinical trials are promising, such data may not support approval by the FDA or any other regulatory authorities. In addition, the FDA or other regulatory authority may interpret the data differently than we do, which could delay, limit or prevent regulatory approval. We expect to rely, in part, on clinical trials that were performed by third-party physicians. These trial results may not be predictive of the results of clinical trials we intend to perform for new indications. In addition, the results of prior clinical trials may not now be acceptable to the FDA or other regulatory authorities because the data may be incomplete, outdated, or otherwise unacceptable for inclusions in ours or our partners' regulatory submissions for approval of medications for new indications.

IN THE EVENT WE OBTAIN REGULATORY APPROVAL FOR NEW INDICATIONS FOR EXISTING MEDICATIONS, WE WILL STILL BE SUBJECT TO EXTENSIVE REGULATION BY THE FDA AND OTHER AGENCIES, AND IF WE FAIL TO COMPLY WITH SUCH REGULATIONS, THE SALE OF OUR PRODUCTS MAY BE RESTRICTED.

         If we, or our collaborators, obtain regulatory approval for new indications for existing medications, we will still be subject to extensive regulation by the FDA and/or other regulatory agencies. We and our collaborators will be required to conduct extensive post-market surveillance of products. Our, or our collaborators', failure to comply with applicable FDA and other regulatory requirements, or the later discovery of unknown problems, may result in restrictions on the marketing or sale of such products that will negatively impact sales and/or collaboration revenue, and may result in denial of authority to market the medication product(s).

IF WE DO NOT RETAIN OUR SENIOR MANAGEMENT AND OTHER KEY EMPLOYEES, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY.

         Our future success depends on the ability, experience and performance of our senior management and our key professional personnel. Our success therefore depends to a significant extent on retaining the services of Leonard Brandt, our Chief Executive Officer and Secretary, Horace Hertz, our Chief Financial Officer, and others. Because of their ability and experience, if we lose one or more of the members of our senior management or other key employees, our ability to successfully implement our business strategy could be seriously harmed.

         We intend to carry key man life insurance on Leonard Brandt in an amount of $2.0 million, payable to the company. We do not carry key man life insurance on any of our other key employees. We do not have employment agreements in place with most of our executives and key employees, and each may terminate their employment upon notice and without cause or good reason. While we believe our relationships with our executives are good and do not anticipate any of them leaving in the near future, the loss of the services of Leonard Brandt or any other key member of management could have a material adverse effect on our ability to manage our business.

IF WE DO NOT ATTRACT AND RETAIN SKILLED PERSONNEL OR IF WE DO NOT MAINTAIN GOOD RELATIONSHIPS WITH OUR EMPLOYEES, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

         Our products and services are based on a complex database of information. Accordingly, we require skilled medical, scientific and administrative personnel to sell and support our products and services. Our future success will depend largely on our ability to continue to hire, train, retain and motivate additional skilled personnel, particularly sales representatives who are responsible for customer education and training and customer support, as well as personnel with experience in clinical testing and matters relating to obtaining regulatory approvals. If we are not able to attract and retain skilled personnel, we will not be able to continue our development and commercialization activities.

         In addition, we may be subject to claims that we engage in discriminatory or inappropriate practices with respect to our hiring, termination, promotion and compensation processes for our employees. Such claims, with or without merit, could be time consuming, distracting and expensive to defend, could divert attention of our management from other tasks important to the success of our business and could adversely affect our reputation as an employer.

IN THE FUTURE WE COULD BE SUBJECT TO PERSONAL INJURY CLAIMS, WHICH COULD RESULT IN SUBSTANTIAL LIABILITIES THAT MAY EXCEED OUR INSURANCE COVERAGE.

         All significant medical treatments and procedures, including treatment that is facilitated through the use of our rEEG Reports, involve the risk of serious injury or death. While we do not treat patients or determine whether treatment that is guided by rEEG Reports that we provide is appropriate for any particular patient, and have not been the subject of any personal injury claims for patients treated by providers using our rEEG Reports, our business entails an inherent risk of claims for personal injuries, which are subject to the attendant risk of substantial damage awards. We cannot control whether individual physicians and psychiatrists will properly select patients, apply the appropriate standard of care, or conform to our procedures in determining how to treat their patients. A significant source of potential liability is negligence or alleged negligence by physicians treating patients with the aid of the rEEG Reports that we provide. There can be no assurance that a future claim or claims will not be successful or, including the cost of legal defense, will not exceed the limits of available insurance coverage.

         We currently have general liability and medical professional liability insurance coverage for up to $5 million per year for personal injury claims. We may not be able to maintain adequate liability insurance, in accordance with standard industry practice, with appropriate coverage based on the nature and risks of our business, at acceptable costs and on favorable terms. Insurance carriers are often reluctant to provide liability insurance for new healthcare services companies and products due to the limited claims history for such companies and products. In addition, based on current insurance markets, we expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated by physicians that are guided by our rEEG Reports increases. In the event of litigation, regardless of its merit or eventual outcome, or an award against us during a time when we have no available insurance or insufficient insurance, we may sustain significant losses of our operating capital which may substantially reduce stockholder equity in the company.

IF GOVERNMENT AND THIRD-PARTY PAYERS FAIL TO PROVIDE COVERAGE AND ADEQUATE PAYMENT RATES FOR TREATMENTS THAT ARE GUIDED BY OUR rEEG REPORTS, OUR REVENUE AND PROSPECTS FOR PROFITABILITY MAY BE HARMED.

         Our future revenue growth will depend in part upon the availability of reimbursement from third-party payers for psychiatrists and physicians who use our rEEG Reports to guide the treatment of their patients. Such third-party payers include government health programs such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payers are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage on which procedures they will pay for and the amounts that they will pay for new procedures. As a result, they may not cover or provide adequate payment for treatments that are guided by our rEEG Reports, which will discourage psychiatrists and physicians from utilizing the information services we provide. We may need to conduct studies to demonstrate the cost-effectiveness of treatments that are guided by our products and services to such payers' satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

OUR BUSINESS PROSPECTS AND PROFITABILITY COULD BE NEGATIVELY IMPACTED IF WE HAVE OVER-ESTIMATED THE DEMAND FOR OUR rEEG REPORTS.

         We are focused on the market for behavioral health disorders. The projected demand for our rEEG Reports could materially differ from actual demand if our assumptions regarding this market and its trends and acceptance of our rEEG Reports by the psychiatric community prove to be incorrect or do not materialize or if other products or services gain more widespread acceptance, which in each case would adversely affect our business prospects and profitability.

WE ARE SUBJECT TO EVOLVING AND EXPENSIVE CORPORATE GOVERNANCE REGULATIONS AND REQUIREMENTS. OUR FAILURE TO ADEQUATELY ADHERE TO THESE REQUIREMENTS OR THE FAILURE OR CIRCUMVENTION OF OUR CONTROLS AND PROCEDURES COULD SERIOUSLY HARM OUR BUSINESS.

         Because we are a publicly traded company we are subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting. Although we have reviewed our disclosure and internal controls and procedures in order to determine whether they are effective, our controls and procedures may not be able to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

OUR SENIOR MANAGEMENT'S LIMITED RECENT EXPERIENCE MANAGING A PUBLICLY TRADED COMPANY MAY DIVERT MANAGEMENT'S ATTENTION FROM OPERATIONS AND HARM OUR BUSINESS.

         Our management team has relatively limited recent experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

RISKS RELATED TO OUR INDUSTRY

THE HEALTHCARE INDUSTRY IN WHICH WE OPERATE IS SUBJECT TO SUBSTANTIAL REGULATION BY STATE AND FEDERAL AUTHORITIES, WHICH COULD HINDER, DELAY OR PREVENT US FROM COMMERCIALIZING OUR PRODUCTS AND SERVICES.

         Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions governing various matters such as the licensing and certification of facilities and personnel, the conduct of operations, billing policies and practices, policies and practices with regard to patient privacy and confidentiality, and prohibitions on payments for the referral of business and self-referrals. There are federal and state laws, regulations and judicial decisions that govern patient referrals, physician financial relationships, submission of healthcare claims and inducement to beneficiaries of federal healthcare programs. Many states prohibit business corporations from practicing medicine, employing or maintaining control over physicians who practice medicine, or engaging in certain business practices, such as splitting fees with healthcare providers. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Our failure, or the failure of physicians and psychiatrists to whom we sell our rEEG Reports, to comply with these healthcare laws and regulations could create liability for us and negatively impact our business.

         In addition, the FDA, regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs. Compliance with laws and regulations enforced by the FDA and other regulatory agencies may be required in relation to future products or services developed or used by us. Failure to comply with applicable laws and regulations may result in various adverse consequences, including withdrawal of our products and services from the market, or the imposition of civil or criminal sanctions.

         We believe that this industry will continue to be subject to increasing regulation, political and legal action and pricing pressures, the scope and effect of which we cannot predict. Legislation is continuously being proposed, enacted and interpreted at the federal, state and local levels to regulate healthcare delivery and relationships between and among participants in the healthcare industry. Any such changes could prevent us from marketing some or all of our products and services for a period of time or permanently.

WE MAY BE SUBJECT TO REGULATORY AND INVESTIGATIVE PROCEEDINGS, WHICH MAY FIND THAT OUR POLICIES AND PROCEDURES DO NOT FULLY COMPLY WITH COMPLEX AND CHANGING HEALTHCARE REGULATIONS.

         While we have established policies and procedures that we believe will be sufficient to ensure that we operate in substantial compliance with applicable laws, regulations and requirements, the criteria are often vague and subject to change and interpretation. We may become the subject of regulatory or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management's time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If we fail to comply with any applicable laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations could be adversely affected.

FAILURE TO COMPLY WITH THE FEDERAL TRADE COMMISSION ACT OR SIMILAR STATE LAWS COULD RESULT IN SANCTIONS OR LIMIT THE CLAIMS WE CAN MAKE.

         The Company's promotional activities and materials, including advertising to consumers and physicians, and materials provided to third parties for their use in promoting our products and services, are regulated by the

Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is effective. If the FTC were to interpret our promotional materials as making express or implied claims that our products and services are effective for the treatment of mental illness, it may find that we do not have adequate substantiation for such claims. Failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our products and services, and other sanctions including fines.

OUR BUSINESS PRACTICES MAY BE FOUND TO CONSTITUTE ILLEGAL FEE-SPLITTING OR CORPORATE PRACTICE OF MEDICINE, WHICH MAY LEAD TO PENALTIES AND ADVERSELY AFFECT OUR BUSINESS.

         Many states, including California, in which our principal executive offices are located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in certain arrangements, such as employment or fee-splitting, with physicians. Courts, regulatory authorities or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine by providing administrative and ancillary services in connection with our rEEG Reports, or that selling our rEEG Reports for a portion of the patient fees constitutes improper fee-splitting, in which case we could be subject to civil and criminal penalties, our contracts could be found legally invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements. There can be no assurance that this will not occur or, if it does, that we would be able to restructure our contractual arrangements on favorable terms.

OUR BUSINESS PRACTICES MAY BE FOUND TO VIOLATE ANTI-KICKBACK, SELF-REFERRAL OR FALSE CLAIMS LAWS, WHICH MAY LEAD TO PENALTIES AND ADVERSELY AFFECT OUR BUSINESS.

         The healthcare industry is subject to extensive federal and state regulation with respect to financial relationships and "kickbacks" involving healthcare providers, physician self-referral arrangements, filing of false claims and other fraud and abuse issues. Federal anti-kickback laws and regulations prohibit certain offers, payments or receipts of remuneration in return for (i) referring patients covered by Medicare, Medicaid or other federal health care program, or (ii) purchasing, leasing, ordering or arranging for or recommending any service, good, item or facility for which payment may be made by a federal health care program. In addition, federal physician self-referral legislation, commonly known as the Stark law, generally prohibits a physician from ordering certain services reimbursable by Medicare, Medicaid or other federal healthcare program from any entity with which the physician has a financial relationship. In addition, many states have similar laws, some of which are not limited to services reimbursed by federal healthcare programs. Other federal and state laws govern the submission of claims for reimbursement, or false claims laws. One of the most prominent of these laws is the federal False Claims Act, and violations of other laws, such as the anti-kickback laws or the FDA prohibitions against promotion of off-label uses of medications, may also be prosecuted as violations of the False Claims Act.

         While we believe we have structured our relationships to comply with all applicable requirements, federal or state authorities may claim that our fee arrangements, agreements and relationships with contractors and physicians violate these anti-kickback, self-referral or false claims laws and regulations. These laws are broadly worded and have been broadly interpreted by courts. It is often difficult to predict how these laws will be applied, and they potentially subject many typical business arrangements to government investigation and prosecution, which can be costly and time consuming. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored health care programs and forfeiture of amounts collected in violation of such laws. Some states also have similar anti-kickback and self-referral laws, imposing substantial penalties for violations. If our business practices are found to violate any of these provisions, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations.

WE MAY BE SUBJECT TO HEALTHCARE ANTI-FRAUD INITIATIVES, WHICH MAY LEAD TO PENALTIES AND ADVERSELY AFFECT OUR BUSINESS.

         State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, taking an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

OUR USE AND DISCLOSURE OF PATIENT INFORMATION IS SUBJECT TO PRIVACY AND SECURITY REGULATIONS, WHICH MAY RESULT IN INCREASED COSTS.

         In conducting research or providing administrative services to healthcare providers in connection with the use of our rEEG Reports, we may collect, use, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act (HIPAA) and related rules. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform: Security Standards, or Security Rule. HIPAA applies to covered entities, which include most healthcare facilities and health plans that may contract for the use of our services. The HIPAA rules require covered entities to bind contractors like us to compliance with certain burdensome HIPAA rule requirements.

         The HIPAA Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. If we perform billing and collection services on behalf of psychiatrists and physicians, we may be engaging in one of more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information, requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA rule requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.

         Numerous other federal and state laws protect the confidentiality of personal and patient information. These laws in many cases are not preempted by the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and the psychiatrists and physicians who purchase our services, and potentially exposing us to additional expense, adverse publicity and liability.

RISKS RELATING TO INVESTMENT IN OUR COMMON STOCK

WE HAVE A LIMITED TRADING VOLUME AND SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

         Bid and ask prices for shares of our Common Stock are quoted on NASD's OTC Bulletin Board under the symbol CNSO.OB. There is currently no broadly followed, established trading market for our Common Stock and an established trading market for our shares of Common Stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our Common Stock. Also, as a result of this lack of trading activity, the quoted price for our Common Stock on NASD's OTC Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock, and the market value of our Common Stock would likely decline.

IF AND WHEN A LARGER TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, THE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS, AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRED THEM.

         The market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

         o        quarterly variations in our revenues and operating expenses;

         o        developments  in  the  financial   markets  and  worldwide  or
                  regional economies;

         o announcements of innovations or new products or services by us or our competitors;

         o announcements by the government relating to regulations that govern our industry;

         o significant sales of our Common Stock or other securities in the open market;

         o        variations in interest rates;

         o        changes  in  the  market   valuations   of  other   comparable
                  companies; and

         o        changes in accounting principles.

         In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company's securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL.

         Upon the effectiveness of the Registration Statement, 9,978,676 shares of Common Stock will become eligible for sale, including 2,627,939 shares of our Common Stock issuable upon the exercise of certain warrants. The sale of these shares could depress the market price of our Common Stock. A reduced market price for our shares could make it more difficult to raise funds through future offering of Common Stock.

         Other holders of our Common Stock have piggy-back registration rights with respect to such shares effective September 7, 2007, and demand registration rights with respect to such shares effective March 7, 2008.

         Moreover, as additional shares of Common Stock become available for resale in the open market (including shares issuable upon the exercise of the Company's outstanding options and warrants), the supply of our publicly traded shares will increase. This could decrease their price.

         Some of our shares may also be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares. In general, a person who has held restricted shares for a period of one year may, upon filing with the Securities & Exchange Commission (the "SEC") a notification on Form 144, sell into the market shares up to an amount equal to 1% of the outstanding shares. The SEC has recently adopted revisions to Rule 144 which will, among other things, reduce the holding period for non-affiliates to six months. Upon the effectiveness of the revisions to Rule 144, a substantial majority of the outstanding shares of our common stock will become eligible for resale under Rule 144.

THE SALE OF SECURITIES BY US IN ANY EQUITY OR DEBT FINANCING COULD RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS AND HAVE A MATERIAL ADVERSE EFFECT ON OUR EARNINGS.

         Any sale of  Common  Stock by us in a future  private  placement  could result in dilution to our existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional products and services, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders' stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

THE TRADING OF OUR COMMON STOCK ON THE OVER-THE-COUNTER BULLETIN BOARD AND THE POTENTIAL DESIGNATION OF OUR COMMON STOCK AS A "PENNY STOCK" COULD IMPACT THE TRADING MARKET FOR OUR COMMON STOCK.

         Our securities, as traded on the Over-the-Counter Bulletin Board, may be subject to SEC rules that impose special sales practice requirements on broker-dealers who sell these securities to persons other than established customers or accredited investors. For the purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction before the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers to sell their securities in any market that might develop therefore.

         In addition, the SEC has adopted a number of rules to regulate "penny stock" that restrict transactions involving these securities. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. "Penny stocks" generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Because our securities may constitute "penny stock" within the meaning of the rules, the rules would apply to us and to our securities. If our securities become subject to the penny stock rules, our stockholders may find it more difficult to sell their securities.

         Stockholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE, AND ANY RETURN ON INVESTMENT MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION ON THE VALUE OF OUR COMMON STOCK.

         We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their Common Stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our Common Stock.

OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS CAN EXERT SIGNIFICANT INFLUENCE OVER US AND MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

         Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 60% of our issued and outstanding Common Stock. As a result, these stockholders are able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our Common Stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our Common Stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of Common Stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

TRANSACTIONS ENGAGED IN BY OUR LARGEST STOCKHOLDERS, OUR DIRECTORS OR EXECUTIVES INVOLVING OUR COMMON STOCK MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR STOCK.

         Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 60% of our issued and outstanding Common Stock. Subsequent sales of our shares by these stockholders could have the effect of lowering our stock price. The perceived risk associated with the possible sale of a large number of shares by these stockholders, or the adoption of significant short positions by hedge funds or other significant investors, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock by our directors or officers could cause other institutions or individuals to engage in short sales of our Common Stock, which may further cause the price of our stock to decline.

         From time to time our directors and executive officers may sell shares of our common stock on the open market. These sales will be publicly disclosed in filings made with the SEC. In the future, our directors and executive officers may sell a significant number of shares for a variety of reasons unrelated to the performance of our business. Our stockholders may perceive these sales as a reflection on management's view of the business and result in some stockholders selling their shares of our common stock. These sales could cause the price of our stock to drop.

ANTI-TAKEOVER PROVISIONS MAY LIMIT THE ABILITY OF ANOTHER PARTY TO ACQUIRE US, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

         Delaware law contains provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains "forward-looking statements" that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management's goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes" and "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements.

         Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

         o our inability to raise additional funds to support operations and capital expenditures;

         o our inability to achieve greater and broader market acceptance of our products and services in existing and new market segments;

         o our inability to successfully compete against existing and future competitors;

         o our inability to manage and maintain the growth of our business;

         o        our inability to protect our intellectual property rights; and

         o        other factors  discussed  under the headings  "Risk  Factors,"
                  "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

         Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

                   CORPORATE BACKGROUND AND MERGER TRANSACTION

CORPORATE HISTORY

         CNS Response, Inc., a Delaware corporation, was originally incorporated on July 10, 1984, under the name Mammon Oil & Gas, Inc. in the state of Utah. In February 1986, our shareholders approved proposals to change our business direction to the business of health care including research, development and marketing, and a name change to Volt Research, Inc. From August 1986 to August 1988, we engaged in operating clinics dedicated to Retin-A skin therapy. In August 1988, our management decided to phase out our clinic operations and concentrate on selling our expertise and skin care products directly to physicians. On January 1, 2004, we discontinued our business activities and operations and, since that date until our acquisition of NBD Marketing, Inc., ProspectWorks, Inc., SalesWare, Inc. and xSellsys, Inc. (collectively "Acquired Companies") in June 2004, we had no revenues or earnings from operations.

         In a series of transactions consummated in June 2004, we acquired all of the outstanding capital stock of NBD Marketing, Inc., a California corporation, or NBD, and SalesWare Inc., a Nevada corporation, or SalesWare, and formed an acquisition subsidiary, xSellsys, Inc., a California corporation to acquire substantially all of the assets and liabilities of CRM SalesWare, Inc., a California corporation. As a result of the consummation of the above transactions, SalesWare, NBD, and xSellsys became our wholly-owned subsidiaries and ProspectWorks, Inc., a Nevada corporation and a subsidiary of NBD, ProspectWorks, became an indirect, wholly-owned subsidiary of the Company. In connection with the acquisition of SalesWare, Inc., on August 2, 2004, we changed our corporate name to "SalesTactix, Inc."

         On October 6, 2004, the Acquired Companies, William Noonan, Vincent Michael Keyes III, and Thomas Ketchum filed a complaint in Orange County Superior Court, Case No. 04CC00669 against us, Scott Absher, George LeFevre and Mark Absher. On November 15, 2004, we entered into a settlement agreement with the plaintiffs whereby (i) the acquisition agreements by and among the parties were rescinded including an asset purchase agreement and certain stock purchase agreements; (ii) certain assets owned by SalesTaxtix, Inc. and xSellsys were transferred to certain plaintiffs; (iii) certain trademarks and tradenames were transferred to CRM SalesWare; and (iv) our outstanding shares owned by the plaintiffs were canceled. The Settlement Agreement essentially unwound the acquisition and restored the parties to their prior positions, as if the acquisitions had never occurred. The claim was dismissed in the fourth quarter of 2004 pursuant to the terms of the settlement agreement. In connection with the settlement agreement, we changed our name to Strativation, Inc. in September 2005. After this time, we existed as a "shell company" with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.

         On July 18, 2006, we entered into a stock purchase agreement with seventeen accredited investors pursuant to which we issued 3,800,000 shares of our common stock (76,000 shares after accounting for our one-for-fifty reverse stock split which became effective on January 10, 2007) in consideration for an aggregate of $237,669.00 in cash. In addition, these investors acquired shares in private transactions with certain of our stockholders, and acquired a majority stake in our issued and outstanding shares. In connection with these transactions, effective July 18, 2006, Mr. Scott Absher and Mr. George LeFevre resigned as officers and members of the board of directors, and Mr. Silas Philips was appointed our Chief Executive Officer, Chief Financial Officer, Secretary, and sole director.

         On January 11, 2007, we entered into a Shares For Debt Agreement (the "Shares For Debt Agreement") with Richardson & Patel LLP ("R&P"), pursuant to which we agreed to issue and R&P agreed to accept 645,846 restricted shares of our common stock (the "Shares") as full and complete settlement of a portion of the total outstanding debt in the amount of $261,201.84 that we owed to R&P for legal services (the "Partial Debt"). On January 15, 2007, the company and R&P


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


agreed to amend and restate the Shares for Debt Agreement (the "Amended and Restated Shares for Debt Agreement") to increase the number of Shares to be issued in settlement of such Partial Debt to 656,103 restricted shares of our common stock.

MERGER WITH CNS RESPONSE, INC.

         On January 16, 2007, we entered into an Agreement and Plan of Merger with CNS Response, Inc., a California corporation (or CNS California), and CNS Merger Corporation, a California corporation and our wholly-owned subsidiary that was formed to facilitate the acquisition of CNS California. On March 7, 2007, the merger with CNS California closed, CNS California became our wholly-owned subsidiary, and we changed our name from Strativation, Inc. to CNS Response, Inc.

PRINCIPAL TERMS OF THE MERGER

         At the Effective Time of the Merger (as defined in the Merger Agreement, as amended on February 23, 2007), MergerCo was merged with and into CNS California, the separate existence of MergerCo ceased, and CNS California continued as the surviving corporation at the subsidiary level. We issued an aggregate of 17,744,625 shares of our common stock to the stockholders of CNS California in exchange for 100% ownership of CNS California. Additionally, we assumed an aggregate of 8,407,517 options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by CNS California. Pursuant to the merger agreement, our former sole director and executive officer, Silas Phillips, resigned as a director and executive officer of our company effective as of the closing of the Merger, and the directors and officers of CNS California were appointed to serve as directors and officer of our company. Except for the Merger Agreement, as amended, and the transactions contemplated by that agreement, neither CNS California, nor the directors and officers of CNS California serving prior to the consummation of the Merger, nor any of their associates, had any material relationship with us, or any of our directors and officers, or any of our associates prior to the merger. Following the Merger, the business conducted by the company is the business conducted by CNS California.

         Immediately prior to the closing of the Merger, we had outstanding 868,890 shares of common stock. Immediately after the closing of the Merger, and without taking into consideration the Private Placement offering described below, we had 18,696,948 outstanding shares of common stock, and options and warrants to purchase 8,407,517 shares of common stock.

PRIVATE PLACEMENT FINANCING

         On March 7, 2007, simultaneous with the closing of the Merger, we received gross proceeds of approximately $7.0 million from the first closing of a private placement transaction (the "Private Placement") with institutional investors and other high net worth individuals ("Investors"). Pursuant to Subscription Agreements entered into with these Investors, we sold 5,840,368 Investment Units, at $1.20 per Investment Unit. Each "Investment Unit" consists of one share of our common stock, and a five year non-callable warrant to purchase three-tenths of one share of our common Stock, at an exercise price of $1.80 per share (the "Investor Warrant"). On May 16, 2007, we completed a second closing of the Private Placement for an additional 664,390 Investment Units. The additional gross proceeds to us amounted to $797,300.

         We agreed to file a registration statement covering the resale of the common stock and the common stock underlying the warrants sold in the Private Placement within 75 days of the closing of the Merger pursuant to the Subscription Agreement entered into with each Investor.


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


         After   commissions   and   expenses,   we  received  net  proceeds  of
approximately $6.7 million in the Private Placement.

         Brean Murray Carret & Co. ("Brean Murray") acted as placement agent and corporate finance advisor in connection with the Private Placement. For their services as placement agent and financial advisor, pursuant to the terms of an Engagement Agreement between CNS California and Brean Murray, Brean Murray received a retainer in the form of 83,333 shares of our common stock (having a deemed value of $100,000) upon the closing of the Private Placement. We also paid Brean Murray a fee equal to 8% of the funds raised in the Private Placement, or approximately $624,500 of the gross proceeds from the financing. In addition, Brean Murray received warrants (the "Placement Agent Warrants") to purchase shares of our common stock in amounts equal to (i) 8% of the shares of common stock sold by Brean Murray in the Private Placement (520,381 warrants at an exercise price of $1.44 per share), and (ii) 8% of the shares underlying the Investor Warrants sold by Brean Murray in the Private Placement (156,114 warrants at an exercise price of $1.80 per share). The Placement Agent Warrants are fully vested and have a term of 5 years. We also paid $87,700 in costs, fees and expenses incurred by Brean Murray in connection with the Private Placement. We expressly assumed CNS California's agreement with Brean Murray upon the closing of the Merger. Pursuant to this agreement, Brean Murray has a right of first refusal to represent us in certain corporate finance transactions for a period of one year following the closing of the Private Placement.

REGISTRATION RIGHTS AGREEMENTS

         Under the terms of the Subscription Agreements between us and the Investors in the Private Placement, we were obligated to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission (the "SEC") within 75 days following the closing (the "Registration Statement") to permit the resale of the shares of common stock sold in the Private Placement and purchasable under the warrants sold in the Private Placement. The Company's Registration Statement on Form SB-2 was filed on May 22, 2007 with the Securities and Exchange Commission.

         The Subscription Agreements also require us to use our reasonable best efforts to obtain the effectiveness of the Registration Statement not later than 150 days after the closing of the Private Placement, subject to certain exceptions. After obtaining the effectiveness of the Registration Statement, we are further obligated to use our reasonable best efforts to maintain the effectiveness of the Registration Statement until all such shares registered thereby may be sold without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, except that investors may not be able to sell their shares under the Registration Statement during periods when we may be required to update the information contained in that Registration Statement under applicable securities laws. If we fail to satisfy our obligations for obtaining effectiveness of the Registration Statement within 150 days after the closing of the Private Placement we must pay liquidated cash damages to the investors in the offering in an aggregate amount equal to 1% of the Investment Unit purchase price for each share registered, per month that elapses after such failure until the earlier of (a) the date the Registration Statement is filed or becomes effective, as applicable, or (b) the date that is one year from the closing of the Private Placement. The Company's Registration Statement on Form SB-2 became effective on June 22, 2007.

         Under the terms of a Registration Rights Agreement entered into between us and the majority stockholders of our common stock immediately prior to the Merger, we were also obligated to include up to 767,103 shares of our common stock on the Registration Statement described above. The registration rights attaching to the shares held by these stockholders are not transferable with such shares. Our former majority stockholders have identical registration rights to those provided to the investors, except they do not have the right to liquidated damages as provided in the Subscription Agreements. A total of


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


484,250 shares of our Common Stock held by one of our former majority shareholders were registered for resale on our registration statement on Form SB-2.

         In addition to the registration rights described above, the holders of the shares (i) sold in the Private Placement, (ii) issuable upon exercise of the Investor Warrants, (iii) held by the our majority stockholders prior to the Merger, (iv) issuable upon exercise of the Placement Agent Warrants or otherwise under the Engagement Agreement with the Placement Agent, and (v) issued upon conversion of CNS Series A Preferred Stock, CNS Series B Preferred Stock and certain shares of CNS Common Stock under the terms of the Merger Agreement, each have piggy-back registration rights with respect to such shares effective
September 7, 2007, and demand registration rights with respect to such shares effective March 7, 2008.

         This prospectus relates to the resale of common stock and common stock underlying warrants issued in connection with the Private Placement financing that closed concurrently with the merger, as well as shares of our common stock
(i) held by our majority stockholders prior to the Merger and (ii) issuable upon exercise of the Placement Agent Warrants or otherwise under the Engagement Agreement with the Placement Agent. Pursuant to our obligations under the subscription agreements between us and the investors in the private placement financing, we filed with the SEC a registration statement on Form SB-2 with respect to the common stock offered by this prospectus.

CNS CALIFORNIA FUNDINGS PRIOR TO THE MERGER

         Since its  inception,  CNS  California  has raised  approximately  $8.2 million in equity financing. This amount includes the Senior Secured Debt Financings, Settlement Agreement Financing, Mezzanine Financing, and the Note Conversion Transaction discussed below.

         SENIOR SECURED DEBT FINANCING

         From January 2000 through July 2006 CNS California was primarily financed through the sale of promissory notes secured by substantially all of the assets of CNS California and warrants to purchase CNS California common stock pursuant to the terms of Note Warrant and Purchase Agreements between investors and CNS California. Through 2006, CNS California received proceeds of approximately $3,120,000 from the sale of these notes and warrants. Substantially all of these notes were converted into CNS California common stock in October 2006. See the section below captioned "NOTE CONVERSION TRANSACTION."

         NOTE CONVERSION TRANSACTION

         In October 2006, CNS California and the holders of certain promissory notes agreed to convert such notes with an aggregate outstanding balance of $3,061,700 and related accrued and unpaid interest of $1,005,300 at September 30, 2006, into 5,189,294 shares of CNS California's Series A-1 Preferred Stock, and 804,221 shares of CNS California's Series A-2 Preferred Stock. At the closing of the Merger, the aforementioned shares converted into an aggregate of 5,993,515 shares of our common stock.

         SETTLEMENT AGREEMENT FINANCING

         In August and September 2006, certain employees and consultants to whom CNS California owed an aggregate of $3,199,400 forgave approximately 80% of the debt and accepted 5,834,117 shares of CNS California's common stock, and warrants and options to purchase an aggregate of 270,638 shares of CNS California's common stock at $0.59 per share in full settlement of CNS
California's  remaining   obligations.   At  the  closing  of  the  Merger,  the


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


aforementioned shares and warrants were converted into 5,834,117 shares of our common stock and warrants and options to purchase an aggregate of 270,638 shares of our common stock at $0.59 per share.

         MEZZANINE FINANCING

         In October 2006, CNS California sold 1,905,978 units (each, a "Mezzanine Unit") in a private financing resulting in net proceeds of
$1,925,000. Each Mezzanine Unit consisted of one share of CNS California's Series B Preferred Stock and a 5-year warrant to purchase 0.6 shares of CNS California's common stock at $1.51 per share. At the closing of the Merger, the aforementioned shares and warrants were converted into 1,905,978 shares of our common stock and a warrant to purchase an aggregate of 1,143,587 shares of our common stock at $1.51 per share on or before October 6, 2011.

TRANSACTIONS SURROUNDING THE MERGER

         REVERSE MERGER TRANSACTION FEE

         Pursuant to the terms of the Merger Agreement, we paid an advisory fee of $475,000 to Richardson & Patel, LLP, former counsel to Strativation, Inc. (now CNS Response, Inc.) and our largest shareholder immediately prior to the Merger, in connection with the Merger upon the first closing of the Private Placement.

         CNS RESPONSE, INC. STOCKHOLDER INDEMNIFICATION

         Under the terms of the Merger Agreement and an arrangement with our majority shareholders immediately prior to the Merger, these stockholders have agreed to indemnify us against certain third party claims made against us related to our operation from the time they became stockholders through the consummation of the Merger.

         CONVERSION OF NUPHARM DATABASE, LLC PROMISSORY NOTE

         In connection with the consummation of an asset purchase transaction in January 2000, by and between Mill City/CNS, LLC and NuPharm, Mill City issued to NuPharm Database, LLC a certain Promissory Note dated January 11, 2000 (the "Original NuPharm Note") pursuant to which Mill City was obligated to pay NuPharm an aggregate principal amount of $299,900 together with interest pursuant to the payment schedule set forth in the Original NuPharm Note. In January 2000, Mill City contributed substantially all of its assets, including those securing the Original Note, to CNS California, and CNS California assumed certain debts and obligations of Mill City, including Mill City's obligations under the Original NuPharm Note.

         In October 2006, CNS California entered into an agreement with NuPharm to cancel the Original NuPharm Note in consideration for the extension of the expiration date of a Warrant to purchase CNS California Common Stock held by NuPharm and a new promissory note in the principal amount of $287,400 (the "New NuPharm Note"). Upon the closing of the Private Placement and Merger, the principal and accrued interest through December 31, 2006 on the New NuPharm Note automatically converted into 244,509 shares of our Common Stock.

         Immediately upon extension of the of the NuPharm Warrant, NuPharm exercised the NuPharm Warrant to purchase 2,800,000 shares of CNS California common stock for total cash proceeds of $147,700. At the closing of the Merger, the aforementioned shares converted into an aggregate of 2,800,000 shares of our common stock. Subsequently, NuPharm distributed its shares of our common stock to the following stockholders: Stephen C. Suffin, Meyer L. Proler, W. Hamlin Emory, Masco, a California corporation, Carlton M. Cadwell and John Cadwell.


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


RESULT OF THE MERGER AND PRIVATE PLACEMENT TRANSACTIONS

         After the completion of the Private Placement and the Merger, we had an aggregate of 25,303,462 shares of common stock outstanding, with the former CNS California shareholders and the investors in the Private Placement owning in the aggregate 24,351,139 shares of our common stock, which represented approximately 96.2% of our issued and then outstanding shares of common stock. Our stockholders immediately prior to the Merger and Private Placement owned approximately 3.4% of our outstanding common stock (or, 868,990 shares of our common stock) immediately after completion of these transactions.

         The issuance of our shares of common stock in the Merger was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof and an exemption from registration contained in Regulation D. The issuance of shares of common stock and the warrants to the Investors in the Private Placement, and the issuance of the Placement Agent Warrants were completed pursuant to an exemption from registration contained in Regulation D. The shares of our common stock and shares of common stock issuable pursuant to the issued warrants may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.


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


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder.

                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS
COMMON STOCK

         Our common stock is currently listed for trading on the OTC Bulletin Board under the symbol CNSO.OB. The following table sets forth, for the periods indicated, the high and low bid information for Common Stock as determined from sporadic quotations on the OTC Bulletin Board. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                      HIGH*              LOW*
                                                  ------------      ------------

YEAR ENDED SEPTEMBER 30, 2006
     First Quarter...........................         $4.50             $1.80
     Second Quarter..........................         $4.00             $3.00
     Third Quarter...........................         $4.00             $3.00
     Fourth Quarter..........................         $8.50             $3.50

YEAR ENDED SEPTEMBER 30, 2007
     First Quarter...........................         $8.50             $0.55
     Second Quarter..........................         $4.50             $0.55
     Third Quarter...........................         $2.50             $1.05
     Fourth Quarter..........................         $1.40             $0.70

YEAR ENDED SEPTEMBER 30, 2008
     First Quarter...........................         $0.90             $0.75

* Adjusted price reflecting the 1:50 reverse stock split that became effective January 10, 2007


         On March 6, 2008, the closing sales price of our common stock as reported on the OTC Bulletin Board was $1.45 per share. As of March 6, 2008 there were 370 record holders of our common stock. The number of holders of record is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in "street name" or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

DIVIDENDS

         We have not paid or declared cash distributions or dividends on our common stock. CNS California has never paid dividends on its common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain all earnings, if and when generated, to finance our operations. The declaration of cash dividends in the future will be determined by the board of directors based upon our earnings, financial condition, capital requirements and other relevant factors.


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           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

         We are a life sciences company focused on the commercialization of a patented system that guides psychiatrists and other physicians to determine a proper treatment for patients with behavioral (psychiatric and/or addictive) disorders.

         We have developed an extensive proprietary database (the "CNS Database") consisting of approximately 13,000 clinical outcomes across 2,000 patients who had psychiatric or addictive problems. For each patient, we have compiled electrocephalographic ("EEG") scans, symptoms, course of treatment and outcomes often across multiple treatments from multiple psychiatrists and physicians. Using this database, our technology compares a patient's EEG scan to the outcomes in the database and ranks treatment options based on treatment success of patients having similar neurophysiology.

         Trademarked as Referenced-EEGSM ("rEEGSM"), this patented technology allows CNSR to create and provide simple reports ("rEEG Reports") that specifically guide physicians to treatment strategies based on the patient's own physiology. The vast majority of these patients were considered long-term "treatment-resistant", the most challenging, high-risk and expensive category to treat.

         rEEG identifies relevant neurophysiology that is variant from the norm and identifies medications that have successfully treated database patients having similar aberrant physiology. It does this by comparing a patient's standard digital EEG to a normative database. This identifies the presence of abnormalities. The rEEG process then identifies a set of patients having similar abnormalities as recorded in our CNS Database and reports on historical relative medication success for this stratified group. Upon completion, the physician is provided the analysis in a report detailing and ranking classes of agents (and specific agents within the class) by treatment success for patients having similar abnormal electrophysiology.

         We believe the key factors that will drive broader adoption of rEEG will be acceptance by healthcare providers of its clinical benefits, demonstration of the cost-effectiveness of using our test, reimbursement by third-party payors, expansion of our sales force and increased marketing efforts.

         Since our inception, we have generated significant net losses. As of September 30, 2007, we had an accumulated deficit of $11.3 million. We incurred operating losses of $3.3 million and $1.8 million for the fiscal years ended September 30, 2007 and 2006, respectively. We expect our net losses to continue for at least the next several years. We anticipate that a substantial portion of our capital resources and efforts will be focused on research and development, scale up of our commercial organization, and other general corporate purposes. Research and development projects include the completion of clinical trials which are essential to validate the efficacy of our products and services across different type of behavioral disorders, the enhancement of the CNS Database and the identification of new medication that are often combinations of approved drugs.

FINANCIAL OPERATIONS OVERVIEW

         REVENUES

         We derive our revenues from the sale of rEEG Reports to physicians and operate in one industry segment. Physicians are generally billed upon delivery of an rEEG Report. The list prices of our rEEG Reports to physicians range from $200 to $800 with $400 being the most frequent charge.


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


         COST OF REVENUES

         Cost of revenues represents the cost of direct labor, the amortization of the purchased database and costs associated with external processing, analysis and consulting review necessary to render an individualized test result. Costs associated with performing our tests are expensed as the tests are performed. We are currently evaluating the feasibility of hiring our own personnel to perform most of the processing and analysis necessary to render a report.

         RESEARCH AND DEVELOPMENT

         Research and development expenses primarily represent costs incurred to design and conduct clinical studies, improve rEEG processing, add data to our database, improve analytical techniques and advance application of the methodology to additional clinical diagnosis. We charge all research and development expenses to operations as they are incurred.

         SALES AND MARKETING

         Our selling and marketing expenses consist primarily of personnel costs and the costs of educating physicians, laboratory personnel and other healthcare professionals regarding our product.

         GENERAL AND ADMINISTRATIVE

         Our general and administrative expenses consist primarily of personnel related costs, legal costs, accounting costs and other professional and administrative costs.

         CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES

         This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.

         Our significant accounting policies are described in Note 3 to our consolidated financial statements included elsewhere in this prospectus. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements.

         REVENUE RECOGNITION

         We have generated  limited  revenues since our inception.  Revenues for
our  product  are   recognized   when  an  rEEG   Report  is   delivered   to  a
Client-Physician.

         STOCK-BASED COMPENSATION EXPENSE

         Stock-based compensation expense, which is a non-cash charge, results from stock option grants. Compensation cost is measured at the grant date based on the calculated fair value of the award. We recognize stock-based compensation expense on a straight-line basis over the vesting period of the underlying option. The amount of stock-based compensation expense expected to be amortized in future periods may decrease if unvested options are subsequently cancelled or may increase if future option grants are made.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

         The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

                                                                YEAR MONTHS
                                              YEAR ENDED           ENDED
                                             SEPTEMBER 30,      SEPTEMBER 30,
                                                  2007              2006
                                             -------------     -------------

Revenues .................................             100%              100%
Cost of revenues .........................              70               113
                                             -------------     -------------
Gross profit .............................              30               (13)
Research and development .................             605               296
Sales and marketing ......................              52                62
General and administrative expenses ......             745               643
                                             -------------     -------------
Operating loss ...........................          (1,372)           (1,014)
Other income (expense), net ..............              (4)            1,061
                                             -------------     -------------
Net income (loss) ........................          (1,376)%              47%
                                             =============     =============


     REVENUES

                                   YEAR ENDED      YEAR ENDED
                                  SEPTEMBER 30,   SEPTEMBER 30,      PERCENT
                                       2007           2006           CHANGE
                                  -------------   -------------   -------------

Revenues ......................   $     238,400   $     175,500              36%


         The number of rEEG Reports delivered for the fiscal year increased from 440 in 2006 to 630 in 2007 while the price per report decreased from approximately $400 in 2006 to $378 in 2007. The increase in the number of reports is attributable to the purchase of rEEG Reports by 22 doctors in fiscal 2007 as compared to 13 doctors in fiscal 2006. The decrease in the average price of the reports is attributable to a change in the types of reports (Type 1 vs Type 2) purchased by physicians. We recently hired a new president whose main focus is the commercialization of our product, and accordingly, we expect to begin to scale up our sales and marketing efforts in fiscal 2008. However, we do not expect to drive broader adoption of reports based on our rEEG technology until the completion in late 2008 of our multi-site clinical study to validate the efficacy of our product. Accordingly, we anticipate that revenues will not increase materially until fiscal 2009.

     COST OF REVENUES

                                   YEAR ENDED      YEAR ENDED
                                  SEPTEMBER 30,   SEPTEMBER 30,      PERCENT
                                       2007           2006           CHANGE
                                  -------------   -------------   -------------

Cost of revenues ..............   $     166,200   $     197,900            (16%)


         Cost of revenues consists of payroll costs, consulting costs, charges relating to the amortization of the CNS Database and other miscellaneous charges. For the year ended September 30, 2007, cost of revenues was $166,200 consisting primarily of direct labor costs of $64,600, consulting fees of $52,800, amortization of the purchased database of $19,900 and stock-based compensation of $20,100. For the year ended September 30, 2006, cost of revenues was $197,900 consisting primarily of direct labor costs of $50,200, consulting fees of $41,500, amortization of the purchased database of $79,800 and stock-based compensation of $22,000. We expect costs of revenues will increase as an absolute number as the volume of rEEGs processed increases; however, cost of revenues will decrease as a percentage of revenues due to operating efficiencies and as a result of the cost of the purchased database being fully amortized in the first quarter of our fiscal year ended September 30, 2007.

     RESEARCH AND DEVELOPMENT

                                   YEAR ENDED      YEAR ENDED
                                  SEPTEMBER 30,   SEPTEMBER 30,      PERCENT
                                       2007           2006           CHANGE
                                  -------------   -------------   -------------

Research and development ......   $   1,442,600   $     519,800             178%


         Research and development expenses consist of clinical studies, costs to identify indications of approved drugs and drug candidates, projects for training doctors in the use of rEEG, patents costs, consulting fees, payroll costs (including stock-based compensation), expenses related to database enhancements, and other miscellaneous costs. Research and development costs increased for fiscal year ended September 30, 2007 from the fiscal year ended September 30, 2006 primarily as a result of increases in (i) expenses associated with clinical studies, (ii) costs incurred to identify indications of approved drugs and drug candidates, (iii) expenses in relation to projects for training doctors in the use of rEEG technology, (iv) patent costs and (v) costs relating to the acquisition of new data for our database. The increase in expenses relating to clinical studies is attributable to our expansion of a clinical study with the goal of driving market acceptance of our rEEG technology. Training costs increased as we undertook projects to train doctors in the use of rEEG reports. The increase in patent costs is attributable primarily to legal costs incurred for the expansion and protection of our intellectual property. The increase in database costs relates to the acquisition of data for anti-psychotic drugs. We expect research and development expenses to continue to increase as we, among other things, complete the multi-site study to validate the efficacy of our product, acquire new data for our database, enhance our system and hire additional employees.

     SALES AND MARKETING

                                   YEAR ENDED      YEAR ENDED
                                  SEPTEMBER 30,   SEPTEMBER 30,      PERCENT
                                       2007           2006           CHANGE
                                  -------------   -------------   -------------

Sales and marketing ...........   $     123,600   $     109,600              13%


         Sales and marketing expenses were $123,600 for fiscal 2007 as compared to $109,600 for fiscal 2006. Sales and marketing expenses for fiscal 2007 consisted of primarily of payroll costs of $75,400, production of marketing materials of $21,000 and consulting expenses of $18,100. Sales and marketing expenses for fiscal 2006 consisted primarily of payroll costs. The increase in sales and marketing expenses is attributable to production of collateral marketing material and the hiring of consultants to commence to expand our sales and marketing efforts. We expect sales and marketing costs to increase significantly in fiscal 2008 as we start to expand our sales force.

     GENERAL AND ADMINISTRATIVE

                                   YEAR ENDED      YEAR ENDED
                                  SEPTEMBER 30,   SEPTEMBER 30,      PERCENT
                                       2007           2006           CHANGE
                                  -------------   -------------   -------------

General and administrative ....   $   1,775,600   $   1,132,400              57%


         General and administrative expenses for the fiscal year ended September 30, 2007 primarily related to salaries (including stock-based compensation), costs associated with being a public company and professional fees. General and administrative expenses for the fiscal year ended September 30, 2006 primarily related to salaries (including stock-based compensation), professional fees and costs incurred in connection with unsuccessful capital raising activities. The increase in general and administrative expenses for the fiscal year ended September 30, 2007 is primarily related to (i) a $475,000 advisory fee paid to Richardson & Patel, LLP in connection with our merger transaction that will not recur, (ii) increased costs associated with being a public company offset by
(iv) decreased legal costs and travel and entertainment incurred in connection with unsuccessful capital raising activities and (v) decreased consulting fees as we outsourced fewer tasks in the period. We expect general and administrative costs to continue to increase as we expand our staff and incur costs associated with being a public reporting company.

     INTEREST EXPENSE

                                   YEAR ENDED      YEAR ENDED
                                  SEPTEMBER 30,   SEPTEMBER 30,      PERCENT
                                       2007           2006           CHANGE
                                  -------------   -------------   -------------

Interest Expense, net .........   $     115,600   $     390,600            (70%)


         For the fiscal year ended September 30, 2007, net interest expense was $115,600 and consisted of $189,800 relating to interest expense from the ascribed value of a warrant issued to NuPharm Database, LLC, interest expense from promissory notes and other interest bearing accounts of $16,500 offset by interest income of $90,700. For the fiscal year ended September 30, 2006 interest expense was $390,600 and consisted of interest expense from promissory notes and other interest bearing accounts of $391,100 offset by interest income of $500. Interest expense relating to the warrant will not recur as the entire balance of unamortized prepaid interest was expensed in connection with our merger. We expect interest expense relating to convertible debt and other interest bearing accounts to continue to decrease as substantially all convertible debt and other interest bearing accounts have either been repaid or converted into the Company's stock. We expect interest income to increase due to funds available from the private placement.

     GAIN ON DERIVATIVE INSTRUMENTS

                                   YEAR ENDED      YEAR ENDED
                                  SEPTEMBER 30,   SEPTEMBER 30,      PERCENT
                                       2007           2006           CHANGE
                                  -------------   -------------   -------------

Gain on derivative instruments    $           0   $   1,178,500               *
* Not meaningful


         Gain on derivative instruments was $1,178,500 for the fiscal year ended September 30, 2006 as compared to zero for the fiscal year ended September 30, 2007. In accordance with generally accepted accounting principles, we treated the beneficial conversion feature associated with the convertible promissory notes and all non-employee warrants exercisable during the period the notes were potentially convertible into an unlimited number of common shares as liabilities at their fair value. The fair value of the beneficial conversion feature and the warrants were estimated using the Black-Scholes option pricing model. The fair value of the beneficial conversion feature and the warrants and options was recomputed each reporting period with the change in fair value recorded as a gain or loss on derivative instruments. As of September 30, 2006, we reclassified the derivative instrument liability into equity as the number of authorized shares was sufficient to accommodate the conversion of all notes, related accrued interest and outstanding warrants. Thus, no gain or loss on derivative instruments were generated or incurred in fiscal year ended September 30, 2007.

     GAIN ON TROUBLED DEBT RESTRUCTURING

                                   YEAR ENDED      YEAR ENDED
                                  SEPTEMBER 30,   SEPTEMBER 30,      PERCENT
                                       2007           2006           CHANGE
                                  -------------   -------------   -------------

Gain on troubled-debt
   restructuring ..............   $           0   $   1,079,700               *
* Not meaningful


         Gain on troubled debt restructuring was $1,079,700 for the year ended September 30, 2006 as compared to zero in for the fiscal year ended September 30, 2007. At September 30, 2005, we owed certain employees and consultants deferred compensation, accrued consulting fees, other compensation-related liabilities and accrued interest thereon aggregating $2,480,900. Due to financial difficulties experienced by the company, in August and September 2006, certain employees and consultants to whom the company owed an aggregate of $3,199,400 accepted 5,834,117 shares of CNSR's common stock (of which 182,952 were restricted), and warrants and options to purchase an aggregate of 270,638 shares of CNSR's common stock at $0.59 per share in full settlement of our obligations. On the date of transfer, the amounts due to employees and consultants exceeded the aggregate fair value of the shares, warrants and options transferred by $2,467,700. The gain attributable to employees considered related parties of $1,388,000 has been treated as a capital transaction and included in additional paid-in capital in the accompanying financial statements. The remaining gain of $1,079,700 has been included in operations in the accompanying financial statements.

     OTHER INCOME

                                   YEAR ENDED      YEAR ENDED
                                  SEPTEMBER 30,   SEPTEMBER 30,      PERCENT
                                       2007           2006           CHANGE
                                  -------------   -------------   -------------

Other Income ..................   $     106,900   $           0               *
* Not meaningful


         Other income for the fiscal year ended September 30, 2007 was $196,900 and consisted of gains from settlement of payables. Other income for the fiscal year ended September 30, 2006 was zero. The increase in other income is attributable to the settlement of accounts payable at a discount to the recorded amounts.

       NET LOSS

                                    YEAR ENDED       YEAR ENDED
                                   SEPTEMBER 30,    SEPTEMBER 30,     PERCENT
                                        2007            2006           CHANGE
                                   -------------    -------------   -----------

Net Income (Loss) ..............   $  (3,279,100)   $      82,600            *
* Not meaningful


         For the fiscal year ended September 30, 2007, we had a net loss of $3,279,100 as compared to a net income of $82,600 for the fiscal year ended September 30, 2006. Our net loss resulted from higher research and development and general and administrative expenses in the fiscal year ended September 30, 2007 as compared to the fiscal year ended 2006. In addition, for the fiscal year ended September 30, 2007, we did not have a gain on troubled debt restructuring or a gain on derivative instruments which we experienced in the fiscal year ended September 30, 2006.

COMPARISON OF THREE MONTHS ENDED DECEMBER 31, 2007 AND THREE MONTHS ENDED DECEMBER 31, 2006

       The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

                                                           THREE MONTHS ENDED
                                                              DECEMBER 31,
                                                         ---------------------
                                                           2007         2006
                                                         --------     --------

Revenues .............................................        100%         100%
Cost of revenues .....................................         65          101
                                                         --------     --------
Gross profit .........................................         35           (1)
Research and development .............................        635          386
Sales and marketing ..................................         66           56
General and administrative expenses ..................      1,144          417
                                                         --------     --------
Operating loss .......................................     (1,810)        (860)
Other income, net ....................................         91            2
                                                         --------     --------
Net loss .............................................     (1,719)%       (858)%
                                                         ========     ========

       REVENUES

                                    THREE MONTHS    THREE MONTHS
                                       ENDED           ENDED
                                    DECEMBER 31,    DECEMBER 31,     PERCENT
                                        2007            2006          CHANGE
                                   -------------   -------------   ------------

Revenues .......................   $      58,700   $      46,600            26%


         The number of rEEG Reports delivered for the period increased from 136 in 2006 to 167 in 2007 while the price per report remained constant at approximately $400. We recently hired a new president whose main focus is the commercialization of our product, and accordingly, we expect to begin to scale up our sales and marketing efforts in fiscal 2008. However, we do not expect to drive broader adoption of reports based on our rEEG technology until the completion in late 2008 of our multi-site clinical study to validate the efficacy of our product. Accordingly, we anticipate that revenues will not increase materially until fiscal 2009.

       COST OF REVENUES

                                    THREE MONTHS    THREE MONTHS
                                       ENDED           ENDED
                                    DECEMBER 31,    DECEMBER 31,     PERCENT
                                        2007            2006          CHANGE
                                   -------------   -------------   ------------

Cost of revenues ...............   $      37,900   $      47,000           (19%)


         Cost of revenues consists of payroll costs, consulting costs, charges relating to the amortization of the CNS Database and other miscellaneous charges. Costs of revenues decreased for the three month period ended December 31, 2007 since the CNS Database was fully amortized in the quarter ended December 31, 2006. Consulting costs represent external costs associated with the processing and analysis of rEEG Reports and range between $75 and $100 per rEEG Report. We expect costs of revenues will increase as an absolute number as we deliver more rEEG Reports. However, we expect cost of revenues to decrease as a percentage of revenues as we improve our operating efficiency.

       RESEARCH AND DEVELOPMENT

                                    THREE MONTHS    THREE MONTHS
                                       ENDED           ENDED
                                    DECEMBER 31,    DECEMBER 31,     PERCENT
                                        2007            2006          CHANGE
                                   -------------   -------------   ------------

Research and development .......   $     372,500   $     180,100           107%

         Research and development expenses consist of clinical studies, costs to identify indications of approved drugs and drug candidates, patent costs, consulting fees, payroll costs, expenses related to database enhancements, and other miscellaneous costs. Research and development costs increased for the three month period ended December 31, 2007 from the three month period ended December 31, 2006 as a result of increases in: (i) expenses relating to clinical studies, (ii) recruiting costs, and (iii) payroll costs. The increase in expenses relating to clinical studies is attributable to our expansion and acceleration of a clinical study with the goal of driving market acceptance of our rEEG technology. Recruiting costs increased as we intensified our search for various employees. Payroll increased due to stock-based compensation. We expect research and development expenses to continue to increase as we attempt to accelerate the identification of approved drugs and drug candidates, complete studies to validate the efficacy of our product, acquire new data for our database and hire additional employees.

          SALES AND MARKETING

                                    THREE MONTHS    THREE MONTHS
                                       ENDED           ENDED
                                    DECEMBER 31,    DECEMBER 31,     PERCENT
                                        2007            2006          CHANGE
                                   -------------   -------------   ------------

Sales and marketing ............   $      38,700   $      26,000           49%


         For the three month period ended December 31, 2007, sales and marketing expenses were $38,700 consisting primarily of payroll costs of $18,800, consulting fees of $11,100 and production of marketing materials of $7,300. For the quarter ended December 31, 2006 sales and marketing expenses were $26,000 consisting of payroll costs and production of marketing materials. The increase in sales and marketing costs is attributable to the hiring of consultants to expand our sales and marketing efforts. We expect sales and marketing costs to increase in fiscal 2008 as we continue to expand our sales and marketing efforts.

          GENERAL AND ADMINISTRATIVE EXPENSES

                                    THREE MONTHS    THREE MONTHS
                                       ENDED           ENDED
                                    DECEMBER 31,    DECEMBER 31,     PERCENT
                                        2007            2006          CHANGE
                                   -------------   -------------   ------------

General and administrative
   expenses .................      $     671,600   $     194,200           246%


         General and administrative expenses for the three months ended December 31, 2007 primarily relate to salaries (including stock-based compensation), costs associated with being a public company and professional fees. General and administrative expenses for the three months ended December 31, 2006 primarily relate to salaries and professional fees. The increase in general and administrative expenses for the three month period ended December 31, 2007 is primarily attributable to increases in payroll due to the hiring of a new president, stock-based compensation of $417,300, and increases in the costs associated with being a public company. Costs associated with being a public company include certain legal and accounting costs, premiums for directors and officers insurance and costs for investor relations. We expect general and administrative costs to continue to increase as we expand our staff and incur costs associated with being a public reporting company.

          INTEREST INCOME (EXPENSE)

                                    THREE MONTHS    THREE MONTHS
                                       ENDED           ENDED
                                    DECEMBER 31,    DECEMBER 31,     PERCENT
                                        2007            2006          CHANGE
                                   -------------   -------------   ------------

  Interest Income (Expense), net   $      54,000   $     (51,000)           *
* Not meaningful


         For the three month period ended December 31, 2007, net interest income was $54,000 and consisted of interest income of $55,700 offset by interest expense of $1,700. For the three month period ended December 31, 2006, net interest expense was $51,000 and consisted of interest expense from promissory notes and other interest bearing accounts of $54,500 offset by interest income of $3,500. The increase in interest income is attributable to the investment of funds received from the Private Placement of $7.8 million completed in May 2007. The decrease in interest expense is attributable to the repayment of substantially all convertible debt and other interest bearing accounts. We expect net interest income to decrease as available cash decreases due to expected operating losses.

         OTHER INCOME

                                    THREE MONTHS    THREE MONTHS
                                       ENDED           ENDED
                                    DECEMBER 31,    DECEMBER 31,     PERCENT
                                        2007            2006          CHANGE
                                   -------------   -------------   ------------

Other Income ...................   $           0   $      51,800            *
* Not meaningful


       Other income for the three month period ended December 31, 2006 was $51,800 and consisted of gains from settlement of payables. Other income for the three month period ended December 31, 2007 was zero. The decrease in other income is attributable to the settlement of accounts payable at a discount to the recorded amounts in 2006.

       NET LOSS

                                    THREE MONTHS    THREE MONTHS
                                       ENDED           ENDED
                                    DECEMBER 31,    DECEMBER 31,     PERCENT
                                        2007            2006          CHANGE
                                   -------------   -------------   ------------

Net Loss .......................   $  (1,008,800)   $    (399,900)         152%


       The increase in net loss of $608,900 is due primarily to an increase in stock-based compensation of $416,400, increases in the cost of clinical studies and increases in payroll due to the hiring of a new president. We expect to incur net losses for the next few years as we continue to improve our rEEG technology and reaffirm its validity through clinical studies, attempt to accelerate the identification of approved drugs and drug candidates, increase the penetration of our products in the marketplace, and hire additional personnel.

LIQUIDITY AND CAPITAL RESOURCES

         As of December 31, 2007, we had cash and cash equivalents of approximately $5.1 million and a working capital balance of approximately $4.5 million. As of December 31, 2006, we had cash and cash equivalents of approximately $1.4 million and a working capital balance of approximately $302,900. Our positive cash balance results primarily from funds received in connection with the Private Placement of $7.8 million completed in May 2007.

         We expect to continue to incur substantial operating losses in the future and to make capital expenditures to keep pace with the expansion of our research and development programs and to scale up our commercial operations. We expect that our existing cash will be used to fund working capital and for capital expenditures and other general corporate purposes. The amount and timing of actual expenditures may vary significantly depending upon a number of factors, such as the progress of our product development, regulatory requirements, commercialization efforts and the amount of cash used by operations. We believe that our existing cash and cash equivalents will be sufficient to fund our minimum working capital and capital expenditure needs for at least the next twelve months.

         Until we can generate a sufficient amount of revenues to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations. The issuance of equity securities may result in dilution to stockholders. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more research and development programs or selling and marketing initiatives. In addition, we may have to work with a partner on one or more of our technology development programs or market development programs, which may lower the economic value of those programs to our company. If our working capital requirements or capital expenditures are greater than we expect, or if we expand our business by acquiring complementary businesses or assets, we may need to raise additional debt or equity financing. We are continually evaluating various financing strategies to be used to expand our business and fund future growth. There can be no assurance that additional debt or equity financing will be available on acceptable terms or at all. We currently do not have any material commitments for capital expenditures.

         CASH FLOWS

         We have satisfied our working capital requirements primarily through the sale of equity securities and through debt financings. For the three months ended December 31, 2007, we had a net decrease in cash of $667,700. Cash flows from operating, financing and investing activities for the three months ended December 31, 2007 and 2006 are summarized in the following table:

                                                           THREE MONTHS
                                                        ENDED DECEMBER 31,
                                                 ------------------------------
ACTIVITY:                                            2007               2006
------------------------------------------       -----------        -----------

Operating activities .....................       $  (647,300)       $  (529,500)
Investing activities .....................           (20,400)            (5,400)
Financing activities .....................                 0          1,708,600
                                                 -----------        -----------
Net (decrease) increase in cash ..........       $  (667,700)       $ 1,173,600
                                                 ===========        ===========

         As of September 30, 2007 we had $5.8 million in cash compared to $204,900 at September 30, 2006. The increase of $5.6 million was due to cash received in connection with the sale of common stock of $8.5 million offset by used cash in operating activities of $3 million.

         OPERATING ACTIVITIES

         Net cash used in operating activities was approximately $647,300 and $529,500 for the three months ended December 31, 2007 and 2006, respectively. The increase in net cash used of $117,800 was primarily due to increases in research and development expenses and general and administrative expenses explained above. Net cash used in operating activities was $3 million for the fiscal year ended September 30, 2007 compared to $597,600 for fiscal year ended September 30, 2006. The increase in cash used of $2.4 million was primarily attributable to an increase in research and development expenses, the payment of the advisory fee of $475,000 to Richardson & Patel, LLP and the repayment of certain operating liabilities due to availability of cash.

         INVESTING ACTIVITIES

         Net cash used in investing activities was approximately $20,400 and $5,400 for the three months ended December 31, 2007 and 2006, respectively. Our investing activities for the three months ended December 31, 2007 consisted of other assets. Net cash used in investing activities was $7,200 for the fiscal year ended September 30, 2007 compared to $175,900 for the fiscal year ended September 30, 2006. Our investing activities for 2007 consisted of loans made to employees and deposits. We expect amounts used in investing activities to increase as we purchase property and equipment.

         FINANCING ACTIVITIES

         Net cash provided by financing activities was $0 and $1.7 million for the three months ended December 31, 2007 and 2006, respectively. Net cash provided by financing activities for the three months ended December 31, 2006 primarily reflects net proceeds of approximately $1.7 million received in a private placement transaction. Net cash provided by financing activities was $8.6 million for the year ended September 30, 2007 compared to $500,000 for the fiscal year ended September 30, 2006. Financing activities in fiscal 2007 consisted of the sale of stock. Financing activities in fiscal 2006 consisted of the issuance of convertible promissory notes.

     CONTRACTUAL OBLIGATIONS

         As  of  September   30,  2007,  we  had  no   significant   contractual
obligations.

     INCOME TAXES

         Since inception, we have incurred operating losses and, accordingly, have not recorded a provision for federal income taxes for any periods presented. As of September 30, 2007, we had net operating loss carryforwards for federal income tax purposes of $8.1 million. If not utilized, the federal net operating loss carryforwards will expire beginning in 2021. Utilization of net operating loss and credit carryforwards may be subject to a substantial annual limitation due to restrictions contained in the Internal Revenue Code that are applicable if we experience an "ownership change". The annual limitation may result in the expiration of our net operating loss and tax credit carryforwards before they can be used.

OFF-BALANCE SHEET ARRANGEMENTS

         We have no off-balance sheet arrangements or financing activities with special purpose entities.

                                    BUSINESS

         WITH RESPECT TO THIS DISCUSSION, THE TERMS "WE" "US" "OUR" "CNS" AND THE "COMPANY" REFER TO CNS RESPONSE, INC., A DELAWARE CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY CNS RESPONSE, INC., A CALIFORNIA CORPORATION ("CNS CALIFORNIA").

BACKGROUND

         Prior to January 16, 2007, CNS Response, Inc. (then called Strativation, Inc.) existed as a "shell company" with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On January 16, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with CNS Response, Inc., a California corporation ("CNS California"), and CNS Merger Corporation, a California corporation and our wholly-owned subsidiary ("MergerCo") pursuant to which we agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the "Merger"). On March 7, 2007, the Merger closed, CNS California became our wholly-owned subsidiary, and on the same date we changed our corporate name from Strativation, Inc. to CNS Response, Inc.

         Founded in 2000, and located in Costa Mesa, California, our business is focused on the commercialization of a patented system that aids physicians in the identification and determination of appropriate and effective medications for patients with certain behavioral (mental or addictive) disorders. Our technology provides medical professionals with medication sensitivity data for a subject patient based upon the identification and correlation of treatment outcome information from other patients with similar neurophysiologic characteristics which are contained in a proprietary outcomes database. This methodology, called "Referenced-EEG" or "rEEG" represents an innovative approach to identifying effective medications for patients suffering from debilitating behavioral disorders. Referenced-EEG and rEEG are registered trademarks of CNS.

         Traditionally, prescription of medication for the treatment of behavioral disorders (such as depression, bipolar disorders, eating disorders, addiction, anxiety disorders, ADHD and schizophrenia) has been primarily based on symptomatic factors, while the underlying physiology and pathology of the disorder is rarely able to be analyzed, often resulting in multiple ineffective, costly, and often lengthy, courses of treatment before effective medications are identified. Some patients never find effective medications. We believe that rEEG offers an improvement upon traditional methods for determining an effective course of medication because rEEG is designed to correlate the success of courses of medication and medication combinations, with the neurophysiological characteristics of a particular patient.

         In  addition  to its  utility  in  providing  psychiatrists  and  other physicians with medication sensitivity guidance, rEEG provides us with significant opportunities in the area of pharmaceutical development. rEEG, in combination with the information contained in the rEEG database, has the potential to be able to identify novel uses for, and novel combinations of, neuropsychiatric medications currently on the market and in late stages of clinical development, as well as aid in the identification of neurophysiologic characteristics of clinical subjects that may be successfully treated with neuropsychiatric medications in the clinical testing stage. We intend to enter into relationships with established drug and biotechnology companies to further explore these opportunities.

         The initial technology, upon which rEEG is based, was originally developed by an M.D. Pathologist/ Psychiatrist as well as a clinical Psychiatrist in response to observations within their practice. They partnered and formalized their activities into NuPharm Database, LLC, for the purpose of facilitating investment in 1999. At the time of its formation, these founding physicians assigned all of their rights in the technology to NuPharm.

         CNS was incorporated in California on January 11, 2000, for the purpose of acquiring and commercializing the rEEG technology. The patent application for the primary technology was acquired from Mill City/CNS, LLC, a Minnesota limited liability Company in January 2000 pursuant to the terms of a Contribution and Subscription Agreement which provided for the issuance of 1,000,000 shares of CNS's common stock to Mill City in exchange for all of its assets. Mill City had previously acquired all of NuPharm's assets pursuant to an Asset Purchase Agreement.

THE CHALLENGE AND THE OPPORTUNITY

         The "CNS" in CNS Response, Inc. refers to the central nervous system, the largest part of the nervous system and includes the brain and spinal cord - organs fundamental to behavioral control. Often referred to as mental illness, behavioral disorders have accounted for 7.4% of the total increase in health care spending from 1987-2000, and they are second among the 15 conditions that contributed the most to rising health care spending over this period (behind only heart disease at 8.1%).(1)

         More than one out of five adolescents, adults or senior adults, representing more than 60 million people collectively, have mental or addictive illness, an epidemic by any measure.(2) In any given year, only half of this population receives some care for their problem.(3) The market for pharmaceuticals to treat central nervous system disorders in the United States is measured at more than $44 billion ($68 billion worldwide) or 23% of total annual pharmaceutical sales.(4) Unfortunately, the vast majority of these expenditures are not based on blood tests, CT scans, or any objective measurement of the system being treated. Dr. Steven Hyman, Director of the National Institute of Mental Health from 1996 to 2002 stated:

         "IN MOST BRANCHES OF MEDICINE, PHYSICIANS CAN BASE THEIR DIAGNOSIS ON OBJECTIVE TESTS: A DOCTOR CAN EXAMINE X-RAYS TO SEE IF A BONE IS BROKEN, FOR EXAMPLE, OR CAN EXTRACT TISSUE SAMPLES TO SEARCH FOR CANCER CELLS. BUT FOR SOME COMMON AND SERIOUS PSYCHIATRIC DISORDERS, DIAGNOSES ARE STILL BASED
         ENTIRELY ON THE PATIENT'S OWN REPORT OF SYMPTOMS AND THE DOCTOR'S OBSERVATIONS OF THE PATIENT'S BEHAVIOR." (5)

         Collectively,   the  industry  has  been  waiting  to  understand   the
physiology of behavioral disorders, with the hope of finding an approach that utilized objective patient data with prescriptive therapy.

         Fueling  the   increase  in  spending   are   patients   deemed  to  be
"Treatment-Resistant," typically defined as failing two or more trials of standard of care therapies of adequate dose and duration. Treatment costs for such patients are exceedingly high. For example, those in treatment-resistant depression reach $10,000 annually for patients treated on an outpatient basis only, and more than $40,000 annually for those treated on an inpatient basis.(6) Based on conversations with managed behavioral health care organization (MBHO)

----------
(1) Moran, Mark, MANY MORE PEOPLE SEEKING MH TREATMENT SINCE 1980S. Psychiatric News 39-19 at 15 (October 1, 2004).

(2) See SUPRA note 4 at xii.

(3) Id. at viii.

(4) See SUPRA note 2.

(5) Hyman, Steven. E., DIAGNOSING DISORDERS:PSYCHIATRIC ILLNESSES ARE OFTEN HARD TO RECOGNIZE, BUT GENETIC TESTING AND NEUROIMAGING COULD SOMEDAY BE USED TO IMPROVE DETECTION, Scientific American, (3): 96-103 (September 2003).

(6) Crown, W.H., Finkelstein, S., Berndt, E.R., Ling, D., Poret, A.W., Rush, A.J., and Russell, J.M.. THE IMPACT OF TREATMENT-RESISTANT DEPRESSION ON HEALTH CARE UTILIZATION AND COSTS, 63(11):963-71 (November 2002).

executives, the Company estimates that approximately 10% of patients represent 35-40% of MBHOs' patient costs, with the overwhelming majority deemed treatment-resistant cases. MBHOs manage an estimated 210 million lives in the U.S. alone, with 115 million covered by four organizations: Magellan, Value Options, United Behavioral Health and CIGNA Behavioral Health.(7)

         Historically, the practice of psychiatric medicine has been operated subjectively, with treatment decisions involving powerful neuropsychiatric medications being prescribed with little or no understanding of the underlying physiology of each patient.(8) Modern medicine has been successful in establishing etiology and finding effective therapy for only a relatively small group of mental abnormalities(9) and has, therefore, necessarily had to rely on symptomatic diagnoses to make course of treatment decisions. The prevalence of the prescription of multiple courses of ineffective medications for patients suffering from mental disorders, coupled with the attendant economic inefficiencies of the practice of Psychiatry in this manner demands a logical alternative.

         Behavioral disorders are common in the United States and internationally. An estimated 26.2 percent of Americans ages 18 and older -- about one in four adults -- suffer from a diagnosable mental disorder in a given year.(10) The market for pharmaceuticals to treat central nervous system disorders is more than $42 billion in the United States and is the largest market segment of pharmaceutical sales, surpassing pharmaceuticals to treat cardiac disease, cancer and diabetes.(11) Traditionally, prescription of medication for the treatment of these disorders has been based on symptoms, while the underlying physiology and pathology of the disease has rarely been addressed. This can result in multiple ineffective, costly and often lengthy courses of treatment before effective medications are identified, if at all.

     OUR SOLUTION

         rEEG is a historical outcomes-based information treatment tool personalized to the functional imbalance of a patient's brain. We believe rEEG to be the first broad-based objective, quantitative, neurophysiologic biomarker system for facilitating appropriate and effective treatment for patients suffering from behavioral (mental or addictive) disorders. In the past year, psychiatrists in twelve states have used this system to guide treatment of their treatment-resistant patients.

         With a rEEG report, a physician (a "Client-Physician") can obtain neuropsychiatric medication sensitivity and resistance data for individuals that have brain abnormalities (abnormalities of electrical power distribution in the brain) similar to that of their patient. The compelling clinical results and economics demonstrated in multiple studies completed by either CNS or independent parties provide the basis from which, we believe, rEEG will become a standard for guidance of psychiatric treatment of treatment-resistant patients. See Section captioned "OUR BUSINESS - rEEG CLINICAL TRIALS" for a review of existing clinical data.

         Over the course of the last twenty years the Company and its scientific founders have collected treatment outcomes for patients using various medications where the patients' brain function was first measured with an EEG.


----------
(7) Open Minds Yearbook of Managed Behavioral Health Market Share in the United States, 1998-1999, at 10-12 (Gettysburg, PA. 1999).

(8) Gardner, R., SOCIOPHYSIOLOGY AS THE BASIC SCIENCE OF PSYCHIATRY, Journal Theoretical Medicine and Bioethics, 18-4 at 335-356 (December, 1997).

(9) Breggin, P., R., M.D., Toxic Psychiatry:  Why Therapy, Empathy and Love Must
Replace  the  Drugs,   Electroshock,   and  Biochemical  Theories  of  the  "New
Psychiatry", at 291 (St. Martin's Press, 1991).

(10) National Institute of Mental Health, The Numbers Count: Mental Disorders In America (2006),
(http://www.nimh.nih.gov/publicat/numbers.cfm#Intro).

(11) IMS Health (NYSE: RX), IMS Retail Drug Monitor April 2006,
(http://www.imshealth.com/vgn/images/portal/cit_40000873/56/43/78335031IMS%20
Retail%20Drug%20Monitor%20April2006.pdf).

CNS has correlated the EEG features with courses of treatment and outcomes information provided by Client-Physicians. This information has been subsequently assembled and organized into a proprietary database that we refer to as the "rEEG Outcomes Database". As of January 15, 2008, the rEEG Outcomes Database contained outcomes for over 2000 patients and more than 13,000 treatment trials of medications on these patients.

         Using the rEEG analysis method and the information contained in the rEEG Outcomes Database, CNS can provide a report (an "rEEG Report") to a Client-Physician identifying medication groups (such as antidepressants, stimulants, anticonvulsants and beta blockers), medication subgroups such as antidepressant subgroups of SSRI's (selective serotonin reuptake inhibitors, an example of which is Prozac), TCA's (tricyclic antidepressants, an example of which is Desipramine), SNRI's (serotonin-norepinephrine reuptake inhibitors, an example of which is Cymbalta). Further, and most importantly, CNS's statistical models in combination with the rEEG Outcomes Database indicates which specific medications within these subgroups (such as Zoloft, Prozac, Elavil, Wellbutrin, Effexor) are the most effective for patients whose EEGs evidence similar characteristics to that of the subject patient.

         Psychiatric treatment guided by rEEG has been shown, in independent studies, to be significantly more efficacious than previous treatment practices. See Section captioned "OUR BUSINESS - rEEG CLINICAL TRIALS." Physicians that have utilized such reports to inform their treatment strategies identify such reports as `essential' or `significantly helpful' in approximately 75% of patients treated based upon the information contained in the rEEG Report. The vast majority of subject patients for whom we have created rEEG Reports have been identified by their physicians as "treatment-resistant," generally understood to be the most challenging, high-risk and expensive category of patients to treat.(12) Typically, less than 25% of such patients find success in their next treatment efforts.(13) Management believes that rEEG provides Client-Physicians with a unique tool that can dramatically improve treatment outcome based on a patient's own neurophysiology.

     rEEG METHOD

CNSR's rEEG method consists of the following four integrated components:

                         Quantitative      Quantitative
          Digital EEG   +   Normative   +   rEEG Outcomes  + EEG/ Medication
                            Analysis          Analysis         Correlations


         1.       Digital Electrocephalogram ("EEG")

         The first step in the rEEG process is a standard digital EEG recording. An EEG is a non-invasive, painless procedure where a cap of twenty electrodes records the electrical output of the brain while the patient is awake, but resting with their eyes closed. The recording normally takes between 20 and 45 minutes. An EEG is a common, standardized procedure in neurology, often used in diagnosis of epilepsy or other neurological disorders such as brain tumor, stroke, encephalopathy etc.

         2.       Quantitative Normative Analysis


----------
(12) Dewan, M.J., and Pies, R.W., The Difficult-to-Treat Psychiatric Patient, at 37, American Psychiatric Publishing, Inc. (September 2002).

(13) Rush, A.J., Trivedi, M.H., Wisniewski, S.R., Nierenberg, A.A., Stewart, J.W., Wadren, D., Niederehe, G., Thase, M.E., Labori, P.W., Lebowitz, B.D., McGrath, P.J., Rosenbaum, J.F., Sackheim, H.A., Kupfer, D.J., Luther, J., and Fava, M., ACUTE AND LONGER-TERM OUTCOMES IN DEPRESSED OUTPATIENTS REQUIRING ONE OR SEVERAL TREATMENT steps: A STAR*D REPORT. Am. J. Psychiatry; 163: 11, 1905-1917.

         The electrical output at each of the twenty leads is "Fast Fourier" transformed (a mathematical technique useful in wave analysis) into a spectrum of electrical power output at various frequency ranges. One standard approach transforms these waves into defined frequency ranges, or bands, labeled Delta, Theta, Alpha and Beta. Output of these four levels of frequency can be compared among the twenty leads. Standard comparisons include electrical power of each of these bands on an absolute and relative power basis (% of the total power output). Also, comparison of various leads can be made for symmetry and coherence (a measure of the phase of the energy output). Each of these measurements (or groups of measurements) in a patient can be compared to values for asymptomatic people (norms) of the same age and noted when they are outside of standard normal ranges.

         Analysis of the rEEG outcomes database has shown that certain abnormal indications identifiable in an EEG (individually or in combination) are indicators of probable response to different medication classes and individual medications. We refer to these as "biomarkers". We have identified a significant group of biomarkers that have shown relevance and we calculate their value for each patient. We then examine the history of treatment response to specific medications for patients with similar patterns of abnormality in these biomarkers and compute a projected sensitivity analysis for the current patient using any of the specific medications or medication classes where we have sufficient statistical power.

         3.       Quantitative rEEG Outcomes Analysis

         A core element of rEEG is the rEEG Outcomes Database. This proprietary database consists primarily of patient digital EEGs, medication histories and outcomes collected over a 20 year period. An "outcome" can be defined as a specific measure of change in behavior obtained while taking specific medications. The rEEG Outcomes Database allows for statistical correlation of more than 1,100 individual QEEG measures against medication success, and includes more than 13,000 treatment episodes with outcomes.

         4. EEG / Medication Correlations - Computation of Proprietary Variables and application of Correlation Engine

         Currently, the rEEG Outcomes Database allows the Company to analyze outcomes related to twenty-seven different medications from the classes of antidepressants, stimulants, anticonvulsants, beta-blockers and food supplements. The Company is continually growing the database and adding additional medications as they become statistically relevant. There are currently seventy-eight medications marketed in the U.S. for depression, anxiety disorders, bipolar disorder, schizophrenia, obsessive-compulsive disorder (OCD), attention-deficit hyperactivity disorder (ADHD), post-traumatic stress disorder (PTSD), panic disorder, and insomnia. This does not include sixty-one medications now marketed in the United States for the treatment of Alzheimer's, Parkinson's Disease, migraines and Epilepsy.(14)

     TREATMENT DECISIONS MADE BY LICENSED PROFESSIONALS

         We do not currently operate our own healthcare facilities, employ our own treating physicians or provide medical advice or treatment to patients. The Client-Physicians that contract for our rEEG Reports own their own facilities or professional licenses, and control and are responsible for the clinical activities provided on their premises. Patients receive medical care in accordance with orders from their attending physicians. Physicians who contract for rEEG Reports are responsible for exercising their independent medical


----------
(14)    Drug     Reference     for    FDA    Approved     Psychiatric     Drugs,
(http://neurotransmitter.net/drug_reference.html).

judgment in determining the specific application of the information contained in the rEEG Reports, and the appropriate course of care for each patient. Following the prescription of any medication, the Client-Physicians are presumed to administer and provide continuing care treatment.

     PROCESS FLOW

         The flow chart below details the process of inception to rEEG Report delivery. Currently, upon receipt of the EEG, a rEEG Report is generally delivered to the referring physician 3-4 days. We expect that through efficiency improvements, turnaround will be reduced to next day.

    PATIENT/PHYSICIAN            CNS RESPONSE              NEUROLOGIST

  ________________________    _______________________
 | EEG Recording in Field |_\|   Transfer to CNS     |
 |                        | /|       (Secure)        |______________
 |________________________|  |_______________________|              |
                                         |                          |
                              ___________V___________     _________ V__________
                             |     Artifacting       |   | Neurologist Review  |
                             |  (remove eye blinks,  |   |  (confirming that   |
                             | muscle twitches, etc.)|/__| Patient is suitable |
                             |                       |\  |     for rEEG)       |
                             |_______________________|   |_____________________|
                                         |
                              ___________V___________
                             |     Quantitative      |
                             |       Normative       |
                             |       Analysis        |
                             |_______________________|
                                         |
                              ___________V___________
                             |    Computation of     |
                             | Proprietary Variables |
                             |_______________________|
                                         |
                              ___________V___________
                             |                       |
                             |  Correlation Engine   |
                             |_______________________|
                                         |
  ________________________    ___________V___________
 |  Receive rEEG Report   |  |     rEEG Report       |
 |    (Utilize for        |/_|      Generation       |
 |     Treatment)         |\ |      and Review       |
 |________________________|  |_______________________|


         The chart above shows that the first step in the process is collection of a digital EEG from the patient. This may be done at the physician's office or off-site at a testing center. Some physicians own their own equipment for testing while others arrange for technicians to visit their offices for patient appointments. This data is then typically transferred to a secure Health Insurance Portability and Accountability Act ("HIPPA") compliant FTP (File Transfer Protocol) Internet site, although it can also be sent via overnight delivery service. Another early step in the process is artifacting. This is the process of selecting segments of the QEEG record for analysis that are free of electrical distortions caused by muscle movement. Also, early in the process is a conventional review of the EEG by a neurologist or neurophysiologist. This serves as a quality control step to review the overall quality of the recording and determine whether it is acceptable for rEEG processing. Also at this time, the neurologist/neurophysiologist will author a review of the conventional EEG. This will appear on CNSR's Type I rEEG Report.

OUR TECHNOLOGY AND INTELLECTUAL PROPERTY

     rEEG PATENTS

         We have two issued U.S. Patents which together provide CNS with the right to exclude others from using the rEEG technology. In addition, these patents cover the analytical methodology utilized by CNS with any form of neurophysiology measurement including SPECT (Single Photon Emission Computed Tomography), fMRI (Functional Magnetic Resonance Imaging), PET (Positron

Emission Tomography), CAT (Computerized Axial Tomography), and MEG (Magnetoencephalography)). We do not currently have data on the utility of such alternate measurements, but we believe they may, in the future, prove to be useful to guide therapy in a manner similar to rEEG. We have also filed patent applications for our technology in various foreign jurisdictions.

     rEEG TRADEMARKS

         We have registered trademarks in the United States for the following marks: "Referenced-EEG" and "rEEG". We will continue to expand our brand names and our proprietary trademarks worldwide as our operations expand.

     rEEG OUTCOMES DATABASE

          The rEEG Outcomes Database consists of approximately 13,000 clinical outcomes across 2,000 patients who had psychiatric or addictive problems. The CNS Outcomes database is maintained in two parts:

         1.       The QEEG Database

         The QEEG Database includes EEG recordings and neurometric data derived from analysis of these recordings. This data is collectively known as the QEEG Data. QEEG or "Quantitative EEG" is a standard measure that adds modern computer and statistical analyses to traditional EEG studies.

         2.       The Clinical Outcomes Database

         The Clinical Outcomes Database consists of physician provided assessments of the clinical outcomes of patients and their associated medications. The clinical outcomes of patients are generally recorded using an industry-standard outcome rating scale, such as the Clinical Global Impression Global Improvement scale ("CGI-I"). The CGI-I requires a CLINICIAN to rate how much the patient's ILLNESS has improved or worsened relative to a BASELINE STATE. A patient's illness is compared to change over time and rated as: very much improved, much improved, minimally improved, no change, minimally worse, much worse, or very much worse. In addition, CNS may utilize specialized scales applicable to specific disorders, including the Beck Depression Inventory and Ham-D scales (Hamilton Depression Rating Scale) for depression and anxiety.

         The format of the data is standardized and that standard is enforced at the time of capture by a software application. Outcome data is input into the database by the treating physician or in some cases, their office staff. Each Client-Physician has access to his/her own patient data through the software tool that captures clinical outcome data.

         We consider the rEEG Outcomes Database to be a valuable trade secret and are diligent about protecting such information. The rEEG Outcomes Database is stored on a secure server and only a limited number of employees have access to it. Any individual that is provided with access to the database is required to enter into a strict confidentiality agreement.

OUR CURRENT OPERATIONS -- LABORATORY INFORMATION SERVICES

         We provide rEEG analysis in a relationship analogous to the support other physicians have from a reference laboratory or radiology center. Physicians send us the QEEG data, and we return an analytical report for a standard charge. This revenue model requires minimal training or impact on their current operation and is one that physicians readily understand. In some cases, we also provide the actual patient testing for acquisition of the QEEG data.

         Our revenues are currently derived primarily from our Laboratory Information Services business.

         We currently offer rEEG Reports produced by our laboratory based on QEEG data supplied by the physician or an independent testing service. There are two primary types of analysis available.

         TYPE I ANALYSIS

         Type I analysis provides  medication  sensitivity  information based on statistical probability of improved outcomes against neurophyisiologically similar patients. It is considered the baseline measurement where the patient is preferably tested in an unmedicated state, which means the patient abstains from taking neuropsychiatric medications that cross the blood-brain barrier and act on the brain for 5 half-lives (can vary from 1 day for Ambien to 5 weeks for Prozac).

         TYPE II ANALYSIS

         Type II analysis provides medication sensitivity information based on the changes to the patient's neurophysiology presumed to be from the intervening treatment. It is, therefore, measured while the patient is medicated.

         Laboratory Information Services are either: 1) billed to the Client-Physician or 2) billed to the Patient directly. Currently, the vast majority of the rEEG Reports produced are billed to the Client-Physician. We bill our Client-Physicians on a monthly basis.

         Typically, after a 90 day medication regime guided by the Type I rEEG, a Type II rEEG will be ordered if the desired outcome has not been achieved. This follow-up analyzes changes post-medication in the patient's physiology, and facilitates the preparation of an rEEG Report with data useful for determining medication dose adjustment, alternative medicine selection or additional medication augmentation. Because our Type I analysis has shown strong efficacy in guiding successful medication of subject patient's disorders, we expect that requests for Type II analysis will remain at their current levels.

     OUR CURRENT MARKETS

         CURRENT APPLIED DISORDERS

         In the last 12 months, physicians in twelve states have used rEEG in their practice. A series of eight studies involving rEEG have been conducted over the last several years cumulating 500 patients. See Section captioned "Clinical Validation." All studies, which involved most major categories of psychiatric disorders (except for schizophrenia), have shown rEEG to be demonstrably effective in guiding treatment. To date, these studies have addressed the efficacy of rEEG with respect to the following behavioral disorders:

         o ATTENTIONAL DISORDERS (INCLUDING ATTENTION DEFICIT DISORDER ("ADD")/ATTENTION DEFICIT HYPERACTIVITY DISORDER ("ADHD"));
         o        ANXIETY DISORDERS;
         o        DEPRESSIVE DISORDERS;
         o        BIPOLAR DISORDERS;
         o        IMPULSE CONTROL DISORDERS;

         o        POST TRAUMATIC STRESS DISORDER;
         o        COMPULSIVE AND OBSESSIVE DISORDERS;
         o        EATING  DISORDERS  (INCLUDING  ANOREXIA  NERVOSA  AND  BULIMIA
                  NERVOSA); AND
         o        ADDICTIVE DISORDERS (INCLUDING DRUG AND ALCOHOL ABUSE)

         PRIVATE PAYERS

         Currently, a large majority of our rEEG Reports are paid for directly by patients.

         Insurance coverage for treatment of behavioral disorders varies significantly. Many health plans limit coverage for mental health benefits by imposing co-payments, deductibles or limits on outpatient visits that are more restrictive than those placed on physical illness. Many times these benefits do not extend to addiction treatment. Lack of or limitations on insurance coverage or exhaustion of insurance coverage often result in patients needing to pay privately for treatment of behavioral disorders.

         Another reason patients pay privately is that access to plan psychiatrists may be limited, requiring patients to seek non-plan psychiatrists that only accept direct patient payment. Occasionally, a patient receiving care from a health plan psychiatrist may become disappointed with the amount of time they are able to spend with that physician. They may prefer to pay privately in order to obtain more physician time and attention.

         Because of the nature of a behavioral disorder, many patients seek out private pay psychiatrists as a result of a desire for greater anonymity. Some patients are concerned about filing reimbursement claims with their employer's health benefit program, especially in cases where they may not want their employer to know of their affliction (e.g. addiction, Attention Deficit Disorder, Obsessive-compulsive Disorder, Impulse Control Disorder).

         Still other patients are seeking the best quality of care without concern for reimbursement. Psychiatrists that accept private pay generally are able to receive a higher hourly rate from private pay patients than most health plans provide. As a psychiatrist develops a reputation for quality service they may be able to focus their practice on private pay patients to a greater degree. It is this reputation for quality service that may attract some of the patients seeking best quality of care.

         For these reasons and more there are a large number of psychiatrists that accept only patients paying privately for their services. CNS has estimated that these psychiatrists treat approximately 40% of the treatment resistant patients, which comprises 2 million people in any given year or a potential annual market of $1.2 billion with present pricing.

         MANAGED BEHAVIORAL HEALTH ORGANIZATIONS/MANAGED CARE PAYERS

         Currently, only a small portion of our rEEG Reports are paid for by insurers or managed healthcare companies.

         Many insurance/managed health care companies and many self-insuring employers providing behavioral health benefits seek to manage these services and expenditures through separate entities (MBHOs) that focus exclusively on managing the mental health benefit. MBHOs are separate entities such as Magellan Health Services or ValueOptions, Inc. or subsidiaries of larger healthcare management organizations such as United Behavioral Health or CIGNA Behavioral Health.

         MBHOs have developed contracted networks of behavioral health specialists to service the needs of their insured members. Various policies for patients and providers help to efficiently deliver the behavioral health benefit. Employers that contract with MBHOs don't necessarily seek the lowest cost of care. Often, the employer's goals are to minimize absenteeism, disruption to their processes or time lost as a result of employee disabilities and prefer to contract with MBHO's that can deliver a better quality of care, accomplishing these goals. Employers may contract directly with an MBHO or utilize MBHO's as part of the total health care managed care contract.

         Based on our conversations with MBHO managers, we estimate that a small subset (10%-15%) of those that seek treatment in any year account for a disproportionately high percentage (30%-45%) of the total medical costs paid out by MBHOs. These are typically the treatment resistant patients. In addition to being burdensome on the MBHO's, these patients are also typically more expensive to their primary health insurer as compared to other patients because of their higher use of emergency room services, pharmaceuticals (which are often not managed by the MBHO), and use of medical services associated with physical ailments.

         We estimate over 1 million patients covered by MBHOs in any given year are candidates for rEEG Report guidance. At present pricing this represents an annual market opportunity of $600 million.

         TOTAL MARKET PERSPECTIVE

         A 2004 Harris Interactive Poll stated that "an estimated 59 million people, or more than one in four U.S. adults, have received some form of mental health treatment in the past two years. The vast majority of these people -- an estimated 48 million -- are being treated with prescription medication. Medications are clearly the dominant form of mental health treatment in America, the survey found" (as reported in HEALTH DAY NEWS, May 5, 2004). The poll also estimated another 24 million people needed but were not getting help because they had given up on treatment or never pursued treatment. We estimate our market opportunity for our Laboratory Information Services with respect to central nervous system disorders to be in excess of $1.5 billion.

     PRICING

         We typically charge $400.00 to physicians for a Type I rEEG Report, our standard report, which reflects EEG data obtained while a patient is off of medications. Occasionally, physicians encounter patients that cannot tolerate the discontinuation of their current medications to have a standard Type I test. For these patients, we have a special report, Type I(m), which reflects EEG data obtained while the patient is medicated with a medication that is in the rEEG Outcomes Database. By estimating the likely EEG effect from the medication, we can estimate the rEEG parameters of an unmedicated brain and issue a report based on such estimation. Pricing to the physician for Type I(m) reports are $800.

         Type II testing is for patients that have a baseline Type I test on record and have been medicated. A Type II rEEG Report compares changes in neurophysiology from the Type I test data. We currently charge $200.00 for a Type II rEEG Report.

         Because the primary tasks of rEEG analysis are computer automated, direct costs of processing are relatively low. Currently, CNS contracts with a neurophysiologist to supply a conventional review of and commentary on a patient's EEG test. CNS also contracts with outside services to select artifact-free (an eye-blink and the corresponding electrical signal from same is an example of an artifact) sections of the recording suitable for rEEG analysis. These services constitute the majority of the direct costs associated with processing a rEEG Type I analysis. We plan to bring both of these functions in-house during 2008, thereby reducing our costs per test, and improving our margins.


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


         CLINICAL VALIDATION

         As summarized in a 2005 American Psychiatric Association Poster, reviewing results of rEEG guided treatment in prospective, retrospective, comparative studies and independent physician case series, fairly consistent results were reported. Generally, rEEG guided therapy, when used in conjunction with other standard clinical information has shown the ability to guide physicians to successful outcomes in 70% or more of mostly treatment resistant patients. Various studies in the literature would suggest the current standard of care for treatment success with treatment resistant patients is less than half that rate, and in some cases only 10-15%.(15)

                    COMPLETED INDEPENDENT STUDIES AND TRIALS

--------------------     -----------------------      --------------------        ----------------------
                          Veterans Association          CIGNA Treatment-               Davis-Atlanta
ADD/Depression Study     Blind Prospective Major      Resistnat Field Trial             Case Study
   100 Patients             Depression Study              56 Patients                   15 Patients
                              13 Patients
--------------------     -----------------------      --------------------        ----------------------

rEEG-Guided Efficacy      rEEG-Guided Efficacy        rEEG-Guided Efficacy        rEEG-Guided Efficacy
       >80%                       83%                          70%                        100%
--------------------     -----------------------      --------------------        ----------------------

--------------------     -----------------------      --------------------        ----------------------
    Monte Nido           Hamilton-Newport Beach         Hoffman-Denver             L'Abri Dual Diagnosis
Eating Disorder Case          Case Series                Case Series               San Diego Case Series
      Series                  34 Patients                15 Patients                   58 Patients
    81 Patients
--------------------     -----------------------      --------------------        ----------------------

rEEG-Guided Efficacy      rEEG-Guided Efficacy        rEEG-Guided Efficacy        rEEG-Guided Efficacy
         83%                      78%                         73%                          93%
--------------------     -----------------------      --------------------        ----------------------

         ADD/DEPRESSION STUDY
         -----------------------------------------------------------------------
         Prospective study with retrospective analysis.
         EFFICACY:  >80%

         Date: 1995. The initial formalized trial consisted of 100 patients of which 46 were diagnosed with ADD and 54 with depression. Conventional thought would have anticipated that the ADD patients would have responded to the stimulants and the depressed patients would have responded to the antidepressants. In this study, those that failed to respond to conventional treatment were treated with non-conventional medications. rEEG correctly identified which patients would respond to which medications over 80% of the time. This study was published in Clinical Electroencephalography.(16)

         VETERANS ADMINISTRATION BLINDED PROSPECTIVE MAJOR DEPRESSION STUDY
         -----------------------------------------------------------------------
         Randomized, Prospective, Double-Blind Study

         Date: 1997-1999. A pilot prospective study of severe and long-term Veterans Administration patients diagnosed with major depressive disorders was conducted under the direction of Dr Art Kling, former Vice-Chairman of the Department of Psychiatry at UCLA. The trial consisted of 13 patients, all diagnosed with depression with average illness duration of 16 years. As measured by all indices used, all patients but one in the rEEG guided treatment group showed significant


----------
(15) DUNNER, D.L., RUSH, A.J., RUSSELL, J.M., BURKE, M., WOODARD, S., WINGARD, P., and ALLEN, J., PROSPECTIVE, LONG-TERM, MULTICENTER STUDY OF THE NATURALISTIC OUTCOMES OF PATIENTS WITH TREATMENT-RESISTANT DEPRESSION. J CLIN PSYCHIATRY. 67(5):688-95 (May 2006).

(16) Suffin,  S. C. and Emory,  W. H., CLINICAL  ELECTROENCEPHALOGRAPHY,  26(2),
1995.

         improvement (86%). In the control group, where patients were treated without the benefit of rEEG, only one of the patients significantly improved based upon physician-guided medication selection (17%), and as it turned out, this patient received the class of medication that rEEG predicted would most benefit the patient need even though this knowledge was not available to the physicians in the control group. This study has been submitted for publication.

         TREATMENT-RESISTANT PATIENT FIELD TRIAL - CIGNA CO-SPONSORSHIP
         -----------------------------------------------------------------------

         A pilot study conducted between 2000 and 2002 with CIGNA Behavioral Health and its network of Atlanta psychiatrists included 56 treatment-resistant patients. All patients had previously failed at least two trials of medication treatments. Utilizing rEEG guidance, 69% of patients were reportedly responsive to identified treatments.

         PHYSICIAN CASE SERIES
         -----------------------------------------------------------------------

         Six physicians in five different clinical settings covering a wide variety of diagnoses and ages have now reported on treatment results aided by the use of rEEG in their clinics. The physicians received no remuneration of any kind from CNS and, in most cases, paid or had their patients pay for the test and rEEG analysis. After reporting on their results, a number of these physicians developed a strong desire to instruct other physicians in the use of rEEG, and they have now become regional medical directors with responsibility for training other physicians. These physicians generally reported patient outcomes on the seven-point scale, Clinical Global Improvement Index. Most also reported their subjective assessment of the helpfulness of rEEG in treatment of each patient on a seven-point scale, Clinical Helpfulness Index. These patients had a wide variety of disorders but were generally unresponsive to previous treatment efforts. We are pleased that virtually all reported case series have shown compelling treatment results with 70% to 90% of patients achieving MUCH IMPROVED or VERY MUCH IMPROVED rankings. Equally important, similar levels were reported in the rEEG Helpfulness Index (SIGNIFICANTLY HELPFUL or ESSENTIAL).

         MONTE NIDO RESIDENTIAL TREATMENT CENTER
         -----------------------------------------------------------------------

         Monte Nido is a small in-patient treatment clinic in Malibu, California, treating patients suffering from significant eating disorders, primarily anorexia nervosa or bulimia. Dr. W. Hamlin Emory is Medical Director of this facility. An initial analysis of treatment results of 81 patients with pharmacotherapy based on rEEG was compared to 10 patients treated by physicians without rEEG and 13 patients who had rEEG testing but decided against medication. 83% of the rEEG guided patient achieved SIGNIFICANT or MARKED improvement. None of the patients in the other two groups achieved this level of improvement. These results were published in a Scientific Poster at the National Institute of Mental Health annual meeting, New Clinical Drug Evaluation Unit Symposium of 2004. The Monte Nido Residential Treatment Center is now seeking long term outcome data through patient surveys. We are looking forward to learning of these results. The initial study was described in a report in 2001.

         HAMILTON-NEWPORT BEACH CASE SERIES
         -----------------------------------------------------------------------

         Conducted by Dr. Jim Hamilton, a Physician in Newport Beach, CA. In this study, 34 treatment-resistant patients medicated based on information provided in rEEG Reports were followed and rated. 19 of the 34 patients had addictive disorders. Only 28 of the 34 cases were analyzed due to the fact that the balance were not available for follow-up. Of the 28 analyzed, in 22 of these 28 cases rEEG was judged to be essential or very helpful in their treatment. In 14 out of these 28 cases, where the rEEG was judged essential, Dr. Hamilton reported that rEEG had directed him "to combinations of medicines that one would never find, or would take years to find after nothing else had worked." In the 19 addiction cases, 4 were lost to follow-up, but in the 15 that were followed, rEEG was judged essential or very helpful in 14 (79%) of the cases.

         HOFFMAN-DENVER CASE SERIES
         -----------------------------------------------------------------------

         Conducted by Daniel Hoffman, M.D., now the Company's Chief Medical Officer, with a practice in Denver, CO. This study was conducted prior to Dr. Hoffman's affiliation with the Company. In this study, rEEG Reports were provided for 74 treatment-resistant patients who were then followed, and were rated on both the CGI scale and the "Helpfulness" Index. In 56 (74%) of these cases, rEEG was judged to be essential or very helpful in their treatment. A like percentage reported a much improved or very much improved on the Clinical Global Improvement index.

         DAVIS-ATLANTA CASE SERIES
         -----------------------------------------------------------------------

         Conducted by T. Albert Davis, M.D., Medical Director at the Florence McDonnell Center in Atlanta. This was Dr. Davis's initial study of 15 patients that he treated with the aid of rEEG Reports. All 15 patients were reported as having successful outcomes with 7 rated as Very Much Improved and 8 rated Much Improved on the CGI scale. In Helpfulness, rEEG was rated essential for 9 of these patients and moderately helpful for six of these patients.

         RANCHO L'ABRI DUAL DIAGNOSIS
         -----------------------------------------------------------------------

         In this study, 58 "dual diagnosis" (addiction and co-morbid mental illness) patients were treated at Rancho L'Abri, San Diego, one of the most respected in-patient treatment facilities in Southern California. The physicians of Rancho L'Abri described their experience with rEEG in a scientific poster at the 2005 American Psychiatry Association annual meeting. The poster described both CGI rating of Very Much Improved or Much Improved and Helpfulness rating of Essential or Very Helpful in over 90% of the patients for whom it was used.

OUR BUSINESS PLAN - LABORATORY INFORMATION SERVICES

         OUR STRATEGY

         Our strategy is to provide rEEG analysis in a relationship with a physician that is analogous to that of a reference laboratory. In each geographic market, we plan to support this service with a full-time market manager, identified EEG testing sites and a part-time Regional Medical Director. The Regional Medical Director will provide local medical leadership and training, local market communications, a site for physicians to refer particularly challenging cases and support of family physicians needing specialty consults.

         In the next year, we plan to execute initiatives designed to allow for dramatic introduction of rEEG to both treating physicians and their patients in calendar year 2008. We envision this introduction will have elements of pushing demand for rEEG via physician education and pulling demand for rEEG through consumer education. The physician introduction will be accomplished through development of an in-house direct sales force along with professional journal and trade show introduction. The consumer introduction will utilize the major broadcast, print and electronic news media.


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


         Certain initiatives which are being considered for 2008 include:

         1. EXPAND OUR GROUP OF CLIENT-PHYSICIANS TO INCLUDE MOST MAJOR US CITIES. This key infrastructure development is one element necessary for rapid penetration. rEEG Reports often stimulate the identification of treatment strategies that most physicians would not typically consider. Physicians often are inexperienced in these treatment strategies, and they also may be unfamiliar with combinations of medicines that may be suggested by our rEEG Reports. It is valuable for physicians who are not familiar with our rEEG Reports to have an experienced colleague guide them through initial treatments that are facilitated by the use of our rEEG Reports. For physicians that are unfamiliar with our rEEG Reports, their success is dependent on their ability to understand our rEEG Reports and integrate them as another tool of insight to be used in conjunction with their existing training.

         2. CONDUCT THREE PILOT PROGRAMS WITH MANAGED CARE PAYERS. We believe that adoption of rEEG for reimbursement is best accomplished through demonstration of its clinical and economic impact with patients in a health plan. In at least one of these pilot programs, CNS will seek to pay for independent economic and outcome analysis that CNS will have the right to publish.

         3. COMPLETE CURRENT MULTI-SITE AND CONDUCT ADDITIONAL ACADEMIC TRIALS. CNS is conducting a nine site, 120 patient, academic controlled, blinded, and randomized study of patients suffering from treatment resistant depression. The study will be conducted at Stanford, Cambridge Hospital-Harvard, University of California - Irvine, University of California - San Diego and University of Texas - San Antonio. This study has been designed with significant care by many academicians including members of our advisory board. Because of the involvement of respected academic centers, we believe that the results of the study will be published, and widely disseminated.

         4. IMPROVE SYSTEM TURN-AROUND TO NEXT DAY AND ADD CAPACITY TO COVER PROJECTED VOLUME. We plan to increase the usefulness of our service by returning reports to physicians one day after patient data is submitted to us. To accomplish this task, we will need to improve the coordination of functions related to rEEG analysis that we currently outsource. Our longer term goal is to advance rEEG turn-around time to be "while-you-wait."

         5. ENHANCE REPORTS TO PROVIDE QUANTITATIVE BIOMARKER DATA AND DEVELOP PHYSICIAN TRAINING AND CERTIFICATION PROCESS. We plan to advance our training programs this year with the aid of a training CD-ROM which is currently in development. In addition, our next generation rEEG report is anticipated to provide technical data on the set of rEEG biomarkers in a manner that will allow trained physicians to better consider treatment options and integrate their knowledge of clinical assessment and historical treatment experience with the rEEG biomarker data. Our training program will aid physicians' use and understanding of our rEEG Reports. The training process will have the added advantage of communicating to patients and their families that a participating physician has completed rEEG training, and is competent in the use of rEEG Reports to guide treatment.

         6. EXPAND REPORTED MEDICATIONS TO INCLUDE ANTIPSYCHOTICS. Antipsychotics are the only significant class of psychotropic medications for which rEEG does not currently offer treatment guidance. Psychosis is one of the most severe mental illness and is also one of the most difficult to treat. We are currently conducting studies to determine if our rEEG Reports are useful in guiding the treatment of psychosis, especially schizophrenia. We have an initiative to accomplish this objective with a group in China.


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


7. ADD KEY LEADERSHIP IN MEDICINE AND MARKETING. We plan to continue to hire, train, retain and motivate additional skilled personnel, particularly managers with experience in growing healthcare companies, sales representatives who are responsible for customer education and training and customer support, as well as personnel with experience in clinical testing and matters relating to obtaining regulatory approvals.

     MARKET INTRODUCTION

         After accomplishing our immediate goals of building the regional medical leadership and reaching agreement for pilot trials with MBHOs, aggressive national introduction will occur with establishment of that regional leadership, establishment of an introductory sales force, and prepublication release of our treatment-resistant depression or other key study data.

         PUSH: By accessing thought leaders in psychiatry at the national and community level, publicizing the clinical benefits in professional and consumer media, and relying on our own dedicated sales force to educate psychiatrists we believe that the compelling benefits and economic efficiency of rEEG guidance will provide large scale physician trial.

         Our main promotional strategy with physicians will continue to be "try it, you'll like it - no charge". Because of the low variable cost of producing rEEG Reports, we can offer free trials to physicians to encourage them to begin to experience the benefits of rEEG. Our current program offers Physicians five
(5) free Type I reports with their only commitment being the completion of a consultative review with one of our regional medical directors for each report. We encourage physicians to select their most hard to treat patients for these free trials. It is our expectation that no matter how well conducted our academic trials, physicians need to experience rEEG for themselves. One physician has written a letter to CNSR stating, "I DON'T KNOW THAT I COULD GO BACK TO PRACTICING BLINDED PSYCHIATRY. UNTIL YOU EXPERIENCE HOW DIFFERENT IT FEELS TO PRACTICE THIS WAY, I COULD SEE SKEPTICISM FROM OTHERS." We believe physician trial is the key to adoption of rEEG.

         PULL: We intend to utilize major print, broadcast and electronic news media to explain the benefits of rEEG directly to patients. We believe that these media are the most effective and cost-efficient means to pull-in consumer demand for rEEG and that we have an unusual opportunity to develop a large reach at an early stage that can stimulate dynamic demand.

         This demand will also encourage physicians to seek early understanding of rEEG and our goal of trial. Assisting patients to find early adopting physicians by providing identification of trained physicians on our web site will likely provide another win- win for patients, physicians and CNS.

     NEW MARKETS

         ADDITIONAL APPLICABLE DISORDERS

         While physicians have historically classified central nervous system disorders as psychiatric or neurological, the diseases themselves could be characterized as disorders of the same organ system, primarily the brain. The utility of using of neurophysiological data to guide treatment of the brain in connection with psychiatric disorders may well extend to neurological disorders.

         For example, we currently have significant information in our rEEG Outcomes Database with respect to the effectiveness of anticonvulsants for patients with certain biomarkers. We intend to explore the utility of our biomarkers for guiding use of medications, including anticonvulsants, for their


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


primary indication of seizure disorders, as well as their utility in pain management for which they are also often prescribed.

         ADDITIONAL APPLICATIONS BEYOND TREATMENT-RESISTANCE

         Due to the success of rEEG with treatment-resistant patients, we believe that rEEG has the potential to become a useful tool for psychiatrists in treating patients that do not qualify as treatment resistant. For example, it is generally acknowledged that children have a wide range of reactions to anti-depressants and, in fact, anti-depressants in many cases actually harm instead of help them. The ability to avoid prescribing anti-depressants for children that may have a physiological predisposition to react negatively would reduce suffering for both the children, and their families, and facilitate the identification of a successful strategy earlier in the process. In addition, adolescents, who are typically intolerant of the long process of medication, would be especially good candidates for rEEG guided therapy.

         CENTERS OF EXCELLENCE

         It is our intention to work with our Client-Physicians, and our medical advisors to support, possibly with financial resources, the establishment of practices and/or clinics that specialize in the use of rEEG guided therapy. We believe that a network of such practices, which we call "Centers of Excellence," will provide opportunities for physician training and additional clinical trials and demonstrations of the value of rEEG technology. It is our goal to make these Centers of Excellence a destination for treatment-resistant patients and a resource for care managers of the MBHOs, and, in time, a network of such Centers may be in a position to contract for a disease management program with the managed care industry.

         GOVERNMENT

         The market for our Laboratory Information Services potentially includes state hospitals, wards of the state in specialty care homes for persistently and seriously ill and jails. 2,186,230 prisoners were held in Federal or State prisons or in local jails as of mid 2005.(17) Rates of severe mental illness in this population are reportedly as high as 24%.(18) We are not currently pursuing this market, in part because there is a substantial incidence of Schizophrenia in this population and we do not yet have sufficient data to provide treatment guidance for Schizophrenic patients.

         We believe the incarcerated population returning to society may be a particularly good market for rEEG. We have not yet explored the opportunity to address this population but are interested in studying whether rEEG guided treatment might add enough improvement in efficiency and effectiveness to alter the recidivism rate.


----------
(17)    U.S.    Dept.    of    Justice-    Bureau   of    Justice    Statistics,
(http://www.ojp.usdoj.gov/bjs/prisons.htm).

(18) Daly, R., PRISON MENTAL HEALTH CRISIS CONTINUES TO GROW, Psychiatry News, 40-20 at 1 (October 20, 2006).


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


         RESEARCH AND DEVELOPMENT

         We will continue to enhance, refine and improve the accuracy of our CNS Database and rEEG through expansion of the number of medications covered by our rEEG Reports, expansion of our biomarkers, refinement of our biomarker system, and by reducing the time to turnaround a report to the physician.

OUR BUSINESS PLAN - PHARMACEUTICAL DEVELOPMENT AND ADVANCEMENT

         Although we intend to emphasize our Laboratory Information Services during the next twelve (12) months, we plan to increase our involvement with the pharmaceutical industry in the future.

     OUR STRATEGY

         Our strategy in the next year is the initiation of marketing of rEEG to selected potential pharmaceutical development partners. Evaluation of such opportunities by potential partners is complicated by many issues including state of intellectual property, regulatory approval for marketing and the trial(s) necessary, medication delivery and packaging requirements of the medications, therapeutic synergy of the combination, market needs in selected indications and related competitive advantage, estimated market size, production costs, current physician familiarity with the individual agents and other considerations.

         A secondary goal is to explore the business opportunity in aiding in resuscitating opportunities for psychiatric medications that are no longer being pursued by their developers despite the fact that such medications demonstrated significant efficacy for subgroups of patients in clinical trials. We believe that, by using our system of rEEG biomarkers, we can aid in identifying patient populations that are more likely to respond to a particular medication based on their common physiological characteristics. We are interested in exploring cooperative relationships, which utilize our technology and rEEG Outcomes Database to aid in the development and clinical trials of efficacious medications that previously had failed to adequately demonstrate that efficacy in late stage trials.

         We intend to leverage our capabilities and technology to develop a pharmaceutical business from four sources:

     COMBINATION OF OFF-PATENT AGENTS FORMULATED INTO SINGLE PILL FIXED-DOSE COMBINATIONS.

         Our  data  has  demonstrated  that  some  patient  electrophysiological abnormalities are more frequently observed than others. Most of the frequent abnormalities take more than one agent to bring the patient to an electrophysiological normal state. This is not surprising, as the individual agents were never developed from an electrophysiological normalizing perspective. We have identified a number of high frequency abnormalities that appear to be most effectively addressed by a combination of medications. We have filed patent applications on two categories of combinations and expect to file more. Our current focus is for opportunities in bulimia, treatment-resistant depression and addiction.

     PARTNERING WITH PHARMACEUTICAL DEVELOPERS TO "RESCUE" NEW AGENTS IN DEVELOPMENT.

         New Chemical Entities (NCEs) that have been shown to be safe, but not efficacious in late stage clinical trials present opportunities to partner or acquire and re-license. Specifically, our interest is focused on a group of agents that can generally be described as having (a) completed pre-clinical formulation, toxicology, pilot production development, and all required animal studies, (b) completed Phase I human safety studies, (c) completed Phase II human dosing studies and possibly conducted initial Phase III pivotal efficacy


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


studies. These agents will have shown themselves to be generally safe without debilitating adverse affects but have been discontinued in development due to their failure to show compelling efficacy in either Phase II or Phase III studies.

         We estimate that there are approximately 200 central nervous system compounds which are sitting idle at large pharmaceutical companies after failing Phase II or Phase III trial.(19) We have completed a review of 53 such agents that fit the described criteria and initially has focused on eight which are thought to be worthy of consideration for licensing. Five other agents have been identified as to be worth in-licensing pursuit for United States development. These are agents that have been approved in overseas markets but not in the United States. While they may not have been adequately differentiated, or the regulatory expense may not have seemed justifiable for the potential market opportunity, we believe that these agents belong to classes that have been generally under utilized for additional significant indications. We believe that for some medications, our rEEG biomarker system will be able to identify patients with a high likelihood of responding well to these medications based on the presence of rEEG-defined biomarkers.

         We believe our rEEG biomarker system can be used to effect:

         o Reduction of placebo responders in a clinical trial by focusing on treatment resistant patients or eliminating patients demonstrating normal neurophysiologic function and balance;

         o        An  increase  in  treatment  group   responders  by  selecting
                  patients for trial inclusion based on the presence of specific rEEG defined neurophysiology.

     AMELIORATING THE CNS SIDE EFFECTS OF MEDICATIONS USED FOR OTHER MEDICAL PURPOSES.

         "Cancer fog" is a colloquial term used to describe the response of a patient or care-givers response to the stresses and perhaps the medications associated with cancer therapeutics. For patients, these effects appear to be particularly specific to certain chemotherapeutic agents.

         To the extent these agents cause a specific common alteration in neurophysiological function, rEEG should be able to note and identify this. This should allow the creation of a counteracting medication antidote for people suffering from a neuropsychiatric condition following primary therapy.

COMPARABLE COMPANIES, COMPETITION AND INDUSTRY DEVELOPMENTS

     INDUSTRY DEVELOPMENTS

         We are not aware of any reference laboratories that service Psychiatry with tools or information to direct therapy, although the following firms are using neurophysiological data in an attempt to diagnose certain disorders and, in some cases, monitor or confirm therapy:

         o        LEXICOR INC. (www.lexicor.com) uses EEG to diagnose ADHD

         o NEURONETIX (www.neuronetix.com) uses tools to diagnose Autism, Dyslexia and Alzheimer's

         o AMEN CLINIC - uses SPECT for diagnosis and monitoring of therapy


----------
(19) Jarvis, L. M. TEACHING AN OLD DRUG NEW TRICKS: GENE LOGIC IS CONVINCING BIG PHARMA TO TAKE ANOTHER LOOK AT ABANDONED DRUGS. Chemical and Engineering News, 84-7 at 52,54-55(February 13, 2006).

         o NEUROGNOSTICS - uses FMRI for confirmation of therapeutic efficacy

         We are not aware of any companies using neurophysiological data to guide therapy in conjunction with a neurophysiology outcomes database.

     COMPARABLE COMPANIES

         Although there are no companies offering a service similar to that offered by CNS, the following companies might be noted as comparable through some commonalities:

         o ASPECT MEDICAL SYSTEMS, INC. (Nasdaq: ASPM), an EEG anesthesia monitoring company, is developing a specific EEG measurement system that indicates a patient's likely response to some antidepressant medications. Boston Scientific invested $25 million in a joint venture to accelerate this effort. Patients must be measured prior to and after taking medication. Publicly available knowledge suggests that the technology may validate a patient's treatment but does not guide specific treatment. Initial trials have shown efficacy in correlating a patient's ultimate response to antidepressants. The revenue model appears to involve sale of equipment and a per-patient charge. The company is now conducting trials.

         o HYTHIAM, INC. (Nasdaq: HYTM). Though perhaps more of an analogous company than a competitor, Hythiam is a public company introducing a proprietary addiction detoxification procedure that purports to address physiologic needs of addicts and impact on-going recovery. The company charges a $15,000 fee for stimulant abusers and $12,000 for alcohol abusers. Since CNSR does not provide guidance regarding detoxification of addictions (only their post-detoxification treatment), Hythiam is not a direct competitor.

         o BRAIN RESOURCE COMPANY (www.brainresource.com), a development stage Australian public company developing EEG and other physiology data on patients with behavioral illness through a network of physician data relationships. Their revenue model includes physician services and sale of systems and services to pharmaceutical development companies in the CNSR field.

         o GENOMIC HEALTH, INC. (NasdaqGM: GHDX) This public company provides analogous services to those of CNS for patients suffering from cancer.

     EMERGING TECHNOLOGIES

      The entire field of neuropsychiatry is undergoing dramatic changes as a result of the introduction of new technologies. Many of these changes are driven by medical device companies including:

         o CYBERONICS, INC. (Nasdaq: CYBX). Cyberonics has developed an implantable Vagus Nerve Stimulation device approved for treatment-resistant depression. This device has received pre-marketing approval from the Food and Drug Agency for patients and is believed to be under reimbursement review by insurance payers.

         o MEDTRONIC, INC. (NYSE: MDT). Medtronic has an implantable deep brain stimulation device (DBS) in development which is similar to their device approved for Parkinson's treatment.

         o NEURONETICS (www.neuronetics.com). Neuronetics has developed a trans-cranial magnetic stimulation (rTMS) device which is designed to be applied externally in a series of treatments over several weeks. The company is expected to file FDA registration soon.


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


         We view these developing treatment options as expensive augmentations to existing therapies for treatment-resistant patients. From this perspective, these devices can be considered as competitive therapeutic treatment options to medications. To the best of our knowledge, rEEG-guided therapy provides a higher probability of treatment success at a significantly lower cost than device-based solutions, which gives us a competitive advantage in the marketplace.

GOVERNMENT REGULATION

         Currently, we do not believe that sales of our Laboratory Information Services, including our rEEG Reports, are subject to regulatory approval. However, federal and state laws and regulations relating to the sale of our Laboratory Information Services are subject to future changes, as are administrative interpretations of regulatory agencies. In the event that federal and state laws and regulations change, we may need to incur additional costs to seek government approvals for the sale of our Laboratory Information Services.

         In the future, we intend to seek approval for medications or combinations of medications for new indications, either with corporate partners, or potentially, on our own. The development and commercialization of medications for new indications is subject to extensive regulation by the U.S. Federal government, principally through the FDA and other federal, state and governmental authorities elsewhere. Prior to marketing any central nervous system medication, and in many cases prior to being able to successfully partner a central nervous system medication, we will have to conduct extensive clinical trials at our own expense to determine safety and efficacy of the indication that we are pursuing.

DESCRIPTION OF PROPERTY

         We currently lease our office space under a lease agreement which expires in November of 2008. The facility is approximately 1900 sq. ft, and is located in Costa Mesa, California. It is from this facility that we conduct all of our executive and administrative functions. We believe our space is adequate for our current needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.

EMPLOYEES

         As of February 1, 2008, we had 15 full-time employees. Since inception, we have never had a work stoppage, and our employees are not represented by a labor union. We consider our relationships with our employees to be positive.

LEGAL PROCEEDINGS

         From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently party to any legal proceedings, the adverse outcome of which, in our management's opinion, individually or in the aggregate, that would have a material adverse effect on our results of operations or financial position.


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


                                   MANAGEMENT

         The following table sets forth the name, age and position of each of our executive officers and directors as of March 10, 2008.

NAME                      AGE     POSITION
Leonard J. Brandt         51      Chairman of the Board, Chief Executive Officer
                                    and Secretary
Horace Hertz              58      Chief Financial Officer
George Carpenter          49      President
Dr. Daniel Hoffman        59      Chief Medical Officer
David B. Jones            64      Director
Jerome Vaccaro, M.D.      52      Director
Dr. Henry T. Harbin       60      Director

LEONARD J. BRANDT, DIRECTOR, CHIEF EXECUTIVE OFFICER, SECRETARY & FOUNDER

         Leonard Brandt became our Chairman of the Board, Chief Executive Officer and Secretary upon completion of our merger with CNS California on March 7, 2007. Mr. Brandt is a founder of CNS California, and has served as its President and Chief Executive Officer, and as a member of its Board of Directors since its inception in 2000. Mr. Brandt started his career with Norwest Venture Capital in 1980. In 1983 he became Vice President of Norwest Growth Fund and General Partner of Norwest Venture Partners, where he served until 1990. In this capacity he was primarily responsible for the firm's investments in the healthcare industry, including several involving the behavioral health industry. In 1995 Mr. Brandt founded Time Segment Publishing, Inc and was its President until 1999. In 1999, Mr. Brandt co-founded Embro Vascular, LLC, a provider of technology for least-invasive harvesting of the saphenous vein for heart-bypass surgery. He also individually provided consulting to early stage ventures from 1993 until he co-founded Mill City Venture Consulting in 1998. Mill City Venture Consulting was initially an advisor to NuPharm, Inc., the predecessor of CNS California. Mr. Brandt has been a United States member of the government of New Zealand Trade and Enterprise Advisory Board since 2005. Len holds a Bachelor of Science degree from the College of Commerce at University of Illinois and a Masters of Business Administration from Harvard University.

HORACE HERTZ, CHIEF FINANCIAL OFFICER

         Horace Hertz became our Chief Financial Officer upon completion of our merger with CNS California on March 7, 2007. Mr. Hertz has served as Chief Financial Officer of CNS California since October 15, 2006. From August 2003 to September 2006, Mr. Hertz served as the Chief Operating Officer and Chief Financial Officer of Bankers Integration Group, a financial information company. From April 2002 to August 2003, Mr. Hertz served as Chief Financial Officer of Infacare Pharmaceutical Corporation, a medication development company. From April 2, 2001 to April 2002, Mr. Hertz served as Interim Chief Executive Officer of Maxoptix, Inc., a hardware company undergoing a restructuring. Prior to that Mr. Hertz served as a Chief Financial Officer for a NASDAQ-listed public company, Aspeon, Inc, a manufacturer of hardware, for 3 years. Mr. Hertz, a Certified Public Accountant, was a partner of Deloitte & Touche, LLP from 1974 to 1991 and has a Masters Degree in Mathematics from the University of California at Irvine.


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


GEORGE CARPENTER, PRESIDENT

         George Carpenter has served as our President since October 1, 2007. Prior to joining us, Mr. Carpenter was the President & CEO of WorkWell Systems, Inc., a national physical medicine firm that manages occupational health programs for Fortune 500 employers. Prior to his position at WorkWell Systems, Mr. Carpenter founded and served as Chairman and CEO of Core, Inc., a company focused on integrated disability management and work-force analytics. Core was acquired in 2001 by Assurant, Inc. From 1984 to 1990, Mr. Carpenter was a Vice President of Operations with Baxter Healthcare, served as a Director of Business Development and as a strategic partner for Baxter's alternate site businesses. Mr. Carpenter began his career at Inland Steel where he served as a Senior Systems Consultant in manufacturing process control. Mr. Carpenter holds an MBA in Finance from the University of Chicago and a BA with Distinction in International Policy & Law from Dartmouth College.

DR. DANIEL HOFFMAN, CHIEF MEDICAL OFFICER

         Dr. Hoffman is a Neuropsychiatrist with over 25 years experience treating general psychiatric conditions such as depression, bipolar disorder and anxiety. He provides the newest advances in diagnosing and treating attentional and learning problems in children and adults. Dr. Hoffman has authored over 40 professional articles, textbook chapters, poster presentations and letters to the editors on various aspects of neuropsychiatry, Quantitative EEG, LORETA, Referenced EEG, advances in medication management, national position papers and standards, Mild Traumatic Brain Injury, neurocognitive effects of Silicone Toxicity, sexual dysfunction and other various topics. Dr. Hoffman has given over 58 major presentations and seminars, including Grand Rounds at Universities and Hospitals, workshops and presentations at national society meeting (such as American Psychiatric Association and American Neuropsychiatric Association), national CME conferences, insurance companies, national professional associations, panel member discussant, and presenter of poster sessions. Dr Hoffman has a Bachelor of Science in Psychology from the University of Michigan, an MD from Wayne State University School of Medicine and conducted his Residency in Psychiatry at the University of Colorado Health Sciences Center. During the past five years, Dr. Hoffman has served as the President and CEO of Neuro-Therapy Clinic, P.C., a company that is focused on discovering ways to integrate technology into the creation of better business practices.

DAVID B. JONES, DIRECTOR

         David B. Jones has been a director of CNS California since July 2006, and became a director of the company upon completion of our merger with CNS California on March 7, 2007. Mr. Jones currently serves as a partner of Sail Venture Partners, L.P., a position which he has held since 2003. Mr. Jones also currently serves as a director of Earthanol, Inc. From 1998 to 2004, Mr. Jones served as Chairman and Chief Executive Officer of Dartron, Inc., a computer accessories manufacturer. From 1985 to 1997, Mr. Jones was a general partner of InterVen Partners, a venture capital firm with offices in Southern California and Portland, Oregon. From 1979 to 1985, Mr. Jones was President and Chief Executive Officer of First Interstate Capital, Inc., the venture capital affiliate of First Interstate Bancorp. Mr. Jones is a graduate of Dartmouth College and holds Masters of Business Administration and law degrees from the University of Southern California.

JEROME VACCARO, M.D., DIRECTOR

         Jerome Vaccaro, M.D., joined the Board of Directors of CNS California in 2006 and became a director of the company upon completion of our merger with CNS California on March 7, 2007. Dr. Vaccaro is President and Chief Operating Officer of APS Healthcare, Inc, (APS) a privately held specialty healthcare company. Prior to his appointment as president of APS, Mr. Vaccaro served as


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


Senior Vice President with United Health Group's Specialized Care Services. He has served in a number of health care executive roles, most recently as Chief Executive Officer of United Behavioral Health, and before that as President and Chief Executive Officer of PacifiCare Behavioral Health ("PBH"). Dr. Vaccaro has also served as Medical Director of PBH (1996-2001), Chief Executive Officer of PacifiCare Dental and Vision (2002-2004), and Senior Vice President for the PacifiCare Specialty Health Division (2002-2004). Dr. Vaccaro has an extensive background in community mental health and public sector work, including editing the textbook, "Practicing Psychiatry in the Community," which is hailed as the definitive community psychiatry text. Dr. Vaccaro completed medical school and a Psychiatry Residency at the Albert Einstein College of Medicine in New York City. After his training, Dr. Vaccaro served on the full-time faculty of the University of Hawaii (1985-1989) and UCLA (1989-1996) Departments of Psychiatry.

HENRY T. HARBIN, M.D., DIRECTOR

         Henry Harbin, M.D. joined our Board of Directors on October 17, 2007. Dr. Harbin is a Psychiatrist with over 30 years of experience in the behavioral health field. He has held a number of senior positions in both public and private health care organizations. He worked for 10 years in the public mental health system in Maryland serving as Director of the state mental health authority for 3 of those years. He has been CEO of two national behavioral healthcare companies - Greenspring Health Services and Magellan Health Services. At the time he was CEO of Magellan, it was the largest managed behavioral healthcare company managing the mental health and substance abuse benefits of approximately 70 million Americans including persons who were insured by private employers, Medicaid and Medicare. In 2002 and 2003, he served on the President's New Freedom Commission on Mental Health. As a part of the Commission he was chair of the subcommittee for the Interface between Mental Health and General Medicine. In 2005, he served as co-chair of the National Business Group on Health's work group that produced the Employer's Guide to Behavioral Health Services in December 2005. Since 2004, Dr. Harbin has been providing health care consulting services to a number of private and public organizations.

         Except for Mr. Harbin, who was the Chief Executive Officer of Magellan Health Services within two years prior to Magellan Health Services' bankruptcy filing, in the past five years, none of our officers or directors has had any bankruptcy petition filed by or against any business of which such officer or director was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time. None of our officers and directors have been convicted in a criminal proceeding or are subject to a pending criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending, or otherwise limiting his involvement in any type of business, securities or banking activities. In addition, none of our officers and directors have been found by a court of competent jurisdiction (in a civil action), the Commission, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated. There are no family relationships among our executive officers and directors.

BOARD COMPOSITION AND COMMITTEES

         Our board of directors currently consists of four members: Leonard Brandt, David Jones, Jerome Vaccaro, and Henry Harbin. Except for Mr. Harbin, who was appointed by our Board of Directors to fill a vacancy created by an expansion in the size of our Board of Directors, each director was elected either at a meeting of shareholders or by written consent of the shareholders. Each of our directors will serve until our next annual meeting or until his or her successor is duly elected and qualified. We do not have a separately designated audit, compensation or nominating committee of our board of directors and the functions customarily delegated to these committees are performed by our full board of directors. We are not a "listed company" under SEC rules and are therefore not required to have separate committees comprised of independent directors. We have, however, determined that David Jones, Jerome Vaccaro and Henry Harbin are "independent" as that term is defined in Section 4200 of the Marketplace Rules as required by the NASDAQ Stock Market. We have also determined that David Jones qualifies as an "audit committee financial expert" within the meaning of the rules and regulations of the SEC and that each of our other board members are able to read and understand fundamental financial statements and have substantial business experience that results in that member's financial sophistication. Accordingly, our board of directors believes that each of its members has sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have.

         We intend to establish an audit, compensation and nominating committee of our board of directors later this year as we recently expanded our board to include three directors who are independent directors under the applicable rules of the SEC and NASDAQ.

KEY EMPLOYEE

BRIAN MACDONALD, a co-founder of the company, has served as our Director of Engineering since 2000. Prior to receiving his Master of Business Administration from the Wharton School of Business, University of Pennsylvania, in 1990, Brian was trained in operations and chemical engineering. He consulted for Deloitte & Touche Management Consulting from July 1990 to April 1995, KPMG Strategic Services from April 1995 through April 1996, and in private practice from April 1996 until January 1999. Mr. MacDonald's focus throughout this time was in the area of operations and information systems. Brian is co-founder of Mill City Venture Development, an entity founded in January 1999 that consulted for the predecessor company to CNS. In addition to his Masters of Business Administration, Mr. MacDonald holds a Bachelor of Science degree from the University of Alabama.

SCIENTIFIC AND MEDIA ADVISORS

CNS's Scientific Advisors and Media Advisors are experts in their field. During their tenure, CNS Board of Directors and management team utilize their specialized expertise on an as-needed basis.

STEPHEN C. SUFFIN, MD, Advisor, is certified in anatomic and clinical pathology and has published more than 50 scientific papers. Dr. Suffin is a former Investigator at the Laboratory of Infectious Diseases at the National Institute of Allergy and Infectious Diseases and consultant to the Armed Forces Institute of Pathology before returning to the West Coast to become Medical Director at Upjohn's Laboratory Procedures. Dr. Suffin has served as a medical director for SmithKline Beecham and Quest Diagnostics for over 20 years. Additionally, Dr. Suffin is a board certified psychiatrist who has served as the medical director of two psychiatric hospitals and as the Chief Medical Officer of CNS California from its founding in 2000 until 2002.

MAURIZIO FAVA, MD, Advisor, is currently Associate Chief of Psychiatry for Clinical Research and Director of the Depression Clinical and Research Program at the Massachusetts General Hospital and Professor of Psychiatry at Harvard Medical School. Dr. Fava has authored or co-authored more than 200 original articles, edited four books, published more than 50 chapters, 200 abstracts and given more than 200 presentations at national or international meetings. He has received several awards during his career and is on the editorial board of four international medical journals. Dr. Fava's prominence in the field is reflected by his role as the co-principal investigator of STAR*D, the largest study ever conducted in the area of depression.


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


ALAN SCHATZBERG, MD, Advisor, is the Kenneth T. Norris, Jr., Professor and Chairman of the Department of Psychiatry and Behavioral Sciences at Stanford University. He has authored over 500 publications and abstracts, including the MANUAL OF CLINICAL PSYCHOPHARMACOLOGY, (fifth edition published in 2005), co-edited the TEXTBOOK OF PSYCHOPHARMACOLOGY (third edition 2003) and is Co-Editor-in-Chief of the JOURNAL OF PSYCHIATRIC RESEARCH. He has received numerous awards during his career, including most recently the Distinguished Service in Psychiatry Award from the American College of Psychiatrists and is on the editorial board of several international medical journals. In 2003, Dr. Schatzberg was elected into the Institute of Medicine of the National Academy of Sciences.

MAX A. SCHNEIDER, MD, Medical Advisor to CNS, Director of Education, Positive Action Center at Chapman Medical Center, Orange, California, is a Fellow and Past President of the American Society of Addiction Medicine (ASAM), a Past Chair of the Board of Directors of the National Council on Alcoholism and Drug Dependence (NCADD), a former consultant to the Drug and Alcohol Advisory Committee of the U.S. Food and Drug Administration and a Certified Medical Review Officer. He currently serves as a Clinical Professor at the University of California at Irvine where he teaches in their Addiction Medicine program which he founded in 1969. Dr. Schneider has produced ten films and five booklets on addiction. In 1956 he was a member of the research team that developed "mouth to mouth" resuscitation that revolutionized the technique of artificial resuscitation.

GREGORY VISTICA, Advisor to CNS, is the president of Washington Media Group, Inc., a communications firm that specializes in crisis management. He is also a principal with SAIL Venture Partners, an energy/cleantech venture firm. He is an author and former award-winning investigative journalist who has worked as a correspondent for NEWSWEEK, a contributing writer for THE NEW YORK TIMES MAGAZINE, a staff writer for THE WASHINGTON POST, a producer for 60 MINUTES II, and a military affairs writer for THE SAN DIEGO UNION-TRIBUNE. He has been nominated for an EMMY by CBS News and was a finalist for a PULITZER PRIZE nominated by the New York Times. He won a PEABODY AWARD and THE GEORGE POLK AWARD for his investigative reporting of the "Tailhook Scandal."


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


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal year ended September 30, 2007 (i) as to each person serving as our Chief Executive Officer during our fiscal year ended September 30, 2007, (ii) as to our most highly compensated executive officer other than our Chief Executive Officer who was serving as an executive officer at the end of our fiscal year ended September 30, 2007, whose compensation exceeded $100,000 and (iii) as to each other individual, who was not an executive officer as of our fiscal year ended September 30, 2007, whose compensation exceeded $100,000. The people listed in the table below are referred to as our "named executive officers".

                        Fiscal Year                                      All Other
Name and                   Ended                             Option     Compensation
Principal Position     September 30,  Salary($)  Bonus($)   Awards($)      ($)(7)      Total($)
---------------------  -------------  ---------  --------  -----------  ------------   ---------
Leonard Brandt (Chief      2007         175,000         0  1,025,600(3)       18,000   1,218,600
Executive Officer,
Director)(1) .......       2006         175,000    10,000    196,500(4)       59,700     441,200

Silas Phillips (2)
(former Chief              2007               0         0            0             0           0
Executive Officer) ..
                           2006               0         0            0             0           0

Horace Hertz (Chief        2007         143,750         0    515,400(5)            0     659,150
Financial Officer) ..

Brian McDonald ......      2007         120,000         0    257,700(6)            0     377,700

(1) For the fiscal years ended 2005 and 2006, Mr. Brandt agreed to forgo payment of his salary and allow CNS California to accrue such compensation. In August 2006, Mr. Brandt agreed to settle his claims for compensation through September 30, 2006 in the aggregate amount of $1,106,900 in exchange for the issuance of 298,437 shares of CNS California common stock, which were exchanged for 298,437 shares of our common stock upon the closing of the Merger on March 7, 2007.

(2) Silas Phillips was appointed the CEO, President, CFO, Secretary and sole Director of the company on July 18, 2006. Mr. Phillips resigned from all of his positions with the company upon the closing of the merger with CNS California on March 7, 2007. Mr. Phillips did not receive any compensation for serving as an officer and director of the company.

(3) The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: grant date fair value of $1.09; dividend yield of 0; risk free interest rate of 4.72%; expected volatility of 91% and an expected life of 5 years.

(4) Represents options to purchase 2,124,740 shares of our common stock for which the CNS California common stock underlying the originally issued options were exchanged upon the closing of the Merger. The options are fully vested and exercisable at $0.132 per share. The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: grant date fair value of $0.132; dividend yield of 0; risk free interest rate of 5.5%; expected volatility of 100% and an expected life of 5 years.

(5) The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: grant date fair value of $1.09; dividend yield of 0; risk free interest rate of 4.72%; expected volatility of 91% and an expected life of 5 years.

(6) The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: grant date fair value of $1.09; dividend yield of 0; risk free interest rate of 4.72%; expected volatility of 91% and an expected life of 5 years.

(7) Relates to insurance premiums paid on behalf of Mr. Brandt by the company.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

         We compensate our executive officers through a combination of a base salary, a cash bonus, and options to purchase shares of our common stock. We did not pay any bonuses to our executive officers during our fiscal year ended 2007 as we desired to retain our cash to fund our growth. The bonuses paid to our executive officers in fiscal year ended 2006 were determined by our Board of Directors, and were based on the performance of the executive officer and the company. We do not have a formal plan for determining the compensation of our executive officers. All agreements with our named executive officers that provide for payments to such named executive officers at, following or in connection with the resignation, retirement or other termination of such named executive officers, or a change in control of our company or a change in the responsibilities of such named executive officers following a change in control are set forth below under the heading "Employment Agreements."

EMPLOYMENT AGREEMENTS

GEORGE CARPENTER

         On October 1, 2007, after our 2007 fiscal year end, we entered into an Employment Agreement (the "Employment Agreement") with George Carpenter pursuant to which Mr. Carpenter serves as our President. During the period of his employment, Mr. Carpenter will receive a base salary of no less than $180,000 per annum, which is subject to upward adjustment at the discretion of the Chief Executive Officer or our Board of Directors. In addition, pursuant to the terms of the Employment Agreement, on October 1, 2007, Mr. Carpenter was granted an option to purchase 968,875 shares of our common stock at an exercise price of $0.89 per share pursuant to our 2006 Stock Incentive Plan, which vests as follows: 121,109 shares vested on the grant date and the remaining 847,766 shares will vest in equal monthly installments of approximately 20,185 shares over forty-two months beginning seven months after the commencement of Mr. Carpenter's employment with us, subject to Mr. Carpenter's continued employment with us. In the event of a change of control transaction, Mr. Carpenter's options are subject to partial acceleration. Mr. Carpenter will be entitled to four weeks vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we may offer our employees from time to time.

         Mr. Carpenter's employment is on an "at-will" basis, and Mr. Carpenter may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Mr. Carpenter's employment with or without cause. If we terminate Mr. Carpenter's employment without cause or Mr. Carpenter involuntarily terminates his employment with us, Mr. Carpenter shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Carpenter is terminated by us for cause, or if Mr. Carpenter voluntarily terminates his employment, he will not be entitled to any severance.

DR. DANIEL HOFFMAN

         On January 11, 2008, we entered into an Employment Agreement (the "Employment Agreement") with Daniel Hoffman pursuant to which Dr. Hoffman will serve as our Chief Medical Officer commencing January 15, 2008. During the period of his employment, Dr. Hoffman will receive a base salary of $150,000 per annum, which is subject to upward adjustment. Dr. Hoffman will also have the opportunity to receive bonus compensation, if and when approved by our Board of Directors.

         Dr. Hoffman's employment is on an "at-will" basis, and Dr. Hoffman may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Dr. Hoffman's employment with or without cause. If we terminate Dr. Hoffman's employment without cause or Dr. Hoffman involuntarily terminates his employment with us, Dr. Hoffman will be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Dr. Hoffman is terminated by us for cause, or if Dr. Hoffman voluntarily terminates his employment, he will not be entitled to any severance. Dr. Hoffman will be entitled to four weeks vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we may offer our employees from time to time.

         Prior to Dr. Hoffman's appointment to the position of Chief Medical Officer, Dr. Hoffman was granted options to purchase an aggregate of 814,062 shares of our common stock at an exercise price of $1.09 on August 7, 2007, as compensation for his services to us as a consultant. In accordance with the terms of the Employment Agreement, the terms of Dr. Hoffman's option grant will be amended to provide that in the event of a change of control transaction, Dr. Hoffman's options will partially accelerate.

         The Company has no other employment agreements with its executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

         The following table presents information regarding outstanding options held by our named executive officers as of the end of our fiscal year ended September 30, 2007. None of the named executive officers exercised options during the fiscal year ended September 30, 2007.

              Number of Securities Underlying
                  Unexercised Options (#)
              -------------------------------
                                                   Option            Option
                                                  Exercise         Expiration
    Name       Exercisable      Unexercisable     Price ($)           Date
------------  --------------   --------------   --------------   ---------------
Leonard            2,124,740                0            0.132   August 11, 2011
Brandt(1)             83,403          250,208             1.20   August 8, 2012
                     323,627          645,262             1.09   August 8, 2017
------------  --------------   --------------   --------------   ---------------
Horace Hertz               0          651,249             1.09   August 8, 2017
(2)
------------  --------------   --------------   --------------   ---------------
Brian                714,076                0            0.132   August 11, 2011
MacDonald(3)         101,758          223,867             1.09   August 8, 2017
------------  --------------   --------------   --------------   ---------------


(1) On August 8, 2007, Mr. Brandt was granted options to purchase 1,302,500 shares of our common stock. The options are exercisable at $1.20 per share as to 333,611 shares and $1.09 per share as to 968,889 shares. The options to purchase 333,611 shares vest as follows: options to purchase 83,403 shares vested on August 8, 2007, the date of grant; options to purchase 243,250 shares vest in equal monthly amounts of 6,950 shares over 35 months commencing on January 31, 2008; the remaining options to purchase 6,958 shares vest on December 31, 2010. The options to purchase 968,889 shares vest as follows: options to purchase 269,357 shares vested on August 8, 2007, the date of grant; options to purchase 135,675 shares vest in equal monthly amounts of 27,135 shares over 5 months beginning on August 31 2007; options to purchase 543,276 shares vest in equal monthly of 20,138 shares over 27 months beginning on January 31, 2008; the remaining options to purchase 20,131 shares vest on April 30, 2010.

(2) On August 8, 2007, Mr. Hertz was granted options to purchase 651,249 shares of our common stock. The options are exercisable at $1.09 per share and vest as follows: options to purchase 162,812 vested on October 15, 2007; options to purchase 474,880 shares vest in equal monthly amounts of 13,568 over 35 months beginning November 30, 2007; the remaining options to purchase 13,557 vest on October 15, 2010.

(3) On August 8, 2007, Mr. MacDonald was granted options to purchase 325,625 shares of our common stock. The options are exercisable at $1.09 per share and vest as follows: options to purchase 101,758 shares vested prior to September 30, 2007; options to purchase 223,867 shares vest in equal monthly installments of 6,784 shares over 32 months commencing on October 1, 2007; the remaining options to purchase 6,779 shares vest on June 30, 2010.

DIRECTOR COMPENSATION

         During our fiscal year ended September 30, 2007, our non-employee directors did not receive compensation for their services on our board. We do not pay management directors for board service in addition to their regular employee compensation. Going forward, we intend to compensate our non-employee directors with a combination of cash payments and option grants. In addition, even though we did not reimburse directors for travel expenses associated with attendance at Board meetings during our fiscal year ended September 30, 2007 (as no such expenses were incurred), it is our policy to reimburse directors for such travel expenses.

         After our fiscal year end, on December 19, 2007, we granted Mr. Harbin options to purchase 20,000 shares of our common stock at an exercise price of $0.80 per share under our 2006 Stock Incentive Plan. The options expire on December 19, 2017. The options vest in equal installments of 5,000 shares on each of June 19, 2008, December 19, 2008, June 19, 2009, and December 19, 2009. The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: grant date fair value of $0.80; dividend yield of 0; risk free interest rate of 4.0%; expected volatility of 113% and an expected life of 10 years.

2004 STOCK INCENTIVE PLAN

         On September 27, 2004, we adopted our 2004 Stock Option Plan pursuant to which there were 15,000,000 shares of common stock reserved for issuance and under which we may issue incentive stock options, nonqualified stock options, stock awards and stock bonuses to officers, directors and employees. The option price for each share of stock subject to an option was to be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO; provided, however, if the option was an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO was to be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options were to have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term was to be five years from the date of grant. ISOs could be granted only to eligible employees. At September 30, 2007, there were no options outstanding under this plan, and we intend to terminate this plan in the near future.

2006 STOCK INCENTIVE PLAN

         On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the "2006 Plan"). On March 7, 2007, in connection with the closing of the merger transaction with CNS California, we assumed the CNS California stock option plan and all of the options granted under the plan at the same price and terms. The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or nonstatutory stock options (NSO)), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors. A total of 10 million shares of stock are reserved for issuance under the 2006 Plan. As of September 30, 2007, there were 7,436,703 options and 183,937 restricted shares outstanding under the 2006 Plan and 2,379,360 shares available for issuance of awards. The 2006 Plan provides that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 3 million shares of stock. The option price for each share of stock subject to an option shall be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.

CHANGES IN CONTROL

         We do not have any arrangements which may at a subsequent date result in a change in control.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

         The Delaware General Corporation Law and certain provisions of our certificate of incorporation an bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

         In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

         A stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The selling security holders may offer and sell, from time to time, any or all of the shares of common stock held by them. Because the selling security holders may offer all or only some portion of the 9,978,676 shares of common stock to be registered, we cannot estimate how many shares of common stock the selling security holders may hold upon termination of the offering, nor can we express, as a percentage, how this number of shares will relate to the total number of shares that we will have outstanding at that time.

         The following table presents information regarding the beneficial ownership of our common stock as of February 15, 2008, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by:

         o        each of the executive officers;

         o        each of our directors;

         o        all of our directors and executive officers as a group;

         o each stockholder known by us to be the beneficial owner of more than 5% of our common stock; and

         o        each of the selling stockholders.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options and warrants from the company that are currently exercisable or exercisable within sixty days of February 15, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

         The information presented in this table is based on 25,299,547 shares of our common stock outstanding on February 15, 2008. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o CNS Response, Inc., 2755 Bristol St., Suite 285 Costa Mesa, CA 92626.

                                      NUMBER OF SHARES BENEFICIALLY                         NUMBER OF SHARES BENEFICIALLY
                                         OWNED PRIOR TO OFFERING                                OWNED AFTER OFFERING
                                    ---------------------------------                     ---------------------------------
                                                       PERCENTAGE OF       NUMBER OF                         PERCENTAGE OF
                                                          SHARES            SHARES                              SHARES
NAME OF BENEFICIAL OWNER                NUMBER          OUTSTANDING      BEING OFFERED         NUMBER         OUTSTANDING
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
EXECUTIVE OFFICERS AND DIRECTORS:
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Leonard Brandt(1) ...............         9,105,976              31.1%                0         9,105,976              31.1%
   Director, Chief Executive
   Officer and Secretary
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
David B. Jones(2) ...............         4,338,521              16.4%          484,250         3,854,271              14.5%
   Director
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------

                                      NUMBER OF SHARES BENEFICIALLY                         NUMBER OF SHARES BENEFICIALLY
                                         OWNED PRIOR TO OFFERING                                OWNED AFTER OFFERING
                                    ---------------------------------                     ---------------------------------
                                                       PERCENTAGE OF       NUMBER OF                         PERCENTAGE OF
                                                          SHARES            SHARES                              SHARES
NAME OF BENEFICIAL OWNER                NUMBER          OUTSTANDING      BEING OFFERED         NUMBER         OUTSTANDING
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Dr. Jerome Vaccaro (3) ..........            15,000                 *                 0            15,000                 *
   Director
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Dr. Henry Harbin (4) ............            28,333                 *                 0            28,333                 *
    Director
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Horace Hertz (5) ................           230,652                 *                 0           230,652                 *
   Chief Financial Officer
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
George Carpenter (6) ............           121,109                 *                 0           121,109                 *
   President
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Dr. Daniel Hoffman (7) ..........           433,074                 *            54,168           378,906               1.5%
   Chief Medical Officer
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Directors and officers as a group        14,272,665              45.7%          538,418        13,734,247              44.0%
   (7 persons)(8)
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
5% STOCKHOLDERS:
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Stephen C. Suffin (9) ...........         1,260,316               5.0%                0         1,260,316               5.0%
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Sail Venture Partners LP (2) ....         4,338,521              16.4%          484,250         3,854,271              16.4%
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Brian MacDonald (10) ............         2,092,128               8.0%                0         2,092,128               8.0%
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
W. Hamlin Emory (11) ............         1,312,866               5.1%                0         1,312,866               5.1%
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Heartland Value Fund (12) .......         2,340,000               9.1%        2,340,000              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
EAC Investment Limited
   Partnership (13) .............         1,766,279               6.8%                0         1,766,279               6.8%
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
LMA SPC for and on behalf of Map          1,625,000               6.3%        1,625,000              --                --
   2 Segregated Portfolio;
Partner Healthcare Offshore Fund,
   Ltd.;
Partner Healthcare Fund, L.P.(14)
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
OTHER SELLING STOCKHOLDERS:
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Mark Abdou (15) .................            15,609                 *            15,609              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Addison Adams (16) ..............            15,610                 *            15,610              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Corporate Capital Partners (17) .            17,839                 *            17,839              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Kevin Friedmann (18) ............            13,380                 *            13,380              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Victor Fu (19) ..................            13,379                 *            13,379              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Ryan Hong (20) ..................            22,299                 *            22,299              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Lisa Klein (21) .................            13,380                 *            13,380              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Kevin Leung (22) ................            17,839                 *            17,839              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Albert Liou (23) ................            22,300                 *            22,300              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
A&E Capital Partners, LLC (24) ..            22,299                 *            22,299              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Nimish Patel (25) ...............            66,899                 *            66,899              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Luan Phan (26) ..................            22,299                 *            22,299              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Silas Phillips (27) .............            22,300                 *            22,300              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Erick E. Richardson (28) ........            66,898                 *            66,898              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Troy Rillo (29) .................            22,300                 *            22,300              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
John Tishbi (30) ................             4,460                 *             4,460              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------

                                      NUMBER OF SHARES BENEFICIALLY                         NUMBER OF SHARES BENEFICIALLY
                                         OWNED PRIOR TO OFFERING                                OWNED AFTER OFFERING
                                    ---------------------------------                     ---------------------------------
                                                       PERCENTAGE OF       NUMBER OF                         PERCENTAGE OF
                                                          SHARES            SHARES                              SHARES
NAME OF BENEFICIAL OWNER                NUMBER          OUTSTANDING      BEING OFFERED         NUMBER         OUTSTANDING
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
David J. Zwiebel (31) ...........            54,169                 *            54,169              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Craig B. Swanson (32) ...........            29,250                 *            29,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Jaeger Family LLC (33) ..........            16,249                 *            16,249              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Henry Harbin, M.D. (34) .........            10,835                 *            10,835              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Edward M. Giles (35) ............           110,500                 *           110,500              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
David J. Galey (36) .............            10,970                 *            10,970              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Bill and Kim Woodworth (37) .....            58,500                 *            58,500              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Edmund H. Melhado (38) ..........            36,563                 *            36,563              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Bradley N. Rotter Self Employed
   Pension Plan & trust (39) ....           146,250                 *           146,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Bradley Rotter (40) .............           433,335               1.7%          433,335              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Paul E. von Kuster (41) .........           109,688                 *           109,688              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Paul E. von Kuster, Trustee,
   Credit trust under will of
   Thomas W. von Kuster (42) ....            55,575                 *            55,575              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Joseph E. Stocke (43) ...........            29,250                 *            29,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Martha S. McCormick (44) ........            13,000                 *            13,000              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
D. Dean McCormick III (45) ......            13,299                 *            13,299              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
David R. Holbrooke (46) .........            58,500                 *            58,500              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Max A Schneider, M.D. Trust (47)             14,625                 *            14,625              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Frederick E. Kahn, MD (48) ......            29,250                 *            29,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Dr. Jim Greenblatt (49) .........           129,028                 *            58,500              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Lawrence M. Baill (50) ..........            32,886                 *            14,625              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Lionsgate Capital (51) ..........           219,375                 *           219,375              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Jospeh A. Bailey (52) ...........            29,250                 *            29,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Dr. Samuel Klagsbrun (53) .......            29,250                 *            29,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Daniel E. Greenblatt (54) .......            58,500                 *            58,500              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Fred Ehrman (55) ................           325,000               1.3%          325,000              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
William C. Brown (56) ...........            36,563                 *            36,563              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Michael T. Cullen, M.D. (57) ....            48,182                 *            26,000              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Crown Jewel Ventures, LLC (58) ..           131,807                 *            30,713              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Thomas W. von Kuster Jr. (59) ...            16,625                 *            14,625              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
George Karfunkel (60) ...........           130,000                 *           130,000              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Westfield Microcap Fund L.P. (61)           216,668                 *           216,668              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Itasca Capital Partners, LLC (62)            58,500                 *            58,500              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
P. Kent Pachl (63) ..............             5,418                 *             5,418              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Kerry Judd and Susan Stillman
    (64) ........................            10,970                 *            10,970              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Mr. & Mrs. Shannon Sullivan (65)             29,250                 *            29,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
H. R. Swanson Revocable Trust
    (66) ........................            58,500                 *            58,500              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Robert James Blinken Jr. (67) ...            29,250                 *            29,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Van Zandt Hawn (68) .............            29,250                 *            29,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Thomas E. Brust and Susan Brust
    (69) ........................            58,500                 *            58,500              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Brean Murray Carret & Co. (70) ..         1,270,323               4.9%        1,244,978            25,345                 *
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Pradeep Sinha (71) ..............            29,250                 *            29,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Rotter Family Trust (72) ........           130,000                 *           130,000              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Hal F. Lewis (73) ...............            32,500                 *            32,500              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
G&A Consulting Retirement Trust
    (74) ........................            58,500                 *            58,500              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Arthur J. Bauernfeind RLT dated
    6/25/04 (75) ................           260,000               1.0%          260,000              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------

                                      NUMBER OF SHARES BENEFICIALLY                         NUMBER OF SHARES BENEFICIALLY
                                         OWNED PRIOR TO OFFERING                                OWNED AFTER OFFERING
                                    ---------------------------------                     ---------------------------------
                                                       PERCENTAGE OF       NUMBER OF                         PERCENTAGE OF
                                                          SHARES            SHARES                              SHARES
NAME OF BENEFICIAL OWNER                NUMBER          OUTSTANDING      BEING OFFERED         NUMBER         OUTSTANDING
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Frederick Winston Trustee,
    Frederick Winston Revocable
    Trust u/a dated 11/02/01 (76)            29,250                 *            29,250              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Pacific Ridge Capital, LLC (77) .            40,954                 *            40,954              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
SLWK Venture Fund, LLP (78) .....            62,166                 *            62,166              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Medlen & Carroll, LLP (79) ......           119,834                 *            16,035              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Hooper, Lundy & Bookman, Inc.
   (80) .........................            27,085                 *            27,085              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Scott Alderton (81) .............            50,894                 *            29,726            21,168                 *
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Murray Markiles (82) ............            50,894                 *            29,726            21,168                 *
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
V. Joseph Stubbs (83) ...........            50,894                 *            29,726            21,168                 *
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Jonathan Hodes (84) .............            25,535                 *            17,308             8,227                 *
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
John McIlvery (85) ..............            25,804                 *            17,308             8,496                 *
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Greg Akselrud (86) ..............            21,272                 *            15,411             5,861                 *
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Scott Galer (87) ................            17,877                 *            11,759             6,118                 *
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Kevin DeBre (88) ................            22,558                 *            15,756             6,802                 *
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Ryan Azlein (89) ................             9,430                 *             9,430              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
AJ Investors # 1 (90) ...........           216,668                 *           216,668              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Westminster Securities (91) .....             2,633                 *             2,633              --                --
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
John Pagnucco (92) ..............           485,807               1.9%           64,125           421,682               1.7%
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------
Doug Metz (93) ..................            25,101                 *             7,359            17,742                 *
---------------------------------   ---------------   ---------------   ---------------   ---------------   ---------------

*        Less than 1%

(1) Consists of (a) 5,138,991 shares of common stock (including 540,000 shares owned by Mr. Brandt's children), and 3,966,985 shares of common stock issuable upon the exercise of vested and exercisable options and warrants held by Mr. Brandt.

(2) Consists of (a) 3,109,406 shares of Common Stock and (b) 1,229,115 shares of Common Stock issuable upon the exercise of vested and exercisable warrants held by Sail Venture Partners, LP. Of these holdings, 372,500 shares of common stock and 111,750 shares of common stock reserved for issuance upon exercise of certain warrants to purchase common stock are being registered for resale. Sail Venture Partners, LLC is the general partner of Sail Venture Partners, L.P.. The unanimous vote of the managing members of Sail Venture Partners, LLC (who are Walter Schindler, Alan Sellers, Thomas Cain, and David B. Jones), is required to voting and make investment decisions over the shares held by this selling stockholder. The address of Sail Venture Partners, L.P. is 600 Anton Blvd., Suite 1750, Costa Mesa, CA 92626.

(3) Consists of options to acquire 15,000 shares of common stock issuable upon the exercise of vested and exercisable options.

(4) Consists of 8,333 shares of common stock and options to acquire 20,000 shares of common stock issuable upon the exercise of vested and exercisable options.

(5) Consists of options to acquire 230,652 shares of common stock issuable upon the exercise of vested and exercisable options.

(6) Consists of options to acquire 121,109 shares of common stock issuable upon the exercise of vested and exercisable options.

(7) Consists of 98,044 shares of common stock and options to acquire 335,030 shares of common stock issuable upon the exercise of vested options and warrants.

(8) Consists of 8,354,774 shares of common stock and 5,917,891 shares of common stock issuable upon the exercise of vested and exercisable options and warrants.

(9) Consists of 965,422 shares of common stock and 294,894 shares of common stock issuable upon the exercise of vested and exercisable options and warrants held by Mr. Suffin.

(10) Consists of 1,242,375 shares of common stock and 849,753 shares of common stock issuable upon the exercise of vested and exercisable options to purchase common stock. The address of Brian MacDonald is 4007 Beard Ave. South, Minneapolis, MN 55410.

(11) Consists of 1,015,334 shares of common stock and 297,532 shares of common stock issuable upon the exercise of vested and exercisable options to purchase common stock. The address of Mr. Emory is 9663 Santa Monica Blvd., Suite 221, Beverly Hills, CA 90210.

(12)     Consists  of  1,800,000  shares of  common  stock  and  540,000  shares reserved for issuance upon exercise of warrants to purchase common stock. Heartland Group Value Fund is affiliated with Hartland Investor Services, LLC, a registered broker/dealer and member of NASD. Heartland Group Value Fund purchased or otherwise acquired its shares in the ordinary course of business and, at the time of such purchase/acquisition, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities to be resold. Mr.Paul T. Beste, Vice President & Secretary of Heartland Group Inc., exercises voting and investment authority over the shares held by this selling stockholder. The address of the selling stockholder is c/o Brown Brothers Harriman, 140 Broadway St., New York, NY 10005.

(13) Consists of 1,249,846 shares of common stock and 516,433 shares of common stock issuable upon the exercise of warrants to purchase common stock. Anthony Morgentheau exercises voting and investment authority over the shares held by this selling stockholder. The address of the selling stockholder is 380 Leucadendra Drive, Cora Gables, FL 33156.

(14) Consists of 224,110 shares of common stock and 67,233 shares reserved for issuance upon exercise of warrants to purchase common stock held by LMA SPC for and on behalf of Map 2 Segregated Portfolio; 651,090 shares of common stock and 195,327 shares reserved for issuance upon exercise of certain warrants to purchase common stock held by Partner Healthcare Fund, LP, and 374,800 shares of common stock and 112,440 shares reserved for issuance upon exercise of warrants to purchase common stock held by Partner Healthcare Offshore Fund, Ltd. Eric Moore, as the Chief Financial Officer of Partner Healthcare Offshore Fund, Ltd., exercises voting and investment authority over the shares held by Partner Healthcare Offshore Fund, Ltd. Eric Moore, as the Chief Financial Officer of Partner Healthcare Fund, L.P., exercises voting and investment authority over the shares held by Partner Healthcare Fund, L.P.. Robert P. Swan, as Director, exercises voting and investment authority over the shares held by LMA SPC for and on behalf of Map 2 Segregated Portfolio. The address of each of the selling stockholders is One Market Plaza, Steuart Tower, 22nd Floor, San Francisco, CA 94105.

(15)     Consists of 15,609 shares of common stock.

(16)     Consists of 15,610 shares of common stock.

(17)     Consists of 17,839 shares of common stock.

(18)     Consists of 13,380 shares of common stock.

(19)     Consists of 13,379 shares of common stock.

(20)     Consists of 22,299 shares of common stock.

(21)     Consists of 13,380 shares of common stock.

(22)     Consists of 17,839 shares of common stock.

(23)     Consists of 22,300 shares of common stock.

(24) Consists of 22,299 shares of common stock. Edgar Park, as member, exercises voting and investment authority over the shares held by this selling stockholder.

(25)     Consists of 66,899 shares of common stock.

(26)     Consists of 22,299 shares of common stock.

(27)     Consists of 22,300 shares of common stock.

(28)     Consists of 66,898 shares of common stock.

(29)     Consists of 22,300 shares of common stock.

(30)     Consists of 4,460 shares of common stock.

(31) Consists of 41,668 shares of common stock and 12,501 shares reserved for issuance upon exercise of warrants to purchase common stock.

(32) Consists of 22,500 shares of common stock and 6,750 shares reserved for issuance upon exercise of warrants to purchase common stock.

(33) Consists of 12,499 shares of common stock and 3,750 shares reserved for issuance upon exercise of warrants to purchase common stock. Eric Jaeger, President and General Manager of Jaeger Family LLC exercises voting and investment authority over the shares held by this selling stockholder.

(34) Consists of 8,334 shares of common stock and 2,501 shares reserved for issuance upon exercise of warrants to purchase common stock.

(35) Consists of 85,000 shares of common stock and 25,500 shares reserved for issuance upon exercise of warrants to purchase common stock.

(36) Consists of 8,438 shares of common stock and 2532 shares reserved for issuance upon exercise of warrants to purchase common stock.

(37) Consists of 45,000 shares of common stock and 13,500 shares reserved for issuance upon exercise of warrants to purchase common stock. Kimberly Craig-Woodworth and William N. Woodworth are affiliated with Brean Murray, Carret & Co. a registered broker/dealer and member of NASD. Kimberly Craig-Woodworth and William N. Woodworth purchased or otherwise acquired these shares in the ordinary course of business and, at the time of such purchase/acquisition, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities to be resold.

(38) Consists of 28,125 shares of common stock and 8,438 shares reserved for issuance upon exercise of warrants to purchase common stock.

(39) Consists of 112,500 shares of common stock and 33,751 shares reserved for issuance upon exercise of warrants to purchase common stock. Bradley Rotter, Trustee of the Bradley N. Rotter Self Employed Pension Plan & Trust, exercises voting and investment authority over the shares held by this selling stockholder.

(40) Consists of 333,334 shares of common stock and 100,000 shares reserved for issuance upon exercise of warrants to purchase common stock.

(41) Consists of 84,375 shares of common stock and 25,313 shares reserved for issuance upon exercise of warrants to purchase common stock.

(42) Consists of 42,750 shares of common stock and 12,825 shares reserved for issuance upon exercise of warrants to purchase common stock. Paul
         E. von Kuster, Trustee, Credit trust under will of Thomas W. von Kuster, exercises voting and investment authority over the shares held by this selling stockholder.

(43) Consists of 22,500 shares of common stock and 6,750 shares reserved for issuance upon exercise of warrants to purchase common stock.

(44) Consists of 10,000 shares of common stock and 3,000 shares reserved for issuance upon exercise of warrants to purchase common stock.

(45) Consists of 10,230 shares of common stock and 3,069 shares reserved for issuance upon exercise of warrants to purchase common stock. D. Dean McCormick is affiliated with a registered broker/dealer and member of NASD. The selling stockholder purchased or otherwise acquired these shares in the ordinary course of business and, at the time of such purchase/acquisition, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities to be resold.

(46) Consists of 45,000 shares of common stock and 13,500 shares reserved for issuance upon exercise of warrants to purchase common stock.

(47) Consists of 11,250 shares of common stock and 3,375 shares reserved for issuance upon exercise of warrants to purchase common stock. Max Schneider, Trustee of the Max A Schneider, M.D. Trust, exercises voting and investment authority over the shares held by this selling stockholder.

(48) Consists of 22,500 shares of common stock and 6,750 shares reserved for issuance upon exercise of warrants to purchase common stock.

(49) Consists of 115,528 shares of common stock and 13,500 shares reserved for issuance upon exercise of warrants to purchase common stock. 45,000 shares of common stock and 13,500 shares reserved for issuance upon exercise of warrants to purchase common stock are being registered for re-sale by the selling shareholder on this prospectus. Dr. Greenblatt is a contractor who acts as one of CNS Response, Inc.'s Regional Medical Directors and in this capacity, among other things, trains physicians in the use of rEEG.

(50) Consists of 29,511 shares of common stock and 3,375 shares reserved for issuance upon exercise of warrants to purchase common stock. 11,250 shares of common stock and 3,375 shares reserved for issuance upon exercise of warrants to purchase common stock are being registered for re-sale by the selling shareholder on this prospectus.

(51) Consists of 168, 750 shares of common stock and 50,625 shares reserved for issuance upon exercise of warrants to purchase common stock. Kenneth Rickel, as President of Liongate Capital, exercises voting and investment authority over the shares held by this selling stockholder.

(52) Consists of 22,500 shares of common stock and 6,750 shares reserved for issuance upon exercise of warrants to purchase common stock. Mr. Bailey is affiliated with Brean Murray, Carret & Co., LLC, a registered broker/dealer and member of NASD, as he is an employee of Brean Murray, Carret & Co., LLC. Mr. Bailey purchased or otherwise acquired his shares in the ordinary course of business and, at the time of such purchase/acquisition, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities to be resold.

(53) Consists of 22,500 shares of common stock and 6,750 shares reserved for issuance upon exercise of warrants to purchase common stock.

(54) Consists of 45,000 shares of common stock and 13,500 shares reserved for issuance upon exercise of warrants to purchase common stock.

(55) Consists of 250,000 shares of common stock and 75,000 shares reserved for issuance upon exercise of warrants to purchase common stock. Mr. Ehrman is affiliated with Brean Murray, Carret & Co. a registered broker/dealer and member of NASD. Mr. Ehrman purchased or otherwise acquired his shares in the ordinary course of business and, at the time of such purchase/acquisition, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities to be resold.

(56) Consists of 28,125 shares of common stock and 8,438 shares reserved for issuance upon exercise of warrants to purchase common stock.

(57) Consists of 42,182 shares of common stock and 6,000 shares reserved for issuance upon exercise of warrants to purchase common stock. 20,000 shares of common stock and 6,000 shares reserved for issuance upon exercise of warrants to purchase common stock are being registered for re-sale by the selling shareholder on this prospectus.

(58) Consists of 124,719 shares of common stock and 7,088 shares reserved for issuance upon exercise of warrants to purchase common stock. Sharon Keene exercises voting and investment authority over the shares held by this selling stockholder. 23,625 shares of common stock and 7,088 shares reserved for issuance upon exercise of warrants to purchase common stock are being registered for re-sale by the selling shareholder on this prospectus.

(59) Consists of 13,250 shares of common stock and 3,375 shares reserved for issuance upon exercise of warrants to purchase common stock. 11,250 shares of common stock and 3,375 shares of common stock issuable upon exercise of warrants are being registered for resale on this prospectus.

(60) Consists of 100,000 shares of common stock and 30,000 shares reserved for issuance upon exercise of warrants to purchase common stock.

(61) Consists of 166,667 shares of common stock and 50,001 shares reserved for issuance upon exercise of warrants to purchase common stock. William A. Muggia, the general partner of Westfield Microcap Fund L.P., exercises voting and investment authority over the shares held by this selling stockholder.

(62) Consists of 45,000 shares of common stock and 13,500 shares reserved for issuance upon exercise of warrants to purchase common stock. Michael S. Wallace, the Managing Member of Itasca Capital Partners, LLC, exercises voting and investment authority over the shares held by this selling stockholder.

(63) Consists of 4,167 shares of common stock and 1,251 shares reserved for issuance upon exercise of warrants to purchase common stock.

(64) Consists of 8,438 shares of common stock and 2,532 shares reserved for issuance upon exercise of warrants to purchase common stock.

(65) Consists of 22,500 shares of common stock and 6,750 shares reserved for issuance upon exercise of warrants to purchase common stock.

(66) Consists of 45,000 shares of common stock and 13,500 shares reserved for issuance upon exercise of warrants to purchase common stock. H. R. Swanson, Trustee of the H. R. Swanson Rev. Trust, exercises voting and investment authority over the shares held by this selling stockholder.

(67) Consists of 22,500 shares of common stock and 6,750 shares reserved for issuance upon exercise of warrants to purchase common stock.

(68) Consists of 22,500 shares of common stock and 6,750 shares reserved for issuance upon exercise of warrants to purchase common stock.

(69) Consists of 45,000 shares of common stock and 13,500 shares reserved for issuance upon exercise of warrants to purchase common stock.

(70) Consists of 633,138 shares of common stock and 637,185 shares reserved for issuance upon exercise of warrants to purchase common stock. Brean Murray, Carret & Co., LLC is a NASD member firm. Brean Murray, Carret & Co., LLC purchased or otherwise acquired its shares in the ordinary course of business and, at the time of such purchase/acquisition, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities to be resold. William McCluskey, President and Chief Executive Officer of Brean Murray, Carret & Co., LLC, exercises voting and investment authority over the shares held by this selling stockholder. 625,218 shares of common stock and 619,760 shares reserved for issuance upon exercise of warrants to purchase common stock are being registered for re-sale by the selling shareholder on this prospectus.

(71) Consists of 22,500 shares of common stock and 6,750 shares reserved for issuance upon exercise of warrants to purchase common stock.

(72) Consists of 100,000 shares of common stock and 30,000 shares reserved for issuance upon exercise of warrants to purchase common stock. John Rotter, Trustee of the Rotter Family Trust, exercises voting and investment authority over the shares held by this selling stockholder.

(73) Consists of 25,000 shares of common stock and 7,500 shares reserved for issuance upon exercise of warrants to purchase common stock. Mr. Lewis is affiliated with a registered broker/dealer and member of NASD. Mr. Lewis purchased or otherwise acquired his shares in the ordinary course of business and, at the time of such purchase/acquisition, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities to be resold.

(74) Consists of 45,000 shares of common stock and 13,500 shares reserved for issuance upon exercise of warrants to purchase common stock. Gary Gossard, as Trustee of the G&A Consulting Retirement Trust, exercises voting and investment authority over the shares held by this selling stockholder.

(75) Consists of 200,000 shares of common stock and 60,000 shares reserved for issuance upon exercise of warrants to purchase common stock. Arthur
         J. Bauernfeind, as Trustee of the Arthur J. Bauernfeind RLT dated 6/25/04, exercises voting and investment authority over the shares held by this selling stockholder.

(76) Consists of 22,500 shares of common stock and 6,750 shares reserved for issuance upon exercise of warrants to purchase common stock. Frederick Winston, as Trustee of the Frederick Winston Revocable Trust u/a dated 11/2/01, exercises voting and investment authority over the shares held by this selling stockholder.

(77) Consists of 8,334 shares of common stock and 32,620 shares reserved for issuance upon exercise of warrants to purchase common stock. Mark Mansfield of Pacific Ridge Capital, LLC, exercises voting and investment authority over the shares held by this selling stockholder.

(78) Consists of 47,820 shares of common stock and 14,346 shares reserved for issuance upon exercise of warrants to purchase common stock. Steve Lundberg of SLWK Venutre Fund, LLP, exercises voting and investment authority over the shares held by this selling stockholder.

(79) Consists of 116,133 shares of common stock and 3,701 shares reserved for issuance upon exercise of warrants to purchase common stock. Peter Carroll of Medlen & Carroll, LLP, exercises voting and investment authority over the shares held by this selling stockholder. 12,334 shares of common stock and 3,701 shares reserved for issuance upon exercise of warrants to purchase common stock are being registered for re-sale by the selling shareholder on this prospectus.

(80) Consists of 20,834 shares of common stock and 6,251 shares reserved for issuance upon exercise of warrants to purchase common stock. Stephen K. Phillips of Hooper, Lundy & Bookman, Inc. exercises voting and investment authority over the shares held by this selling stockholder.


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


(81) Consists of 36,096 shares of common stock and 14,798 shares reserved for issuance upon exercise of warrants to purchase common stock. 22,866 shares of common stock and 6,860 shares of common stock reserved for issuance upon exercise of warrants to purchase common stock are being registed for re-sale on this prospectus by the selling shareholder.

(82) Consists of 36,096 shares of common stock and 14,798 shares reserved for issuance upon exercise of warrants to purchase common stock. 22,866 shares of common stock and 6,860 shares of common stock reserved for issuance upon exercise of warrants to purchase common stock are being registed for re-sale on this prospectus by the selling shareholder.

(83) Consists of 36,096 shares of common stock and 14,798 shares reserved for issuance upon exercise of warrants to purchase common stock. 22,866 shares of common stock and 6,860 shares of common stock reserved for issuance upon exercise of warrants to purchase common stock are being registed for re-sale on this prospectus by the selling shareholder.

(84) Consists of 18,456 shares of common stock and 7,079 shares reserved for issuance upon exercise of warrants to purchase common stock. 13,314 shares of common stock and 3,994 shares of common stock reserved for issuance upon exercise of warrants to purchase common stock are being registed for re-sale on this prospectus by the selling shareholder.

(85) Consists of 18,624 shares of common stock and 7,180 shares reserved for issuance upon exercise of warrants to purchase common stock. 13,314 shares of common stock and 3,994 shares of common stock reserved for issuance upon exercise of warrants to purchase common stock are being registed for re-sale on this prospectus by the selling shareholder.

(86) Consists of 15,518 shares of common stock and 5,754 shares reserved for issuance upon exercise of warrants to purchase common stock. 11,855 shares of common stock and 3,556 shares of common stock reserved for issuance upon exercise of warrants to purchase common stock are being registed for re-sale on this prospectus by the selling shareholder.

(87) Consists of 12,869 shares of common stock and 5,008 shares reserved for issuance upon exercise of warrants to purchase common stock. 9,045 shares of common stock and 2,714 shares of common stock reserved for issuance upon exercise of warrants to purchase common stock are being registed for re-sale on this prospectus by the selling shareholder.

(88) Consists of 16,371 shares of common stock and 6,187 shares reserved for issuance upon exercise of warrants to purchase common stock. 12,120 shares of common stock and 3,636 shares of common stock reserved for issuance upon exercise of warrants to purchase common stock are being registed for re-sale on this prospectus by the selling shareholder.

(89) Consists of 7,254 shares of common stock and 2,176 shares reserved for issuance upon exercise of warrants to purchase common stock.

(90) Consists of 166,667 shares of common stock and 50,001 shares reserved for issuance upon exercise of warrants to purchase common stock. Adam Katz, as Partner of AJ Investors #1, exercises voting and investment authority over the shares held by this selling stockholder.

(91) Consists of 2,633 shares reserved for issuance upon exercise of warrants to purchase common stock.

(92) Consists of 225,856 shares of common stock and 259,951 shares reserved for issuance upon exercise of warrants to purchase common stock. Of these holdings, 64,125 shares of common stock reserved for issuance upon exercise of warrants to purchase common stock are being registered for resale sale on this prospectus by the selling shareholder.

(93) Consists of 9,566 shares of common stock and 15,535 shares reserved for issuance upon exercise of warrants to purchase common stock. Of these holdings, 7,539 shares of common stock reserved for issuance upon exercise of warrants to purchase common stock are being registered for resale on this prospectus by the selling shareholder.


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


                           RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CNS CALIFORNIA

         Except as follows, since September 30, 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which CNS California is or will be a party:

         o in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last three completed fiscal years; and

         o in which any director, executive officer, other stockholders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

         From August 2000 through February 2003, Leonard J. Brandt, together with Meyerlen, LLC, a company in which Mr. Brandt owned a controlling interest, loaned CNS California a total of approximately $718,900 and purchased warrants to purchase approximately 945,750 shares of CNS California common stock, pursuant to the terms of certain Note and Warrant Purchase Agreements. In October 2006, Mr. Brandt agreed to cancel the promissory notes and convert the loans, including all outstanding principal and accrued interest thereon, into 1,218,741 shares of CNS California's Series A-1 Preferred Stock and 255,306 shares of CNS California's Series A-2 Preferred Stock. At the closing of the Merger, the 1,218,741 shares of CNS California's Series A-1 Preferred Stock and 255,306 shares of CNS California's Series A-2 Preferred Stock converted into an aggregate of 1,474,047 shares of our Common Stock. Subsequent to the closing of the Merger, Meyerlen, LLC was dissolved, and ownership of all of the shares of our Common Stock formerly held by Meyerlen, LLC were distributed to Mr. Brandt.

         In connection with the consummation of an asset purchase transaction in January 2000, by and between Mill City/CNS, LLC and NuPharm, Mill City issued to NuPharm Database, LLC a certain Promissory Note dated January 11, 2000 (the "Original NuPharm Note") pursuant to which Mill City was obligated to pay NuPharm an aggregate principal amount of $299,923.00 together with interest pursuant to the payment schedule set forth in the Original NuPharm Note. In January 2000, Mill City contributed substantially all of its assets, including those securing the Original Note, to CNS California, and CNS California assumed certain debts and obligations of Mill City, including Mill City's obligations under the Original NuPharm Note. In October 2006, CNS California entered into an agreement with NuPharm to cancel the Original NuPharm Note in consideration for the extension of the expiration date of a Warrant to purchase CNS California Common Stock held by NuPharm and a new promissory note in the principal amount of $287,423 (the "New NuPharm Note"). Upon the closing of the Private Placement, the principal and accrued interest through December 31, 2006 on the New NuPharm Note automatically converted into 244,509 shares of our Common Stock.

         In May 2005, April 2006 and July 2006, Odyssey Venture Partners II, L.P. (now called Sail Venture Partners LP) of which David Jones is a partner, loaned CNS California an aggregate of approximately $999,400 and purchased warrants to purchase approximately 523,305 shares of CNS California common stock, pursuant to the terms of certain Note and Warrant Purchase Agreements. In October 2006 Odyssey Venture Partners II, L.P. agreed to cancel the promissory notes and convert the loans, including all outstanding principal and accrued interest thereon, into 1,693,899 shares of CNS California's Series A-1 Preferred Stock and 52,907 shares of CNS California's Series A-2 Preferred Stock. At the closing of the Merger, the 1,693,899 shares of CNS California's Series A-1 Preferred

Stock and 255,306 shares of CNS California's Series A-2 Preferred Stock converted into an aggregate of 1,949,205 shares of our Common Stock.

         On August 11, 2006, Mr. Brandt was granted an option to purchase 2,124,740 shares of CNS California's common stock for an exercise price of $0.132 per share pursuant to CNS California's 2006 Stock Incentive Plan. At the closing of the Merger, the option to purchase 2,124,740 shares of CNS California's common stock was converted into the right to purchase an aggregate of 2,124,740 shares of our Common Stock at an exercise price of $0.132 per share.

         In September 2006, CNS California entered into multiple settlement agreements with its employees and consultants with respect to compensation accrued for services provided to CNS California. Pursuant to CNS California's settlement agreement with Mr. Brandt, CNS California issued to Mr. Brandt 1,519,366 shares of its common stock in settlement of accrued compensation due in the amount of $1,258,705. In connection with this settlement, CNS California loaned Mr. Brandt approximately $91,700 to pay the withholding tax on the value of such shares, which loan was evidenced by a promissory note. Immediately following the closing of the Merger, the loan to Mr. Brandt was repaid by Mr. Brandt returning to us 78,219 shares of our common stock having a value equal to the loan amount plus accrued interest thereon. Under a separate Settlement Agreement, Mr. Brandt was issued 1,827,827 shares of CNS California's common stock in settlement of amounts owed for reimbursement for business expenses paid by Mr. Brandt through July 2006. At the closing of the Merger, the 1,519,366 shares of CNS California's common stock issued pursuant to the first of the aforementioned settlement agreements, and the 1,827,827 shares of CNS California's common stock issued pursuant to the second of the aforementioned settlement agreements converted into an aggregate of 3,347,193 shares of our Common Stock.

         In October 2006, Odyssey Venture Partner II, L.P. (now called Sail Venture Partners LP) invested $800,000 in CNS California's mezzanine financing and received 792,080 shares of CNS California's Series B Preferred Stock and warrants to purchase 475,248 shares of CNS California's common stock. David B. Jones is one of the two board members that were designated by the holders of CNS California's Series B Preferred Stock pursuant to a Voting Agreement entered into in connection with the mezzanine financing and note conversion transaction. At the closing of the Merger, David B. Jones was appointed as a director of the company.

CNS RESPONSE, INC. (A DELAWARE CORPORATION)

         Other than the transactions described below, since September 30, 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

         o in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last three completed fiscal years; and

         o in which any director, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

NEOTACTIX, INC. CONSULTING AGREEMENT

         Prior to the Merger, on June 22, 2004, the Company and NeoTactix (NTX) entered into a Business Consulting Agreement ("NeoTactix Agreement") pursuant to which NeoTactix agreed to provide certain business consulting services, in exchange for 4,500,000 shares of the Company's common stock (on a pre-reverse stock split basis). On August 24, 2004, our board elected both managing partners


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


of NTX, Scott Absher and George LeFevre, to our board of directors, and also elected Mr. Absher as CEO and Mr. LeFevre as CFO and Secretary. The Company and NTX agreed that the compensation shares issued by the Company to affiliates of NTX would be cancelled and returned to the Company if, prior to October 31, 2005, the Company had not achieved certain benchmarks pursuant to the NeoTactix Agreement. On October 5, 2005, the NeoTactix Agreement was extended to October 31, 2006. On May 31, 2006, the Board of the Company approved the waiver of the forfeiture clause contained in the NeoTactix Agreement and it was deemed fully performed, and then terminated.

STOCK PURCHASE AGREEMENT

         Prior to the Merger, on July 18, 2006, the Company entered into a Stock Purchase Agreement with seventeen accredited investors pursuant to which the Company agreed to issue 3,800,000 shares of the Company's common stock (76,000 shares of our common stock after taking into account our 1-for-50 reverse stock split which became effective on January 10, 2007) to the purchasers. The Company received an aggregate of $237,669 as consideration for the share issuance. In addition, these investors acquired shares in private transactions with certain of our stockholders, and acquired a majority stake in our issued and outstanding shares. In connection with these transactions, effective July 18, 2006, Mr. Scott Absher and Mr. George LeFevre resigned as officers and members of the board of directors, and Mr. Silas Philips was appointed our Chief Executive Officer, Chief Financial Officer, Secretary, and sole director. Mr. Phillips was an investor in this private placement.

DEBT CANCELLATION AGREEMENTS

         Prior to the Merger, on July 28, 2006, Scott Absher, our former CEO, was paid a sum of $33,943 in full satisfaction of outstanding debt payable to him by the Company pursuant to a Debt Cancellation Agreement. The remaining balance of $47,612 including accrued interest was forgiven. Our former CFO, George LeFevre, also agreed to forgive all of his outstanding debt, including accrued interest, of $12,353 payable to the Company pursuant to a separate Debt Cancellation Agreement.

NOTES PAYABLE

         Prior to the Merger, on July 28, 2006, the principal balance of the notes payable to related parties of $28,800 were satisfied. All related interest was forgiven by related parties.

PRIVATE PLACEMENT

         On March 7, 2007, Odyssey Venture Partners II, L.P. (now called Sail Venture Partners LP), invested an aggregate of $447,000 in our Private Placement and in exchange were issued 372,500 shares of our Common Stock and a warrant to purchase 111,750 shares of our common stock at an exercise price of $1.80 per share. Mr. Jones, a director of the company, is a partner of Sail Venture Partners, L.P.

TRANSACTIONS WITH HENRY HARBIN

         Prior to his appointment as a Director, Dr. Harbin has been party to several transactions with us. On March 7, 2007, Dr. Harbin participated in the first closing of our private placement transaction (the "Private Placement"), pursuant to which we received gross proceeds of approximately $7.0 million from institutional investors and other high net worth individuals. In the first closing of the Private Placement, we sold 5,840,374 "Investment Units" at $1.20 per Investment Unit. Each Investment Unit consists of one share of our common stock, and a five year non-callable warrant to purchase three-tenths of one share of our common stock, at an exercise price of $1.80 per share. Mr. Harbin received 8,334 shares of our


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


common stock and a warrant to purchase 2,501 shares of our common stock as a result of his investment in the company.

         In addition, since June 2007, Dr. Harbin has acted as a strategic advisor to the company, and has advised us on our marketing initiatives. As compensation for his services as an advisor, on August 8, 2007, we granted Dr. Harbin a non-qualified option to purchase 24,000 shares of our common stock at an exercise price of $1.09 per share. Options to purchase 6,000 shares vested on the date of grant, and the remaining 18,000 shares vest in equal installments of 2,000 shares on each monthly anniversary of the grant date for a period of nine months.

TRANSACTIONS WITH DR. HOFFMAN

         In connection with his appointment as Chief Medical Officer of the company, we entered into a Stock Purchase Agreement with Neuro-Therapy Clinic, P.C. ("Neuro"), a Colorado professional medical corporation wholly owned by Dr. Hoffman, and Dr. Hoffman. Pursuant to the agreement, Dr. Hoffman sold all of the shares of Neuro to us for a purchase price of $300,000 to be paid in cash. We expect the acquisition of Neuro will help us further define the opportunity to use technology in general, and our core technology referred to as "rEEG" in particular, to improve our business performance.

         Prior to his employment with us, Dr. Hoffman participated in our private placement transaction which closed on May 16, 2007. In the private placement, we received gross proceeds of approximately $7.8 million from institutional investors and other high net worth individuals, including $50,000 from Dr. Hoffman. In exchange for his investment, Dr. Hoffman was issued 41,667 shares of our common stock, and a fully-vested five year non-callable warrant to purchase 12,501 shares of our common stock at an exercise price of $1.80 per share.

         In addition, Dr. Hoffman has acted as a consultant to the corporation on various matters since 2003. Prior to August of 2006, Dr. Hoffman was compensated for his services through the issuance of options to purchase an aggregate of 119,013 shares of our common stock at $0.12 per share, and through the issuance of 56,377 shares of our common stock. Subsequent to August of 2006, Mr. Hoffman has received cash payments in consideration for his services to us, as well as an option to purchase 814,062 shares of our common stock at an exercise price of $1.09 which was granted on August 7, 2007.

TRANSACTIONS WITH PROMOTERS AND CONTROL PERSONS

         Prior to the Merger, which closed on March 7, 2007, Strativation, Inc. (now called CNS Response, Inc.) existed as a "shell company" with nominal assets whose sole busines was to identify, evalutate and investigate various companies to acquire or with which to merge.

SHARES FOR DEBT AGREEMENT

         Prior to the Merger, on January 11, 2007, we entered into a Shares For Debt Agreement with Richardson & Patel LLP ("R&P"), our former legal counsel, pursuant to which we agreed to issue and R&P agreed to accept 645,846 restricted shares of our common stock (the "Shares") as full and complete settlement of a portion of the total outstanding debt in the amount of $261,202 that we owed to R&P for legal services (the "Partial Debt"). On January 15, 2007, the company and R&P agreed to amend and restate the Shares for Debt Agreement to increase the number of Shares to be issued in settlement of such Partial Debt to 656,103 restricted shares of our common stock, which then represented 75.5% of our issued and outstanding common stock.


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


REGISTRATION RIGHTS AGREEMENT

         On January 11, 2007, we entered into a Registration Rights Agreement in connection with the above referenced Shares For Debt Agreement with R&P and various other stockholders of the Corporation signatory thereto ("Majority Stockholders") in connection with the shares of the company acquired pursuant to the Shares For Debt Agreement and certain other previously disclosed or privately negotiated transactions that took place on or around July 18, 2006. On January 15, 2007, the company and the Majority Stockholders agreed to amend and restate the Registration Rights Agreement to provide registration rights to the Majority Stockholders for up to 767,101 shares of our common stock held or to be acquired by them.

MERGER AGREEMENT

         On January 16, 2007, we entered into an Agreement and Plan of Merger with CNS Response, Inc., a California corporation (or CNS California), and CNS Merger Corporation, a California corporation and our wholly-owned subsidiary that was formed to facilitate the acquisition of CNS California. On March 7, 2007, the merger with CNS California closed, CNS California became our wholly-owned subsidiary, and we changed our name from Strativation, Inc. to CNS Response, Inc.

         At the Effective Time of the Merger (as defined in the Merger Agreement, as amended on February 23, 2007), MergerCo was merged with and into CNS California, the separate existence of MergerCo ceased, and CNS California continued as the surviving corporation at the subsidiary level. We issued an aggregate of 17,744,625 shares of our common stock to the stockholders of CNS California in exchange for 100% ownership of CNS California. Additionally, we assumed an aggregate of 8,407,517 options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by CNS California. Pursuant to the merger agreement, our former sole director and executive officer, Silas Phillips, resigned as a director and executive officer of our company effective as of the closing of the Merger, and the directors and officers of CNS California were appointed to serve as directors and officer of our company. Except for the Merger Agreement, as amended, and the transactions contemplated by that agreement, neither CNS California, nor the directors and officers of CNS California serving prior to the consummation of the Merger, nor any of their associates, had any material relationship with us, or any of our directors and officers, or any of our associates prior to the merger. Following the Merger, the business conducted by the company is the business conducted by CNS California.

                          DESCRIPTION OF CAPITAL STOCK

         The information set forth below is a general summary of our capital stock structure. As a summary, this Section is qualified by, and not a substitute for, the provisions of our Certificate of Incorporation, as amended, and Bylaws.

AUTHORIZED CAPITAL STOCK

         Our authorized capital stock consists of 750,000,000 shares of Common Stock, par value $0.001 per share.

COMMON STOCK

         As of March 6, 2008, we had 25,299,547 shares of Common Stock issued and outstanding. In addition, we have reserved 8,545,578 shares of Common Stock for issuance in respect of options to


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


purchase common stock and 6,899,353 shares of Common Stock were reserved for issuance pursuant to issued and outstanding warrants to purchase our Common Stock.

         DIVIDEND RIGHTS

         The holders of outstanding shares of Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board may determine.

         VOTING RIGHTS

         Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

         NO PREEMPTIVE OR SIMILAR RIGHTS

         Holders of Common Stock do not have preemptive rights, and Common Stock is not convertible or redeemable.

         RIGHT TO RECEIVE LIQUIDATION DISTRIBUTIONS

         Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of Common Stock.

WARRANTS

         At March 6, 2008, the following warrants were outstanding:

         o warrants that will expire at various times through 2012 to purchase an aggregate of 1,688,132 shares of our common stock at an exercise price per share of $0.01, which were granted in connection with the issuance of convertible promissory notes;

         o warrants that will expire at various times through 2015 to purchase an aggregate of 1,427,022 shares of our common stock at an exercise price per share of $0.59 which were granted in connection with the issuance of convertible promissory notes;

         o warrants that will expire at various times through 2011 to purchase an aggregate of 1,143,587 shares of our common stock at an exercise price per share of $1.51 which were issued to investors in connection with the private placement completed in November 2006;

         o warrants that will expire in 2011 to purchase 7,921 shares of our common stock at an exercise price per share of $1.01 which were granted to the placement agent in connection with the private placement completed in November 2006;

         o warrants that will expire in 2011 to purchase an aggregate of 4,752 shares of our common stock at an exercise price per share of $1.812 which were granted to the placement agent in connection with the private placement completed in November 2006;

         o warrants that will expire in 2012 to purchase 1,951,444 shares of our common stock at an exercise price per share of $1.80 which were issued to investors in connection with the private placement which was completed concurrently with the Merger on March 7, 2007;

         o warrants that will expire in 2012 to purchase 520,381 shares of our common stock at an exercise price per share of $1.44 which were issued to the placement agent in connection with the private placement which was completed concurrently with the Merger on March 7, 2007;

         o warrants that will expire in 2012 to purchase 156,114 shares of our common stock at an exercise price per share of $1.80 which were issued to the placement agent in connection


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


                  with the private placement which was completed concurrently with the Merger on March 7, 2007.

OPTIONS

         At March 6, 2008, options to purchase 8,545,578 shares of our common stock were outstanding. Of these options, 4,136,103 were granted to former holders of options of CNS California, were assumed by us, and converted into options to purchase shares of our common stock. The options granted to former holders of options of CNS California are exercisable at a weighted average exercise price of approximately $0.14 per share, and will expire at various times on the tenth anniversary of the date on which they were granted.

ANTI-TAKEOVER PROVISIONS

         Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations, such as CNS Response:

         SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an "interested stockholder" for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

         AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of the company.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 59 Maiden Lane, New York, New York, and the phone number is (718) 921-8201.


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


MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         Our   common   stock  is   currently   listed   for   trading   on  the
Over-the-Counter Bulletin Board under the symbol CNSO.OB.

         We have never paid dividends on our common stock. CNS California has never paid dividends on its common stock. We intend to retain any future earnings for use in our business.


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


                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Over-the-Counter Bulletin Board or any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

         o purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o        through options, swaps or derivatives;

         o        in privately negotiated transactions;

         o        in making short sales or in transactions to cover short sales;

         o        put or call option transactions relating to the shares; and

         o        any other method permitted under applicable law.

         The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

         The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

         The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the

Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain selling security holders and certain selling security holders have agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling security holder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the initial price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transactions.

         In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

         We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.


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


                                  LEGAL MATTERS

         Stubbs Alderton & Markiles, LLP ("SAM LLP"), has provided legal services to us in connection with its preparation of the registration statement covering the securities offered by this prospectus. In addition, SAM LLP has rendered a legal opinion, attached hereto as Exhibit 5.1, as to the validity of the shares of the our common stock to be registered hereby. SAM LLP was the holder of 61,880 shares of common stock and warrants to purchase 37,128 shares of common stock at an exercise price of $1.51 of CNS Response, Inc., a California corporation, which converted into 61,880 shares of our common stock and warrants to purchase 37,128 shares of our common stock at an exercise price of $1.51 upon the closing of the merger on March 7, 2007. In addition, SAM Venture Partners invested $162,600 in the Private Placement that closed on March 7, 2007, and in exchange received 135,500 shares of our common stock, and warrants to purchase 40,650 shares of our common stock at an exercise price of $1.81 per share. Subsequent to the Private Placement, SAM Venture Partners distributed the aforementioned shares and warrants to its partners, each of whom is a partner in SAM LLP.

                                     EXPERTS

         The consolidated financial statements included in this prospectus have been audited by Cacciamatta Accountancy Corporation, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance on such reports given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at http://www.sec.gov.


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


                          INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----

Report of Independent Registered Public Accounting Firm................      F-2

Consolidated Balance Sheet as of September 30, 2007....................      F-3

Consolidated Statements of Operations for the Years Ended
September 30, 2007 and 2006............................................      F-4

Consolidated Statement of Changes in Stockholders' Equity
(Deficit) for the Years Ended September 30, 2007 and 2006..............      F-5

Consolidated Statements of Cash Flows for the Years Ended
September 30, 2007 and 2006............................................      F-6

Notes to Consolidated Financial Statements for the Years Ended
September 30, 2007 and 2006............................................      F-8

Unaudited Condensed Consolidated Statements of Operations for the
three months ended December 31, 2007 and 2006..........................     F-24

Condensed Consolidated Balance Sheets as of December 31, 2007
(unaudited) and September 30, 2007.....................................     F-25

Unaudited Condensed Consolidated Statements of Cash Flows for the
three months ended December 31, 2007 and 2006..........................     F-26

Unaudited Condensed Consolidated Statements of Stockholders' Equity
and Comprehensive Income (Loss) for the three months ended December
31, 2007 and 2006......................................................     F-27

Condensed Notes to Consolidated Financial Statements...................     F-28

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
CNS Response, Inc.

We have audited the accompanying consolidated balance sheet of CNS Response, Inc. (the "Company") and its subsidiary as of September 30, 2007, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for each of the years in the two-year period ended September 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNS Response, Inc. at September 30, 2007, and the results of its operations and it cash flows for each of the years in the two-year period ended September 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's continued operating losses and limited capital raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note
1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cacciamatta Accountancy Corporation
---------------------------------------

Irvine, California

December 7, 2007

                               CNS RESPONSE, INC.

                CONSOLIDATED BALANCE SHEET AT SEPTEMBER 30, 2007


ASSETS
CURRENT ASSETS:
   Cash ......................................................     $  5,790,100
   Accounts receivable (net of allowance for doubtful
      accounts of $17,200) ...................................           59,200
   Prepaids and other ........................................          159,000
                                                                   ------------
     Total current assets ....................................        6,008,300

OTHER ASSETS .................................................            4,100

                                                                   ------------
TOTAL ASSETS .................................................     $  6,012,400
                                                                   ============

LIABILITIES AND STOCKHOLDERS'
   EQUITY
CURRENT LIABILITIES:
   Accounts payable (including $5,000 to related party) ......     $    219,400
   Accrued liabilities .......................................          207,500
   Deferred compensation (including $56,700
     to related party) .......................................           73,400
   Accrued consulting fees ...................................           73,200
   Accrued interest ..........................................           35,800
   Convertible promissory notes ..............................           50,000
                                                                   ------------
     Total current liabilities ...............................          659,300
                                                                   ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, $0.001 par value; authorized
     750,000,000 shares; 25,299,547 outstanding ..............           25,300
   Additional paid-in capital ................................       16,630,000
   Accumulated deficit .......................................      (11,302,200)
                                                                   ------------
     Total stockholders' equity ..............................        5,353,100
                                                                   ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
                                                                   ------------
   EQUITY ....................................................     $  6,012,400
                                                                   ============

           See accompanying Notes to Consolidated Financial Statements

                               CNS RESPONSE, INC.

            CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
                           SEPTEMBER 30, 2007 AND 2006

                                                                     YEARS ENDED
                                                                    SEPTEMBER 30,
                                                            ----------------------------
                                                                2007            2006
                                                            ------------    ------------
REVENUES ................................................   $    238,400    $    175,500
                                                            ------------    ------------

OPERATING EXPENSES:
   Cost of revenues (including amortization expense of
    $19,900 and $79,800 for the years ended September 30,
    2007 and 2006, respectively) ........................        166,200         197,900
   Research and development .............................      1,442,600         519,800
   Sales and marketing ..................................        123,600         109,600
   General and administrative ...........................      1,775,600       1,132,400

                                                            ------------    ------------
     Total operating expenses ...........................      3,508,000       1,959,700
                                                            ------------    ------------

OPERATING LOSS ..........................................     (3,269,600)     (1,784,200)
                                                            ------------    ------------

OTHER INCOME (EXPENSE):
   Interest expense, net ................................       (115,600)       (390,600)
   Gain on derivative instruments .......................           --         1,178,500
   Gain on troubled debt restructuring ..................           --         1,079,700
   Other ................................................        106,900
                                                            ------------    ------------
   Total other income (expense) .........................         (8,700)      1,867,600
                                                            ------------    ------------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES .........     (3,278,300)         83,400
PROVISION FOR INCOME TAXES ..............................            800             800

                                                            ------------    ------------
NET INCOME (LOSS) .......................................   $ (3,279,100)   $     82,600
                                                            ============    ============


                                                            ------------    ------------
BASIC NET INCOME (LOSS) PER SHARE .......................   $      (0.17)   $       0.03
                                                            ============    ============

                                                            ------------    ------------
DILUTED NET INCOME (LOSS) PER SHARE .....................   $      (0.17)   $       0.00
                                                            ============    ============

WEIGHTED AVERAGE SHARES OUTSTANDING:
                                                            ------------    ------------
   Basic ................................................     18,778,077       2,836,216
                                                            ============    ============
   Diluted ..............................................     18,778,077      33,369,915
                                                            ============    ============

           See accompanying Notes to Consolidated Financial Statements

                               CNS RESPONSE, INC.

       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND 2006

                                                                                                   Additional
                                                                          Common Stock               Paid-in
                                                                     Shares          Amount          Capital
                                                                  ------------    ------------    ------------
Balance at October 1, 2005 ....................................      2,068,990    $      2,100    $     26,100
Reclassification of derivative instrument .....................           --              --           343,100
Issuance of stock for settlement of debt ......................      5,834,117           5,800         695,000
Troubled debt restructuring with related parties ..............           --              --         1,388,000
Stock-based compensation ......................................           --              --           369,900
Net income for the year ended September 30, 2006 ..............           --              --              --
                                                                  ------------    ------------    ------------
Balance at September 30, 2006 .................................      7,903,107           7,900       2,822,100

Forgiveness of accrued interest from NuPharm and issuance and
    exercise of warrants by NuPharm ...........................      2,800,000           2,800         334,800
Conversion of convertible promissory notes and
     accrued interest .........................................      5,993,515           6,000       4,061,100
Issuance of stock in connection with mezzanine
     financing, net of offering costs of $47,600 ..............      1,905,978           1,900       1,875,500
Issuance of stock for settlement of debt ......................         11,015            --             1,300
Issuance of options in settlement of accrued consulting fees ..           --              --            27,000
Issuance of stock in connection with private
      placement, net of offering costs of $1,057,300 ..........      6,504,758           6,500       6,741,900
Issuance of stock as payment of placement agent fee ...........         83,333             100            (100)
Issuance of stock to repay note to NuPharm and
     related accrued interest .................................        244,509             200         293,200
Collection of loans receivable through the receipt of stock ...       (146,668)           (100)       (175,900)
Stock- based compensation .....................................           --              --           649,100
Derivative instrument liability ...............................           --              --        (2,273,700)
Reclassify fair value of derivative instrument liability ......           --              --         2,273,700
Net loss for the year ended September 30, 2007 ................           --              --              --
                                                                  ------------    ------------    ------------
Balance at September 30, 2007 .................................     25,299,547    $     25,300    $ 16,630,000
                                                                  ============    ============    ============


                                                                   Accumulated
                                                                     Deficit          Total
                                                                  ------------    ------------
Balance at October 1, 2005 ....................................   $ (8,105,700)   $ (8,077,500)
Reclassification of derivative instrument .....................           --           343,100
Issuance of stock for settlement of debt ......................           --           700,800
Troubled debt restructuring with related parties ..............           --         1,388,000
Stock-based compensation ......................................           --           369,900
Net income for the year ended September 30, 2006 ..............         82,600          82,600
                                                                  ------------    ------------
Balance at September 30, 2006 .................................     (8,023,100)     (5,193,100)

Forgiveness of accrued interest from NuPharm and issuance and
    exercise of warrants by NuPharm ...........................           --           337,600
Conversion of convertible promissory notes and
     accrued interest .........................................           --         4,067,100
Issuance of stock in connection with mezzanine
     financing, net of offering costs of $47,600 ..............           --         1,877,400
Issuance of stock for settlement of debt ......................           --             1,300
Issuance of options in settlement of accrued consulting fees ..           --            27,000
Issuance of stock in connection with private
      placement, net of offering costs of $1,057,300 ..........           --         6,748,400
Issuance of stock as payment of placement agent fee ...........           --              --
Issuance of stock to repay note to NuPharm and
     related accrued interest .................................           --           293,400
Collection of loans receivable through the receipt of stock ...           --          (176,000)
Stock- based compensation .....................................           --           649,100
Derivative instrument liability ...............................           --        (2,273,700)
Reclassify fair value of derivative instrument liability ......           --         2,273,700
Net loss for the year ended September 30, 2007 ................     (3,279,100)     (3,279,100)
                                                                  ------------    ------------
Balance at September 30, 2007 .................................   $(11,302,200)   $  5,353,100
                                                                  ============    ============

           See accompanying Notes to Consolidated Financial Statements

                               CNS RESPONSE, INC.

              CONSOLIDATED STATEMENTS OF CASH FLOWS FOR YEARS ENDED
                           SEPTEMBER 30, 2007 AND 2006

                                                                        YEAR ENDED SEPTEMBER 30,
                                                                          2007           2006
                                                                      -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) ..............................................   $(3,279,100)   $    82,600
   Adjustments to reconcile net income (loss) to net cash
     used in operating activities:
     Amortization of intangibles ..................................        19,900         79,800
     Allowance for doubtful accounts ..............................          --            4,800
     Gain on derivative instruments ...............................          --       (1,178,500)
     Gain on troubled debt restructuring ..........................          --       (1,079,700)
     Other ........................................................      (106,900)          --
     Stock based compensation .....................................       649,100        369,900
     Non-cash interest expense ....................................       189,800           --
     Changes in operating assets and liabilities:
       Accounts receivable ........................................       (32,900)        (1,700)
       Prepaids and other .........................................       (87,900)       (67,000)
       Accounts payable ...........................................      (271,200)       202,700
       Accrued liabilities ........................................       (59,400)         5,900
       Deferred compensation ......................................         2,100        298,800
       Accrued consulting .........................................         7,400        301,300
       Accrued interest ...........................................        10,200        383,500
                                                                      -----------    -----------
       Net cash used in operating activities ......................    (2,958,900)      (597,600)
                                                                      -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Increase in deposits ...........................................        (3,000)          --
   Loans to employees .............................................        (4,200)      (175,900)
                                                                      -----------    -----------
       Net cash used in investing activities ......................        (7,200)      (175,900)
                                                                      -----------    -----------


                                       F-6


CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of debt ..............................................        (5,000)          --
   Proceeds from issuance of convertible promissory notes, net of
     offering costs ...............................................          --          500,000
   Proceeds from the sale of preferred stock, net of offering costs     1,779,900           --
   Proceeds from the sale of common stock, net of offering costs ..     6,748,400           --
   Proceeds from exercise of warrants .............................        28,000           --
                                                                      -----------    -----------
       Net cash provided by financing activities ..................     8,551,300        500,000
                                                                      -----------    -----------
NET INCREASE (DECREASE) IN CASH ...................................     5,585,200       (273,500)
CASH- BEGINNING OF YEAR ...........................................       204,900        478,400

                                                                      -----------    -----------
CASH- END OF YEAR .................................................   $ 5,790,100    $   204,900
                                                                      ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
   Cash paid during the period for:
     Interest .....................................................   $     2,300           --
                                                                      ===========    ===========
     Income taxes .................................................   $       800    $       800
                                                                      ===========    ===========
   Common stock issued for settlement of troubled debt ............          --      $   700,800
                                                                      ===========    ===========
   Conversion of preferred stock into common stock ................     5,958,200           --
                                                                      ===========    ===========
   Conversion of promissory notes and related accrued interest into
     preferred stock ..............................................     4,067,100           --
                                                                      ===========    ===========
   Common stock received as collection of loans receivable ........       176,000           --
                                                                      ===========    ===========
   Derivative instrument liability ................................     2,273,700           --
                                                                      ===========    ===========


           See accompanying Notes to Consolidated Financial Statements

                               CNS RESPONSE, INC.

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
                           SEPTEMBER 30, 2007 AND 2006

1.       NATURE OF OPERATIONS

ORGANIZATION AND NATURE OF OPERATIONS

         CNS Response, Inc. (the "Company") was incorporated in Delaware on July 10, 1984. The Company utilizes a patented system that guides psychiatrists and other physicians to determine a proper treatment for patients with mental, behavioral and/or addictive disorders. The Company also intends to identify, develop and commercialize new indications of approved drugs and drug candidates for this patient population.

GOING CONCERN UNCERTAINTY

         The Company has a limited operating history and its operations are subject to certain risks and uncertainties frequently encountered by rapidly evolving markets. These risks include the failure to develop or supply technology or services, the ability to obtain adequate financing, competition within the industry and technology trends.

         To date, the Company has financed its cash requirements primarily from debt and equity financings. It will be necessary for the Company to raise additional funds. The Company's liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the ability to expand and retain its customer base, its ability to execute its current business plan and other factors. The Company is currently exploring additional sources of capital but there can be no assurances that any financing arrangement will be available in amounts and terms acceptable to the Company.

2.       REVERSE MERGER AND FINANCING

COMPLETION OF MERGER

         On January 16, 2007, CNS Response, Inc. (formerly Strativation, Inc), a Delaware corporation (the "Company"), along with CNS Merger Corporation, a California corporation and the Company's wholly-owned subsidiary ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") with CNS Response, Inc, a privately held California corporation ("CNS California"), pursuant to which CNS California would be acquired by the Company in a merger transaction wherein Merger Sub would merge with and into CNS California, with CNS California being the surviving corporation (the "Merger"). On March 7, 2007, the Merger closed and CNS California became a wholly-owned subsidiary of the Company. At the closing, the Company changed its name to CNS Response, Inc.

         From a historical perspective, CNS California was deemed to have been the acquirer in the reverse merger and CNS California is deemed the survivor of the reorganization. As a result, the consolidated financial statements of the Company presented reflect the historical results of CNS California prior to the Merger, and of the combined entities following the merger, and do not include the historical financial results of the entity formerly known as Strativation, Inc. Common stock has been retroactively restated to reflect the number of shares received by CNS California equity holders in the Merger after giving effect to the difference in par value, with the offset to additional paid-in capital. The equity of the Company survives the reorganization. Upon the closing of the reorganization, the Company changed its fiscal year to September 30. All costs associated with the Merger were expensed as incurred.

PRINCIPAL TERMS OF THE MERGER

         On March 7, 2007, Merger Sub was merged with and into CNS California, the separate existence of Merger Sub ceased, and CNS California continued as the surviving corporation at the subsidiary level. Pursuant to the Merger, the issued and outstanding shares of common stock of CNS California were converted into an aggregate of 9,845,132 shares of Company Common Stock, and the issued and outstanding shares of Series A and B preferred stock of CNS California were converted into 5,993,515 and 1,905,978 shares of Company Common Stock, respectively. In addition warrants and options to purchase shares of common stock of CNS California were converted into warrants and options to purchase 4,271,414 and 4,136,103 shares of Company Common Stock, respectively. Following the Merger, the business conducted by the Company is the business conducted by CNS California.

         Pursuant to the terms of the Merger Agreement, CNS Response, Inc. (formerly Strativation, Inc.) paid an advisory fee of $475,000 to Richardson & Patel, LLP, the Company's former legal counsel and a principal shareholder, immediately upon the closing of the Merger. The fee has been expensed as a cost of the merger.

         Immediately after the closing of the Merger, and without taking into consideration the Private Placement Offering, the issuance of shares of common stock to repay the note to NuPharm Database, LLC and the tendering to the Company of shares of common stock by an officer and certain employees to repay their loans to CNS California described below, the Company had outstanding 18,696,948 shares of common stock, options to purchase 4,136,103 shares of common stock and warrants to purchase 4,271,414 shares of common stock.

ACCOUNTING TREATMENT OF THE MERGER AND FINANCIAL STATEMENT PRESENTATION

         The Company accounted for the Merger as a reverse merger under generally accepted accounting principles, and accordingly, the consolidated financial statements of the Company for the periods before March 7, 2007, reflect only the operations of CNS California. No goodwill or other intangible asset was recorded as a result of the Merger. Immediately prior to the reverse merger on March 7, 2007, the Company had no material operations, assets, or liabilities. Therefore, pro forma financial statements are not presented.

THE PRIVATE PLACEMENT

         Immediately following the closing of the Merger, the Company received gross proceeds of approximately $7.0 million from the first closing of a private placement transaction (the "Private Placement") with institutional investors and other high net worth individuals ("Investors"). On May 15, 2007, the Company received additional gross proceeds of $797,300 from the second closing of the Private Placement. Pursuant to Subscription Agreements entered into with these Investors, the Company sold 6,504,758 Investment Units, at $1.20 per Investment Unit. Each Investment Unit consists of one share of Company common stock, and a five year non-callable warrant to purchase three-tenths of one share of the Company common stock at an exercise price of $1.80 per share. The value of the warrants was determined to be $1,674,600 using the Black-Scholes option pricing model with the following assumptions: a volatility rate of 100%, risk free interest rate of 5%, an expected life of five years and zero dividends. The value of the warrants was recorded as a liability in accordance with SFAS No. 133 and EITF 00-19. As of June 22, 2007, the common shares underlying the warrants were registered satisfying the warrant liability. As of such date, the value of the warrants had not changed and thus the recorded amount was reclassified to Stockholders' Equity.

         As partial consideration for services rendered further to the Private Placement, the Company's placement agent was issued 83,333 shares of common stock, warrants to purchase 520,380 shares of Company common stock at an exercise price of $1.44 per share and warrants to purchase 156,114 shares of Company's common stock at exercise price of $1.80 per share . The value of the warrants was determined to be $599,100 using the Black-Scholes option pricing model with the following assumptions: a volatility rate of 100%, risk free interest rate of 5%, an expected life of five years and zero dividends. The value of the warrants was recorded as a liability in accordance with SFAS No. 133 and EITF 00-19. As of June 22, 2007, the common shares underlying the warrants were registered satisfying the warrant liability. As of such date, the value of the warrants had not changed and thus the recorded amount was reclassified to Stockholders' Equity.

         See Notes 4, 6, 7 and 8 for description of other transactions completed concurrently with the completion of the private placement.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

         The consolidated financial statements include the accounts of CNS Response, Inc., an inactive parent company, and its wholly owned subsidiary CNS California. All significant intercompany transactions have been eliminated in consolidation.

USE OF ESTIMATES

         The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, doubtful accounts, intangible assets, income taxes, valuation of equity instruments, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

CASH

         The Company deposits its cash with major financial institutions and may at times exceed federally insured limits. The Company believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to cash deposits with financial institutions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's short-term financial instruments, including cash, accounts receivable and accounts payable are carried at cost. The cost of the short-term financial instruments approximates fair value due to their relatively short maturities. The carrying value of long-term financial instruments, including notes payable, approximates fair value as the interest rates approximate current market rates of similar debt obligations.

ACCOUNTS RECEIVABLE

         The Company estimates the collectibility of customer receivables on an ongoing basis by reviewing past-due invoices and assessing the current creditworthiness of each customer. Allowances are provided for specific receivables deemed to be at risk for collection.

INTANGIBLE ASSETS

         Intangible assets consisted of a purchased database recorded at cost and were amortized over an estimated useful life of seven years.

LONG-LIVED ASSETS

         As required by Statement of Financial Accounting Standards ("SFAS") No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, the Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value. No impairment loss was recorded for the years ended September 30, 2007 and 2006.

REVENUES

         The Company recognizes revenue as the related services are delivered.

RESEARCH AND DEVELOPMENT EXPENSES

         The Company charges all research and development expenses to operations as incurred.

ADVERTISING EXPENSES

         The Company charges all advertising expenses to operations as incurred.

STOCK-BASED COMPENSATION

         The Company has adopted SFAS No.  123R,  SHARE-BASED  PAYMENT  (revised
2004) and related interpretations which establish the accounting for equity instruments exchanged for employee services. Under SFAS No. 123R, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the employees' requisite service period, generally the vesting period of the award.

INCOME TAXES

         The Company accounts for income taxes to conform to the requirements of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under the provisions of SFAS 109, an entity recognizes deferred tax assets and liabilities for future tax consequences of events that have already been recognized in the Company's financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

COMPREHENSIVE INCOME (LOSS)

         SFAS No. 130, REPORTING COMPREHENSIVE INCOME, requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company's comprehensive income (loss) is the same as its reported net income (loss) for the years ended September 30, 2007 and 2006.

INCOME (LOSS) PER SHARE

         Basic and diluted net income (loss) per share has been computed using the weighted average number of shares of common stock outstanding during the period.

SEGMENT INFORMATION

         The Company uses the management approach for determining which, if any, of its products and services, locations, customers or management structures constitute a reportable business segment. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of any reportable segments. Management uses one measurement of profitability and does not disaggregate its business for internal reporting and therefore operates in a single business segment.

RECLASSIFICATIONS

         Certain amounts in prior years have been reclassified to conform to current year presentation. These reclassifications had no effect on previously reported operating loss or net income.

RECENT ACCOUNTING PRONOUNCEMENTS

         In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140." SFAS No. 155 eliminates the exemption from applying SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also allows issuers of financial statements to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. SFAS No. 155 is effective for all financial instruments acquired or issued after the first fiscal year beginning after September 15, 2006. The adoption of SFAS No. 155 did not have a material impact on our consolidated financial statements.

         In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. It also permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS No. 156, an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 did not have a material impact on our consolidated financial statements.

         In June 2006, the FASB issued FASB Interpretation No. 48, or FIN 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109, Accounting for Income Taxes," which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning in the fiscal year ending September 30, 2008 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not expect the adoption of FIN 48 to have a material impact on our consolidated financial statements.

         In September 2006, the SEC released Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of the error quantified as the amount by which the current year income statement was misstated (rollover method) or the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. Immaterial prior year errors may be corrected with the first filing of prior year financial statements after adoption. The cumulative effect of the correction would be reflected in the opening balance sheet with appropriate disclosure of the nature and amount of each individual error corrected in the cumulative adjustment, as well as a disclosure of the cause of the error and that the error had been deemed to be immaterial in the past. The adoption of SAB 108 did not have a material impact on our consolidated financial statements.

         In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," or SFAS No. 157. This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles, or GAAP, and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The Standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity's own fair value assumptions as the lowest level. The Statement is to be effective for our financial statements issued in 2008; however, earlier application is encouraged. We believe that SFAS No. 157 will not have a material impact on our consolidated financial statements.

         In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)," which requires the recognition of the over-funded or under-funded status of a defined benefit postretirement plan in a company's balance sheet. This portion of the new guidance is effective on December 31, 2006. Additionally, the pronouncement eliminates the option for companies to use a measurement date prior to their fiscal year-end effective December 31, 2008. SFAS No. 158 provides two approaches to transition to a fiscal year-end measurement date, both of which are to be applied prospectively. Under the first approach, plan assets are measured on September 30, 2007 and then remeasured on January 1, 2008. Under the alternative approach, a 15-month measurement will be determined on September 30, 2007 that will cover the period until the fiscal year-end measurement is required on December 31, 2008. We do not have any defined benefit pension or postretirement plans that are subject to SFAS No. 158. As such, we do not expect the pronouncement to have a material impact on our consolidated financial statements.

         In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115," which permits companies to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option). Adoption of the standard is optional and may be adopted beginning in the first quarter of 2007. We are currently evaluating the possible impact of adopting SFAS No. 159 on our consolidated financial statements.

         In May 2007, Emerging Issues Task Force Issue No.07-4, "Application of the Two-Class Method under FASB Statement No. 128, EARNINGS PER SHARE, to Master Limited Partnerships" or EITF 07-4, was issued. The provisions of this standard are effective for interim and annual reporting periods beginning after December 15, 2007. We do not expect the adoption of EITF 07-4 to have a material impact on our consolidated financial statements.

4.       LOANS TO RELATED PARTIES

         From September 2006 through February 2007, CNS California loaned certain officer, employees and a consultant $171,800 under notes bearing interest at 5.26% per annum, compounded annually, and requiring payment on or after the earlier of (i) the date that is two years following the date of the note, and (ii) a demand by CNS California following the date on which CNS California has received an aggregate of $5,000,000 from the sale(s) of its capital stock provided the assigned value (as defined) of the stock at the time of the demand is more than $1. The notes provided that repayment of the notes could be made in one of the following ways, or in combination of both:

                  (a)      in cash, or

                  (b) by tendering Common Stock of CNS California owned by the borrower, with an aggregate Assigned Value (as defined) equal to the principal and accrued interest on the notes.

         Pursuant to the abovementioned terms and the terms of the merger described in Note 2 above, the Company demanded payment of all such notes upon the completion of the merger and private placement in which the Company raised approximately $7,805,000. The officer who owed the Company $93,900, including interest, repaid the loan by tendering 78,219 shares of the Company's Common Stock to the Company. Certain other employees and consultant repaid their loans by tendering an aggregate of 68,449 shares of the Company's common stock to the Company. None of the aforementioned notes remained outstanding as of September 30, 2007.

5.       TROUBLED   DEBT   RESTRUCTURING--DEFERRED   COMPENSATION   AND  ACCRUED
         CONSULTING FEES

         At September 30, 2005, CNS California owed certain employees and consultants deferred compensation, accrued consulting fees, other compensation-related liabilities and accrued interest thereon aggregating $2,480,900. Due to financial difficulties experienced by CNS California, in
August and September 2006, certain employees and consultants to whom CNS California owed an aggregate of $3,199,400 forgave approximately 80% of the debt and accepted 5,834,117 shares of the Company's common stock (of which 182,952 were restricted), and warrants and options to purchase an aggregate of 270,638 shares of CNS California's common stock at an exercise price of $0.59 per share in full settlement of CNS California's remaining obligations. On the date of transfer, the amounts due to employees and consultants exceeded the aggregate estimated fair value (based on an estimate of $0.12 per share) of the shares, warrants and options transferred by $2,467,700. The gain attributable to employees considered related parties of $1,388,000 has been treated as a capital transaction and included in additional paid-in capital in the accompanying consolidated financial statements. The remaining gain of $1,079,700 has been recorded as a gain on troubled debt restructuring in the accompanying consolidated financial statements.

6.       CONVERTIBLE PROMISSORY NOTES

         CNS California has issued convertible promissory notes with detachable warrants from time to time to fund its operations. The notes bear interest at 8% per year, compounded annually, and are payable on demand. The terms of the notes provide for the (i) conversion of principal and accrued interest into the same type of securities issued by CNS California upon a qualified institutional financing, the amount of which financing varies between notes and ranges from $1 to $4 million, and (ii) conversion price to be equal to the same price as the shares sold in the financing. The notes provide for an aggregate of $2,196,000 in principal to convert automatically and $920,700 to convert at the note holders' options based upon certain financing requirements (as defined).

         Due to the variable conversion price, the notes were potentially convertible into an unlimited number of common shares. Accordingly, CNS California has accounted for the notes under SFAS 133 and EITF 00-19 which require the beneficial conversion feature to be treated as an embedded derivative, recording a liability equal to the estimated fair value of the conversion option. In addition, all non-employee warrants that are exercisable during the period the notes were potentially convertible into an unlimited number of common shares are required to be recorded as liabilities at their fair value. The fair value of the beneficial conversion feature and the warrants were estimated using the Black-Scholes option pricing model. The fair value of the beneficial conversion feature and the warrants and options was recomputed each reporting period with the change in fair value recorded as a gain or loss on derivative instruments.

         In August 2006, CNS California amended its Articles of Incorporation whereby the number of authorized shares was increased to 100,000,000, of which 80,000,000 were designated as common shares and 20,000,000 were designated as preferred shares.

         Since at September 30, 2006, the number of authorized shares was sufficient to accommodate the conversion of all notes, related accrued interest and outstanding warrants, CNS California has reclassified the derivative instrument liability with an estimated fair value of $343,100 to equity in the accompanying consolidated financial statements.

         In October 2006, CNS California and the note holders of certain of the convertible promissory notes converted promissory notes with an aggregate outstanding balance of $3,061,700 and related accrued and unpaid interest of $1,005,400 at September 30, 2006 into 5,993,515 shares of CNS California's Series A Preferred Stock. In addition, the exercise price of warrants to purchase 1,062,116 shares of the Company's common stock was changed to $0.59 per share. The preferred shares were converted into 5,993,515 shares of the Company's common stock upon the completion of the merger described in Note 2.

7.       NOTE PAYABLE TO NUPHARM DATABASE, LLC

         In connection with the January 2000 Asset Purchase Agreement between CNS California and NuPharm Database, LLC (NuPharm) providing for the purchase of a database and the assumption of certain NuPharm liabilities, CNS California issued a subordinated note payable to NuPharm in the amount of $299,900 bearing interest at 8% per year and due on March 15, 2004 and a warrant to purchase 2,800,000 shares of CNS California's common stock at $0.01 per share. The warrant was not exercised before expiring in 2005.

         In October 2006, CNS California and NuPharm agreed to exchange the note and the related accrued interest for a 5% note in the principal amount of $287,400, representing the outstanding principal at September 30, 2006, and warrants to purchase 2,800,000 shares of the CNS California's common stock at $0.01 per share. The note was due and payable on demand five years from the date of issuance, could be prepaid by the Company at any time without penalties and was convertible into shares of common stock of CNS California upon the completion of a financing (as defined) at a price per share of the common stock issued in such financing. The warrant was exercised in October 2006. CNS California valued the warrant at $309,500 using the Black-Scholes model and recorded the excess of the value of the warrant over the forgiven accrued interest of $119,800 as a prepaid asset. The excess was being amortized as interest expense over a period of one year, the expected term of the note when it was issued.

         Pursuant to the abovementioned terms, the note payable to NuPharm and accrued interest thereon were converted into 244,509 shares of the Company's Common Stock upon the completion of the merger and private placement described in Note 2 above. Upon conversion, the entire balance of the unamortized prepaid interest was charged to interest expense.

8.       STOCKHOLDERS' EQUITY

COMMON AND PREFERRED STOCK

         The Company is authorized to issue 750,000,000 shares of common stock.

         CNS California is authorized to issue 100,000,000 shares of two classes of stock, 80,000,000 of which was designated as common shares and 20,000,000 of which was designated as preferred shares.

         As described in Note 5 above, during August and September 2006, CNS California issued 5,834,117 shares of its common stock with a fair value of $700,800 in connection with the restructuring of certain debt. These common shares were converted into 5,834,117 shares of the Company's common stock upon the completion of the merger described in Note 2 above.

         As described in Note 7 above, in October 2006, NuPharm exercised the warrant to purchase 2,800,000 shares of CNS California's common stock at a price of $0.01 per share. These common shares were converted into 2,800,000 shares of the Company's common stock upon the completion of the merger described in Note 2 above.

         As described in Note 6 above, in October 2006, CNS California and the note holders of certain of the convertible promissory notes converted promissory notes with an aggregate outstanding balance of $3,061,700 and related accrued and unpaid interest of $1,005,400 at September 30, 2006 into 5,993,515 shares of the CNS California's Series A Preferred Stock. These preferred shares were converted into 5,993,515 shares of the Company's common stock upon the completion of the merger described in Note 2 above.

         In October, 2006, CNS California sold 1,905,978 Units in a private financing resulting in net proceeds of $1,877,400. Each Unit consists of one share of Series B Preferred Stock and 5-year warrants to purchase .6 shares of the CNS California's common stock at $1.51 per share. Holders of the Series B Preferred Stock were entitled to receive non-cumulative dividends at an annual rate of 4% when, as and if declared by the Board. Each share of the Series B Preferred Stock initially converts into one share of the Company's Common Stock at any time at the option of the holder. However, each share of Series B Preferred Stock will automatically convert into Common Stock at the then applicable conversion rate in the event of (i) the sale of $5,000,000 or more of Common Stock or units consisting of Common Stock and warrants in one or more related transactions; (ii) the closing of an underwritten public offering with a price equal or greater than $1.21 per share and net proceeds to CNS California of not less than $5,000,000, or (iii) upon the written consent of the holders of the majority of the Series A Preferred (see Note 6) in the case of conversion of the Series A Preferred or the Series B Preferred in the case of conversion of the Series B Preferred. All shares of preferred stock were converted into 1,905,978 shares of common stock concurrently with the completion of the Merger.

         As described in Note 2 above, in March and May 2007, the Company sold 6,504,758 Investment Units, at $1.20 per Investment Unit. Each Investment Unit consists of one share of Company common stock, and a five year non-callable warrant to purchase three-tenths of one share of the Company common stock at an exercise price of $1.80 per share.

         As described in Note 2 above, as partial consideration for services rendered further to the private placement, the Company's placement agent was issued 83,333 shares of the Company's common stock.

         As described in Note 7 above, the note payable to NuPharm and accrued interest thereon were converted into 244,509 shares of the Company's Common Stock upon the completion of the merger and private placement described in Note 2 above.

         As described in Note 4 above, an officer and certain employees and consultants repaid their loans to the Company by tendering 146,668 shares of the Company's common stock.

STOCK-OPTION PLAN

         On September 27, 2004, the Company adopted the 2004 Stock Option Plan pursuant to which there were 15,000,000 shares of common stock reserved for issuance and under which the Company may issue incentive stock options, nonqualified stock options, stock awards and stock bonuses to officers, directors and employees. The option price for each share of stock subject to an option was to be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO ; provided, however, if the option was an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO was to be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options were to have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term was to be five years from the date of grant. ISOs could be granted only to eligible employees. At September 30, 2007, there were no options outstanding under this plan.

         In connection with the Merger described in Note 2, the Company assumed the CNS California stock option plan described below and all of the options granted thereunder at the same price and terms.

         On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the "2006 Plan"). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options(ISO) or nonstatutory stock options (NSO)), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors. A total of 10 million shares of stock are reserved for issuance under the 2006 Plan. As of September 30, 2007, there were 7,436,703 options and 183,937 restricted shares outstanding under the 2006 Plan and 2,379,360 shares available for issuance of awards.

         The 2006 Plan provides that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 3 million shares of stock. The option price for each share of stock subject to an option shall be
(i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO ; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.

         The Company has adopted SFAS No. 123R (revised 2004), "Share-Based Payment", and related interpretations. Under SFAS No. 123R, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. The Company estimates the fair value of each option on the grant date using the Black-Scholes model. The following assumptions were made in estimating the fair value:

                                                        Options         Options
                                      Options         granted in      granted in
                                     granted in        November         August
                                    fiscal 2006          2006            2007

         Dividend yield ......               0%               0%              0%
Risk-free interest rate ......            5.46%            5.00%           4.72%
    Expected volatility ......             100%             100%             91%
          Expected life ......         5 years         10 years         5 years


         The expense is recognized over the employees' requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the years ended September 30, 2007 and 2006 is as follows:

                                                          For the fiscal year
                                                          ended September 30,
                                                         2007             2006
                                                       --------         --------

                Operations ...................         $ 20,100         $ 22,000
  Research and development ...................          212,000          141,000
       Sales and marketing ...................             --              8,300
General and administrative ...................          417,000          198,600
                                                       --------         --------
                     Total ...................         $649,100         $369,900
                                                       ========         ========


         Total unrecognized compensation as of September 30, 2007 amounted to $1,980,300.

         A summary of stock option activity is as follows:

                                                                            Weighted
                                                                            Average
                                                              Number of     Exercise
                                                               Shares        Price
                                                              ---------    ---------
Outstanding at October 1, 2005
     Granted .............................................    4,000,403    $    0.13
     Exercised ...........................................         --           --
     Forfeited ...........................................         --           --
Outstanding at September 30, 2006 ........................    4,000,403    $    0.13

     Granted .............................................    3,436,300    $    1.07
     Exercised ...........................................         --           --
     Forfeited ...........................................         --           --
Outstanding at September 30,2007 .........................    7,436,703    $    0.57

Weighted average fair value of options granted during:
     Year ended September 30, 2006 .......................                 $    0.09
     Year ended September 30, 2007 .......................                 $    0.77

         Following is a summary of the status of options outstanding at September 30, 2007:

                                        Weighted Average
                                           Contractual       Weighted Average
Exercise Price     Number of Shares           Life            Exercise Price
--------------     ----------------     ----------------     ----------------
     $0.12              859,270             10 years              $0.12
     $0.132             3,112,545            7 years              $0.132
     $0.30              135,700             10 years              $0.30
     $0.59              28,588              10 years              $0.59
     $1.09             2,966,989            10 years              $1.09
     $1.20              333,611              5 years              $1.20
                   -----------------                        ----------------
                       7,436,703                                 $0.57
                   =================                        ================


         Following is a summary of the status of options exercisable at September 30, 2007:

                                        Weighted Average
                                           Contractual       Weighted Average
Exercise Price     Number of Shares           Life            Exercise Price
--------------     ----------------     ----------------     ----------------
     $0.12              849,270              9 years              $0.12
     $0.132             3,112,545            6 years              $0.132
     $0.30              73,825               9 years              $0.30
     $0.59              28,588               9 years              $0.59
     $1.09              560,583             10 years              $1.09
     $1.20              83,403               5 years              $1.20
                   ----------------                          ----------------
                       4,708,214                                  $0.27
                   ================                          ================


WARRANTS TO PURCHASE COMMON STOCK

         At September 30, 2006, there were warrants outstanding to purchase 3,115,154 shares of the Company's common stock at exercise prices ranging from $0.01 to $0.59 with a weighted average exercise price of $0.28. The warrants expire at various times through 2016 and are still outstanding as of September 30, 2007.

         As described in Note 6, these warrants were initially recorded as a liability at their fair value. Fair value was computed using the Black-Scholes pricing model at each reporting period with the change in fair value recorded as a gain or loss on derivative instruments. For the year ended September 30, 2006, the Company recorded a gain on derivative instruments amounting to $1,178,500. As of September 30, 2006, the warrants were reclassified to equity since the number of authorized shares was increased to accommodate the exercise of all warrants and settlement of warrants was within the control of the Company.

         During the year ended September 30, 2007, the following additional 3,784,199 warrants were granted and are outstanding as of such date:

Warrants to Purchase       Exercise Price         Issued in Connection With:

1,143,587 shares               $1.51         Private placement described in Note
                                             2

    7,921 shares               $1.01         To  placement   agent  for  private
                                             placement described in Note 2

    4,752 shares               $1.812        To  placement   agent  for  private
                                             placement described in Note 2

1,951,445 shares               $1.80         Private     placement     completed
                                             immediately  after the  merger  and
                                             described in Note 2

  520,380 shares               $1.44         To  placement   agent  for  private
                                             placement   completed   immediately
                                             after the merger and  described  in
                                             Note 2

  156,114 shares               $1.80         To  placement   agent  for  private
                                             placement   completed   immediately
                                             after the merger and  described  in
                                             Note 2


         As described in Note 2, the warrants to purchase 2,107,559 shares of common stock at $1.80 per share and the warrants to purchase 520,380 shares at $1.44 per share were initially recorded as a liability at their fair value. Fair value was computed using the Black-Scholes pricing model. As of June 22, 2007, the common shares underlying the warrants were registered satisfying the warrant liability. As of such date, the value of the warrants had not changed and thus the recorded amount was reclassified to Stockholders' Equity.

9.       INCOME TAXES

         The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We provide a valuation allowance to reduce our deferred tax assets to their estimated realizable value.

         Reconciliations of the provision (benefit) for income taxes to the amount compiled by applying the statutory federal income tax rate to profit
(loss) before  income taxes is as follows for each of the years ended  September
30:

                                                                  2007     2006
                                                                  ----     ----

Federal income tax (benefit) at statutory rates ..............    (34)%     34%
Non-recognizable (gains) losses from derivative instruments ..      0%    (483)%
Gain from troubled debt restructured with related parties ....      0%     566%
Stock-based compensation .....................................     17%     447%
Non deductible interest expense ..............................      6%    --
Change in valuation allowance ................................     11%    (564)%
State income taxes ...........................................      0%       1%
Income tax provision .........................................      0%       1%

         Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of deferred taxes relate to the following at September 30, 2007 and 2006:

                                                                     2007           2006
                                                                 -----------    -----------
Deferred income tax assets:
    Net operating loss carryforward ..........................   $ 3,257,800    $ 1,851,000
    Deferred interest, consulting and compensation liabilities        14,300        462,500
    Amortization .............................................       223,300        215,400
                                                                 -----------    -----------
                                                                   3,495,400      2,528,900
Deferred income tax liabilities--other .......................       (12,100)       (34,600)
                                                                 -----------    -----------
Deferred income tax asset--net before valuation allowance ....     3,483,300      2,494,300
Valuation allowance ..........................................    (3,483,300)    (2,494,300)
                                                                 -----------    -----------
Deferred income tax asset--net ...............................   $      --      $      --
                                                                 ===========    ===========


         Current and non-current deferred taxes have been recorded on a net basis in the accompanying balance sheet. As of September 30, 2007 we have net operating loss carryforwards of approximately $8.1 million. The net operating loss carryforwards expire by 2027. Utilization of net operating losses and capital loss carryforwards may be subject to the limitations imposed by Section 382 of the Internal Revenue Code. The Company has placed a valuation allowance against the deferred tax assets in excess of deferred tax liabilities due to the uncertainty surrounding the realization of such excess tax assets. Management periodically evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

10.      EARNINGS PER SHARE

         In accordance with SFAS 128, "Computation of Earnings Per Share," basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the year ended September 30, 2007, the Company has excluded all common equivalent shares from the calculation of diluted net loss per share as such securities are anti-dilutive. The number of dilutive common equivalent shares for the year ended September 30, 2006 has been determined in accordance with the treasury-stock method.

         A summary of the net income (loss) and shares used to compute net income (loss) per share for the years ended September 30, 2007 and 2006 is as follows:

                                                        2007            2006
                                                    ------------    ------------
Net income (loss) for computation of basic net
   income (loss) per share ......................   $ (3,279,100)   $     82,600
Add interest expense relating to convertible debt           --           297,800
                                                    ------------    ------------
Net income (loss) for computation of dilutive
   net income (loss) per share ..................   $ (3,279,100)   $    380,400
                                                    ============    ============

Basic net income (loss) per share ...............   $      (0.17)   $       0.03
                                                    ============    ============

Diluted net income (loss) per share .............   $      (0.17)   $       0.00
                                                    ============    ============

Basic weighted average shares outstanding .......     18,778,077       2,836,216
Dilutive common equivalent shares ...............           --        30,533,699
                                                    ------------    ------------
Diluted weighted average common shares ..........     18,778,077      33,369,915
                                                    ============    ============
Anti-dilutive common equivalent shares not
   included in the computation of dilutive
   loss per share:
        Convertible debt ........................      6,283,989     323,086,919
        Warrants ................................      5,372,566       2,496,063
        Options .................................      4,598,260            --
        Preferred Stock .........................        767,324            --


11.      COMMITMENTS AND CONTINGENT LIABILITIES

LITIGATION

         From time to time the Company is subject to legal proceedings and claims, which arise in the ordinary course of its business. The Company believes that although there can be no assurances as to the disposition of the proceedings, based upon information available to the Company at this time, the expected outcome of these matters would not have a material impact on the Company's results of operations or financial condition.

RENT EXPENSE

         The Company leases its headquarters under an operating lease expiring in November 2007 and requiring monthly rentals of $3,500. Total rental expense for the years ended September 30, 2007 and 2006 was $39,100 and $8,300, respectively.

         In November 2007, the Company entered into a new one-year lease for its headquarters at the same location expiring in November 2008 and requiring monthly rentals of $3,600.

12.      SIGNIFICANT CUSTOMERS

         For the year ended September 30, 2007, four customers accounted for 58% of the Company's revenue and 48% of accounts receivable at September 30, 2007.

         For the year ended September 30, 2006, five customers accounted for 75% of the Company's revenue and 29% of accounts receivable at September 30, 2006.

13.      RELATED PARTY TRANSACTIONS

         Convertible promissory notes and accrued interest to related parties amounted to $1,768,300 and $414,300, respectively, at September 30, 2006 and were repaid in October 2006 as described in Note 6 above. Interest expense to related parties amounted to $112,900 for the year ended September 30, 2006.

         Consulting expenses to a director amounted to $10,000 for the year ended September 30, 2006.

         As described in Note 4, in August 2006 CNS California and two of its employees, who were significant shareholders, entered into an agreement whereby the two employees received 4,362,652 shares of the Company's common stock, warrants to purchase 242,050 shares of the Company's common stock at $0.59 per share and options to purchase 28,588 shares of the Company's common stock at $0.59 per share in full settlement of debt aggregating $1,943,100. On the date of transfer, the amounts due to these employees exceeded the aggregate fair value (based on an estimate of $0.12 per share) of the shares, warrants and options transferred by $1,388,000. The gain has been treated as a capital transaction and included in additional paid-in capital in the accompanying consolidated financial statements.

14.      SUBSEQUENT EVENTS

         On October 1, 2007, the Company entered into an employment agreement with George Carpenter pursuant to which Mr. Carpenter will serve as our President commencing on October 1, 2007. During the period of his employment, Mr. Carpenter will receive a base salary of no less than $180,000 per annum, which is subject to upward adjustment at the discretion of the Chief Executive Officer or the Board of Directors of our Company. In addition, Mr. Carpenter was granted an option to purchase 968,875 shares of our common stock at an exercise price of $0.89 per share pursuant to the Company's 2006 Stock Incentive Plan, which will vest as follows: 121,109 shares will vest on the grant date and the remaining 847,766 shares will vest in equal monthly installments of approximately 20,185 shares over forty-two months beginning seven months after the commencement of Mr. Carpenter's employment.

         On October 24, 2007, the Company signed a letter of intent to acquire the NeuroTherapy Clinic (NTC), a psychiatric clinic in Denver, Colorado. NTC is a center for highly-advanced testing and treatment of neuropsychiatric problems, including learning, attentional and behavior challenges, mild head injuries, as well as depression, anxiety, bipolar and all other common psychiatric disorders.

                               CNS RESPONSE, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   For the three months ended
                                                          December 31,
                                                     2007              2006
                                                 ------------      ------------

Revenues ...................................     $     58,700      $     46,600
                                                 ------------      ------------

Operating expenses:
  Cost of revenues (including
   amortization expense of $0
   in 2007 and $19,900 in 2006) ............           37,900            47,000
  Research and development .................          372,500           180,100
  Sales and marketing ......................           38,700            26,000
  General and administrative ...............          671,600           194,200
                                                 ------------      ------------

    Total operating expenses ...............        1,120,700           447,300
                                                 ------------      ------------

Operating (loss) ...........................       (1,062,000)         (400,700)
                                                 ------------      ------------

Other income (expense):
  Interest income (expense), net ...........           54,000           (51,000)
  Other income .............................                0            51,800
                                                 ------------      ------------
    Total other income .....................           54,000               800
                                                 ------------      ------------

Loss before income taxes ...................       (1,008,000)         (399,900)
Income taxes ...............................              800              --
                                                 ------------      ------------
Net loss ...................................     $ (1,008,800)     $   (399,900)
                                                 ============      ============

Net loss per share:
  Basic ....................................     $      (0.04)     $      (0.02)
  Diluted ..................................     $      (0.04)     $      (0.02)

Shares used in per share calculations:
  Basic ....................................       25,299,547        18,094,483
  Diluted ..................................       25,299,547        18,094,483


          See accompanying Notes to Consolidated Financial Statements.

                               CNS RESPONSE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    December 31,   September 30,
                                                       2007            2007
                                                    (unaudited)
                                                   ------------    ------------

ASSETS

Current assets:
  Cash .........................................   $  5,122,400    $  5,790,100
  Accounts receivable (net of
   allowance for doubtful accounts of
   $ 17,200(unaudited) as of December
   31, 2007 and $ 17,200 as of
   September 30, 2007) .........................         55,000          59,200
  Prepaid and other ............................        158,500         159,000
                                                   ------------    ------------
    Total current assets .......................      5,335,900       6,008,300

Other assets ...................................         24,500           4,100
                                                   ------------    ------------

    Total assets ...............................   $  5,360,400    $  6,012,400
                                                   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable  (including amounts
   due to related parties of $5,000
   (unaudited) as of  December 31, 2007
   and $5,000 as of September 30, 2007) ........   $    175,600    $    219,400
  Accrued liabilities ..........................        207,500         207,500
  Deferred compensation (including
   $ 55,500 (unaudited) and $56,700 to
   related parties as of December 31,
   2007 and September 30, 2007,
   respectively) ...............................         73,200          73,400
  Accrued consulting fees ......................         55,200          73,200
  Accrued interest .............................         37,300          35,800
  Convertible promissory notes .................         50,000          50,000
                                                   ------------    ------------

    Total current liabilities ..................        598,800         659,300
                                                   ------------    ------------

Commitments and contingencies

Stockholders' equity:
  Common stock, $0.001 par value;
   authorized, 750,000,000 shares,
   issued  and outstanding, 25,299,547
   shares as of December 31, 2007 and
   September 30, 2007 ..........................         25,300          25,300
  Additional paid-in capital ...................     17,047,300      16,630,000
  Accumulated deficit ..........................    (12,311,000)    (11,302,200)
                                                   ------------    ------------

    Total stockholders' equity .................      4,761,600       5,353,100
                                                   ------------    ------------

    Total liabilities and stockholders' equity .   $  5,360,400    $  6,012,400
                                                   ============    ============

          See accompanying Notes to Consolidated Financial Statements.

                               CNS RESPONSE, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    For the three months ended
                                                            December 31,
                                                        2007           2006
                                                    -----------     -----------

Cash flows from operating activities:
  Net (loss) ...................................    $(1,008,800)    $  (399,900)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
    Amortization ...............................         26,700          19,900
    Other ......................................           --            (4,400)
    Stock-based compensation ...................        417,300             900
    Changes in operating assets and
      liabilities:
      Accounts receivable ......................          4,200             100
      Prepaids and other current assets ........        (26,200)        (43,800)
      Accounts payable .........................        (43,800)       (128,200)
      Accrued liabilities ......................           --             1,300
      Deferred compensation ....................           (200)          7,900
      Accrued consulting fees ..................        (18,000)         11,300
      Accrued interest .........................          1,500           5,300
                                                    -----------     -----------
Net cash used in operating activities ..........       (647,300)       (529,500)
                                                    -----------     -----------

Cash flows from investing activities:
  Increase in other assets .....................        (20,400)         (3,000)
  Loans to employees ...........................           --            (2,400)
                                                    -----------     -----------

Net cash used in investing activities ..........        (20,400)         (5,400)
                                                    -----------     -----------

Cash flows from financing activities:
  Proceeds from sale of preferred stock ........           --         1,731,000
  Proceeds from exercise of warrants ...........           --            28,000
  Deferred offering costs ......................           --           (50,400)
                                                    -----------     -----------

Net cash provided by financing activities ......           --         1,708,600
                                                    -----------     -----------

Net increase (decrease) in cash ................       (667,700)      1,173,600
Cash, beginning of period ......................      5,790,100         204,900
                                                    -----------     -----------
Cash, end of period ............................    $ 5,122,400     $ 1,378,500
                                                    ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
   Cash paid during the period for:
     Interest ..................................    $      --       $      --
                                                    ===========     ===========
     Income taxes ..............................    $       800     $      --
                                                    ===========     ===========


          See accompanying Notes to Consolidated Financial Statements.

                               CNS RESPONSE, INC.
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        AND COMPREHENSIVE INCOME (LOSS)

                                                                                         Additional
For the three months ended December 31, 2007                      Common Stock            Paid-in      Accumulated
                                                             Shares         Amount        Capital        Deficit           Total
                                                          ------------   ------------   ------------   ------------    ------------

BALANCE - September 30,2007 ...........................     25,299,247   $     25,300   $ 16,630,000   $(11,302,200)   $  5,353,100
Stock- based compensation .............................           --             --          417,300           --           417,300
Net loss for the three months ended December 31, 2007 .           --             --             --       (1,008,800)     (1,008,800)
                                                          ------------   ------------   ------------   ------------    ------------
Balance at December 31, 2007 ..........................     25,299,247   $     25,300   $ 17,047,300   $(12,311,000)   $  4,761,600
                                                          ============   ============   ============   ============    ============

For the three months ended December 31, 2006

BALANCE - September 30,2006 ...........................      7,903,107   $      7,900   $  2,822,100   $ (8,023,100)   $ (5,193,100)
Forgiveness of accrued interest from NuPharm and
    issuance and exercise of warrants by NuPharm ......      2,800,000          2,800        334,800           --           337,600
Conversion of convertible promissory notes and
    accrued interest ..................................      5,993,515          6,000      4,061,100           --         4,067,100
Issuance of stock in connection with mezzanine
    financing, net of offering costs of $33,900 .......      1,905,978          1,900      1,889,200           --         1,891,100
Issuance of stock for settlement of debt ..............         11,015           --            1,300           --             1,300
Stock-based compensation ..............................           --             --              900           --               900
Issuance of options in settlement of accrued consulting
    fees ..............................................           --             --           27,000           --            27,000
Net loss for the three months ended December 31, 2006 .           --             --             --         (399,900)       (399,900)
                                                          ------------   ------------   ------------   ------------    ------------

Balance at December 31, 2006 ..........................     18,613,615   $     18,600   $  9,136,400   $ (8,423,000)   $    732,000
                                                          ============   ============   ============   ============    ============


          See accompanying Notes to Consolidated Financial Statements.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       NATURE OF OPERATIONS AND BASIS OF PRESENTATION

         The unaudited condensed consolidated financial statements of CNS Response, Inc. ("CNS," "we," "us," "our" or the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and include all the accounts of CNS and its wholly owned subsidiary CNS California (see Note 2). Certain information and note disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted pursuant to such rules and regulations. The unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position as of December 31, 2007 and our operating results, cash flows, and changes in stockholders' equity for the interim periods presented. The September 30, 2007 balance sheet was derived from our audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. These consolidated financial statements and the related notes should be read in conjunction with our financial statements and notes for the year ended September 30, 2007 which are included in our current report on Form 10-KSB, filed with the Securities and Exchange Commission on December 7, 2007.

         The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and revenues and expenses in the financial statements. Examples of estimates subject to possible revision based upon the outcome of future events include, among others, recoverability of long-lived assets and goodwill, stock-based compensation, the allowance for doubtful accounts, the valuation of equity instruments, use and other taxes. Actual results could differ from those estimates.

         The results of operations for the three months ended December 31, 2007 are not necessarily indicative of the results that may be expected for future periods or for the year ending September 30, 2008.

2.       REVERSE MERGER AND FINANCING

         COMPLETION OF MERGER

         On January 16, 2007, CNS Response, Inc. (formerly Strativation, Inc), a Delaware corporation (the "Company"), along with CNS Merger Corporation, a California corporation and the Company's wholly-owned subsidiary ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") with CNS Response, Inc, a privately held California corporation ("CNS California"), pursuant to which CNS California would be acquired by the Company in a merger transaction wherein Merger Sub would merge with and into CNS California, with CNS California being the surviving corporation (the "Merger"). On March 7, 2007, the Merger closed and CNS California became a wholly-owned subsidiary of the Company. At the closing, the Company changed its name to CNS Response, Inc.

         From a historical perspective, CNS California was deemed to have been the acquirer in the reverse merger and CNS California is deemed the survivor of the reorganization. As a result, the consolidated financial statements of the Company presented reflect the historical results of CNS California prior to the Merger, and of the combined entities following the merger, and do not include the historical financial results of the entity formerly known as Strativation, Inc. Common stock has been retroactively restated to reflect the number of shares received by CNS California equity holders in the Merger after giving effect to the difference in par value, with the offset to additional paid-in capital. The equity of the Company survives the reorganization. Upon the closing of the reorganization, the Company changed its fiscal year to September 30. All costs associated with the Merger were expensed as incurred.

         PRINCIPAL TERMS OF THE MERGER

         On March 7, 2007, Merger Sub was merged with and into CNS California, the separate existence of Merger Sub ceased, and CNS California continued as the surviving corporation at the subsidiary level. Pursuant to the Merger, the issued and outstanding shares of common stock of CNS California were converted into an aggregate of 9,845,132 shares of Company Common Stock, and the issued and outstanding shares of Series A and B preferred stock of CNS California (see Notes 4 and 6) were converted into 5,993,515 and 1,905,978 shares of Company Common Stock, respectively. In addition warrants and options to purchase shares of common stock of CNS California were converted into warrants and options to purchase 4,271,414 and 4,136,103 shares of Company Common Stock, respectively. Following the Merger, the business conducted by the Company is the business conducted by CNS California.

         Pursuant to the terms of the Merger Agreement, CNS Response, Inc. paid an advisory fee of $475,000 to Richardson & Patel, LLP, the Company's former legal counsel and a principal shareholder, immediately upon the closing of the Merger. The fee has been expensed as a cost of the merger.

         Immediately after the closing of the Merger, and without taking into consideration the Private Placement Offering, the issuance of shares of common stock to repay the note to NuPharm Database, LLC (see Note 6) and the tendering to the Company of shares of common stock by an officer and certain employees to repay their loans to CNS California 9 (see Note 4), the Company had outstanding 18,696,948 shares of common stock, options to purchase 4,136,103 shares of common stock and warrants to purchase 4,271,414 shares of common stock.

         ACCOUNTING TREATMENT OF THE MERGER AND FINANCIAL STATEMENT PRESENTATION

         The Company accounted for the Merger as a reverse merger under generally accepted accounting principles, and accordingly, the consolidated financial statements of the Company for the periods before March 7, 2007, reflect only the operations of CNS California. No goodwill or other intangible asset was recorded as a result of the Merger. Immediately prior to the reverse merger on March 7, 2007, the Company had no material operations, assets, or liabilities. Therefore, pro forma financial statements are not presented.

         THE PRIVATE PLACEMENT

         Immediately following the closing of the Merger, the Company received gross proceeds of approximately $7.0 million from the first closing of a private placement transaction (the "Private Placement") with institutional investors and other high net worth individuals ("Investors"). On May 15, 2007, the Company received additional gross proceeds of $797,300 from the second closing of the Private Placement. Pursuant to Subscription Agreements entered into with these Investors, the Company sold 6,504,758 Investment Units, at $1.20 per Investment Unit. Each Investment Unit consists of one share of Company common stock, and a five year non-callable warrant to purchase three-tenths of one share of the Company common stock at an exercise price of $1.80 per share. The value of the warrants was determined to be $1,674,600 using the Black-Scholes option pricing model with the following assumptions: a volatility rate of 100%, risk free interest rate of 5%, an expected life of five years and zero dividends. The value of the warrants was recorded as a liability in accordance with SFAS No. 133 and EITF 00-19. As of June 22, 2007, the common shares underlying the warrants were registered satisfying the warrant liability. As of such date, the value of the warrants had not changed and thus the recorded amount was reclassified to Stockholders' Equity.


         As partial consideration for services rendered further to the Private Placement, the Company's placement agent was issued 83,333 shares of common stock, warrants to purchase 520,380 shares of Company common stock at an exercise price of $1.44 per share and warrants to purchase 156,114 shares of Company's common stock at exercise price of $1.80 per share. The value of the warrants was determined to be $599,100 using the Black-Scholes option pricing model with the following assumptions: a volatility rate of 100%, risk free interest rate of 5%, an expected life of five years and zero dividends. The value of the warrants has been recorded as a liability in accordance with SFAS No. 133 and EITF 00-19. As of June 22, 2007, the common shares underlying the warrants were registered satisfying the warrant liability. As of such date, the value of the warrants had not changed and thus the recorded amount was reclassified to Stockholders' Equity.

         See Notes 4, 6, 7, and 8 for description of other transactions completed concurrently with the completion of the private placement.

3.       RECENT ACCOUNTING PRONOUNCEMENTS

         In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140." SFAS No. 155 eliminates the exemption from applying SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also allows issuers of financial statements to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. SFAS No. 155 is effective for all financial instruments acquired or issued after the first fiscal year beginning after September 15, 2006. The adoption of SFAS No. 155 did not have a material impact on our consolidated financial statements.

         In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. It also permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS No. 156, an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 did not have a material impact on our consolidated financial statements.

         In June 2006, the FASB issued FASB Interpretation No. 48, or FIN 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109, Accounting for Income Taxes," which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning in the fiscal year ending September 30, 2008 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not expect the adoption of FIN 48 to have a material impact on our consolidated financial statements.

         In September 2006, the SEC released Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of the error quantified as the amount by which the current year income statement was misstated (rollover method) or the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. Immaterial prior year errors may be corrected with the first filing of prior year financial statements after adoption. The cumulative effect of the correction would be reflected in the opening balance sheet with appropriate disclosure of the nature and amount of each individual error corrected in the cumulative adjustment, as well as a disclosure of the cause of the error and that the error had been deemed to be immaterial in the past. The adoption of SAB 108 did not have a material impact on our consolidated financial statements.

         In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," or SFAS No. 157. This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles, or GAAP, and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The Standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity's own fair value assumptions as the lowest level. The Statement is to be effective for our financial statements issued in 2008; however, earlier application is encouraged. We believe that SFAS No. 157 will not have a material impact on our consolidated financial statements.

         In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)," which requires the recognition of the over-funded or under-funded status of a defined benefit postretirement plan in a company's balance sheet. This portion of the new guidance is effective on December 31, 2006. Additionally, the pronouncement eliminates the option for companies to use a measurement date prior to their fiscal year-end effective December 31, 2008. SFAS No. 158 provides two approaches to transition to a fiscal year-end measurement date, both of which are to be applied prospectively. Under the first approach, plan assets are measured on September 30, 2007 and then remeasured on January 1, 2008. Under the alternative approach, a 15-month measurement will be determined on September 30, 2007 that will cover the period until the fiscal year-end measurement is required on December 31, 2008. We do not have any defined benefit pension or postretirement plans that are subject to SFAS No. 158. As such, we do not expect the pronouncement to have a material impact on our consolidated financial statements.

         In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115," which permits companies to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option). Adoption of the standard is optional and may be adopted beginning in the first quarter of 2007. We are currently evaluating the possible impact of adopting SFAS No. 159 on our consolidated financial statements.

         In May 2007, Emerging Issues Task Force Issue No.07-4, "Application of the Two-Class Method under FASB Statement No. 128, EARNINGS PER SHARE, to Master Limited Partnerships" or EITF 07-4, was issued. The provisions of this standard are effective for interim and annual reporting periods beginning after December 15, 2007. We do not expect the adoption of EITF 07-4 to have a material impact on our consolidated financial statements.

4.       LOANS TO RELATED PARTIES

         From September 2006 through February 2007, CNS California loaned certain officer, employees and a consultant $171,800 under notes bearing interest at 5.26% per annum, compounded annually, and requiring payment on or after the earlier of (i) the date that is two years following the date of the note, and (ii) a demand by CNS California following the date on which CNS California has received an aggregate of $5,000,000 from the sale(s) of its capital stock provided the assigned value (as defined) of the stock at the time of the demand is more than $1. The notes provided that repayment of the notes could be made in one of the following ways, or in combination of both:

                  (a)      in cash, or

                  (b) by tendering Common Stock of CNS California owned by the borrower, with an aggregate Assigned Value (as defined) equal to the principal and accrued interest on the notes.

         Pursuant to the abovementioned terms and the terms of the merger described in Note 2 above, the Company demanded payment of all such notes upon the completion of the merger and private placement in which the Company raised approximately $7,805,000. The officer who owed the Company $93,900, including interest, repaid the loan by tendering 78,219 shares of the Company's Common Stock to the Company. Certain other employees and consultant repaid their loans by tendering an aggregate of 68,449 shares of the Company's common stock to the Company. None of the aforementioned notes remained outstanding as of December 31, 2007.

5.       CONVERTIBLE PROMISSORY NOTES

         In October 2006, CNS California and the note holders of certain convertible promissory notes converted notes with an aggregate outstanding balance of $3,061,700 and related accrued and unpaid interest of $1,005,300 at September 30, 2006 into 5,993,515 shares of CNS California Series A Preferred Stock. In addition, the exercise price of warrants to purchase 1,062,116 shares of the CNS California common stock issued to such note holders was changed to $0.59 per share. As described in Note 2 upon the merger with Strativation, the preferred shares were converted into 5,993,515 shares of the Company's common stock and the warrants were converted into warrants to purchase 1,062,116 shares of the Company's common stock at $0.59 per share. The consolidated financial statements of the Company presented reflect the issuance of these shares as common stock.

6.       NOTE PAYABLE TO NUPHARM DATABASE, LLC

         In connection with the January 2000 Asset Purchase Agreement between CNS California and NuPharm Database, LLC (NuPharm) providing for the purchase of a database and the assumption of certain NuPharm liabilities, CNS California issued a subordinated note payable to NuPharm in the amount of $299,900 bearing interest at 8% per year and due on March 15, 2004 and a warrant to purchase 2,800,000 shares of CNS California common stock at $0.01 per share. The warrant was not exercised before expiring in 2005.

         In October 2006, CNS California and NuPharm agreed to exchange the note and the related accrued interest for a 5% note in the principal amount of $287,400, representing the outstanding principal at September 30, 2006, and warrants to purchase 2,800,000 shares of the CNS California's common stock at $0.01 per share. The note was due and payable on demand five years from the date of issuance, could be prepaid by the Company at any time without penalties and was convertible into shares of common stock of CNS California upon the completion of a financing (as defined) at a price per share of the common stock issued in such financing. The warrant was exercised in October 2006. CNS California valued the warrant at $309,500 using the Black-Scholes model and recorded the excess of the value of the warrant over the forgiven accrued interest of $119,800 as a prepaid asset. The excess was being amortized as interest expense over a period of one year, the expected term of the note when it was issued.

         Pursuant to the abovementioned terms, the note payable to NuPharm and accrued interest thereon were converted into 244,509 shares of the Company's Common Stock upon the completion of the merger and private placement described in Note 2 above. Upon conversion, the entire balance of the unamortized prepaid interest was charged to interest expense.

7.       PRIVATE PLACEMENT-SERIES B PREFERRED STOCK

         In October, 2006, CNS California sold 1,905,978 Units in a private financing resulting in net proceeds of $1,877,400. Each Unit consists of one share of Series B Preferred Stock and 5-year warrants to purchase .6 shares of the CNS California's common stock at $1.51 per share. Holders of the Series B Preferred Stock were entitled to receive non-cumulative dividends at an annual rate of 4% when, as and if declared by the Board. Each share of the Series B Preferred Stock initially converts into one share of the Company's Common Stock at any time at the option of the holder. However, each share of Series B Preferred Stock will automatically convert into Common Stock at the then applicable conversion rate in the event of (i) the sale of $5,000,000 or more of Common Stock or units consisting of Common Stock and warrants in one or more related transactions; (ii) the closing of an underwritten public offering with a price equal or greater than $1.21 per share and net proceeds to CNS California of not less than $5,000,000, or (iii) upon the written consent of the holders of the majority of the Series A Preferred (see Note 4) in the case of conversion of the Series A Preferred or the Series B Preferred in the case of conversion of the Series B Preferred. All shares of preferred stock were converted into 1,905,978 shares of common stock concurrently with the completion of the Merger described in Note 2. The consolidated financial statements of the Company presented reflect the issuance of these shares as common stock.

8.       STOCKHOLDERS' EQUITY

COMMON AND PREFERRED STOCK

         As  of  December  31,  2007,   the  Company  was  authorized  to  issue
750,000,000 shares of common stock.

         As of December 31, 2007, CNS California was authorized to issue 100,000,000 shares of two classes of stock, 80,000,000 of which was designated as common shares and 20,000,000 of which was designated as preferred shares.

         In October 2006, CNS California issued 5,993,515 shares of its preferred stock in connection with the conversion of notes payable described in
Note 5. All of these shares of preferred stock were converted into 5,993,515 shares of the Company's common stock concurrently with the completion of the Merger described in Note 2.

         In October and November 2006, CNS California issued 1,905,978 shares of its preferred stock in connection with the private placement described in Note
6. All of these shares of preferred stock were converted into 1,905,978 shares of the Company's common stock concurrently with the completion of the Merger described in Note 2.

STOCK OPTION PLAN

         On September 27, 2004, the Company adopted the 2004 Stock Option Plan pursuant to which there were 15,000,000 shares of common stock reserved for issuance and under which the Company may issue incentive stock options, nonqualified stock options, stock awards and stock bonuses to officers, directors and employees. The option price for each share of stock subject to an option was to be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than

85% of the fair market value of the stock on the date the option is granted, if the option is a NSO ; provided, however, if the option was an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO was to be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options were to have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term was to be five years from the date of grant. ISOs could be granted only to eligible employees. At December 31, 2007, there were no options outstanding under this plan.

         In connection with the Merger described in Note 2, the Company assumed the CNS California stock option plan described below and all of the options granted thereunder at the same price and terms.

         On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the "2006 Plan"). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options(ISO) or nonstatutory stock options (NSO)), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors. A total of 10 million shares of stock are reserved for issuance under the 2006 Plan. As of December 31, 2007, there were 8,545,578 options and 183,937 restricted shares outstanding under the 2006 Plan and 1,271,025 shares available for issuance of awards.

         The 2006 Plan provides that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 3 million shares of stock. The option price for each share of stock subject to an option shall be
(i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO ; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.

         The Company has adopted SFAS No. 123R (revised 2004), "Share-Based Payment", and related interpretations. Under SFAS No. 123R, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. The Company estimates the fair value of each option on the grant date using the Black-Scholes model. The following assumptions were made in estimating the fair value:

                              Options      Options       Options     Options      Options
                             granted in   granted in   granted in   granted in   granted in
                               fiscal      November      August      October      December
                                2006         2006         2007         2007         2007
                              --------     --------     --------     --------     --------
Dividend yield ............          0%           0%           0%           0%           0%
Risk-free interest rate ...       5.46%        5.00%        4.72%        4.60%        4.00%
Expected volatility .......        100%         100%          91%         105%         113%
Expected life .............    5 years     10 years      5 years      5 years      5 years

         The expense is recognized over the employees' requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the quarters ended December 31, 2007 and 2006 is as follows:

                                                  For the quarter ended
                                                       December 31,
                                                    2007         2006
                                                  --------     --------

                         Operations .........     $  4,000     $      0
           Research and development .........       75,500          500
                Sales and marketing .........            0            0
         General and administrative .........      337,800          400
                                                  --------     --------
                              Total .........     $417,300     $    900
                                                  ========     ========


         Total unrecognized compensation as of December 31, 2007 amounted to $2,395,900.

         A summary of stock option activity is as follows:

                                                                        Weighted
                                                                        Average
                                                           Number of    Exercise
                                                            Shares       Price
                                                           ---------   ---------

Outstanding at October 1, 2005
     Granted ...........................................   4,000,403   $    0.13
     Exercised .........................................        --          --
     Forfeited .........................................        --          --
Outstanding at September 30, 2006 ......................   4,000,403   $    0.13

     Granted ...........................................   3,436,300   $    1.07
     Exercised .........................................        --          --
     Forfeited .........................................        --          --
Outstanding at September 30,2007 .......................   7,436,703   $    0.57

     Granted ...........................................   1,108,875   $    0.88
     Exercised .........................................        --          --
     Forfeited .........................................        --          --
Outstanding at December 31,2007 ........................   8,545,578   $    0.61

Weighted average fair value of options granted during:
     Year ended September 30, 2006 .....................        --     $    0.09
     Year ended September 30, 2007 .....................        --     $    0.77
     Quarter ended December 31, 2007 ...................        --     $    0.70

         Following is a summary of the status of options outstanding at December 31, 2007:

                                          Weighted Average
                                             Remaining          Weighted Average
Exercise Price      Number of Shares      Contractual Life       Exercise Price

     $0.12               859,270             10 years                  $0.12
    $0.132             3,112,545              7 years                 $0.132
     $0.30               135,700             10 years                  $0.30
     $0.59                28,588             10 years                  $0.59
     $0.80               140,000             10 years                  $0.80
     $0.89               968,875             10 years                  $0.89
     $1.09             2,966,989             10 years                  $1.09
     $1.20               333,611              5 years                  $1.20
                     ------------                                ------------
     Total             8,545,578                                       $0.61
                     ============                                ============


         Following is a summary of the status of options exercisable at December 31, 2007:

                                          Weighted Average
                                             Remaining          Weighted Average
Exercise Price      Number of Shares      Contractual Life       Exercise Price

     $0.12               849,270              9 years                  $0.12
    $0.132             3,112,545              6 years                 $0.132
     $0.30                94,450              9 years                  $0.30
     $0.59                28,588              9 years                  $0.59
     $0.80                 5,000             10 years                  $0.80
     $0.89               121,109             10 years                  $0.89
     $1.09               863,375             10 years                  $1.09
     $1.20                83,403              5 years                  $1.20
                     ------------                                ------------
                       5,157,740                                       $0.33
                     ============                                ============

WARRANTS TO PURCHASE COMMON STOCK

         All warrants described below were issued by CNS California and assumed by the Company under the terms of the Merger agreement described in Note 2.

         At September 30, 2007, there were warrants outstanding to purchase 6,899,353 shares of the Company's common stock at exercise prices ranging from $0.01 to $1.812 with a weighted average exercise price of $1.04. The warrants expire at various times through 2017. No warrants were issued or exercised during the quarter ended December 31, 2007. Accordingly, all warrants are outstanding at December 31, 2007.

9.       NET LOSS PER SHARE

         In accordance with SFAS 128, "Computation of Earnings Per Share," basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the quarters ended December 31, 2007 and 2006, the Company has excluded all common equivalent shares from the calculation of diluted net loss per share as such securities are anti-dilutive.

         Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share are as follows:

                                                     Quarter ended December 31,
                                                      2007                2006
                                                   ---------           ---------

Convertible debt .......................           4,995,000           9,791,103
Warrants ...............................           6,899,353           4,271,414
Options ................................           8,545,578           4,136,103

10.      SUBSEQUENT EVENTS

         On January 15, 2008, the Company acquired all of the outstanding common stock of Neuro-Therapy Clinic, PC in exchange for a non-interest bearing note payable of $300,000 payable in equal monthly installments over 36 months.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

         The Delaware General Corporation Law and certain provisions of our certificate of incorporation an bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

         In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us. We do not currently have any indemnification agreements with any of our directors or executive officers.

         A stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

         EXHIBIT                                                          NUMBER

         Certificate of Incorporation of Registrant, as amended            3.1.1

         Bylaws of Registrant                                              3.2

ITEM 25. Other Expenses of Issuance and Distribution.

         The Registrant will bear all expenses of registration incurred in connection with this offering. The selling shareholders whose shares are being registered will bear all selling and other expenses. The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                         Amount
                                                                         -------
Registration fee - Securities and Exchange Commission ............       $   506
Legal fees and expenses ..........................................       $60,000
Accounting fees and expenses .....................................       $10,000
Miscellaneous expenses ...........................................       $ 5,000
                                                                         -------
     Total .......................................................       $75,506

ITEM 26. Recent Sales of Unregistered Securities.

Recent Sales Of Unregistered Securities By CNS Delaware

         Reference is made to the Stock Purchase Agreement entered into on July 18, 2006, and the Shares for Debt Agreement entered into on January 11, 2007 described above in the section entitled Certain Relationships and Related Transaction, which is hereby incorporated by reference.

Merger with CNS California

         On January 16, 2007, we entered into an Agreement and Plan of Merger with CNS Response, Inc., a California corporation (or CNS California), and CNS Merger Corporation, a California corporation and our wholly-owned subsidiary that was formed to facilitate the acquisition of CNS California. On March 7, 2007, the merger with CNS California closed, CNS California became our wholly-owned subsidiary, and we changed our name from strativation, Inc. to CNS Response, Inc. At the Effective Time of the Merger (as defined in the Merger Agreement, as amended on February 23, 2007), MergerCo was merged with and into CNS California, the separate existence of MergerCo ceased, and CNS California continued as the surviving corporation at the subsidiary level. We issued an aggregate of 17,744,625 shares of our common stock to the stockholders of CNS California in exchange for 100% ownership of CNS California. Additionally, we assumed an aggregate of 8,407,517 options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by CNS California.

Securities Issued in Private Placement

         On March 7, 2007, simultaneous with the closing of the Merger, we received gross proceeds of approximately $7,008,450 in the first closing of a private placement transaction (the "Private Placement") with institutional investors and other high net worth individuals ("Investors"). Pursuant to Subscription Agreements entered into with these Investors, we sold 5,840,368 Investment Units, at $1.20 per Investment Unit. Each "Investment Unit" consists of one share of our common stock, and a five year non-callable warrant to purchase three-tenths of one share of our common Stock, at an exercise price of $1.80 per share (the "Investor Warrant"). On May 16, 2007, we completed a second closing of the Private Placement for an additional 664,390 Investment Units. The additional gross proceeds to us amounted to $797,300.

         Brean Murray Carret & Co. ("Brean Murray") acted as placement agent and corporate finance advisor in connection with the Private Placement. For their services as placement agent and financial advisor, pursuant to the terms of an Engagement Agreement between CNS California and Brean Murray,

Brean Murray received a retainer in the form of 83,333 shares of our common stock (having a deemed value of $100,000) upon the closing of the Private Placement. We also paid Brean Murray a fee equal to 8% of the funds raised in the Private Placement, or approximately $624,500 of the gross proceeds from the financing. In addition, Brean Murray received warrants (the "Placement Agent Warrants") to purchase shares of our common stock in amounts equal to (i) 8% of the shares of common stock sold by Brean Murray in the Private Placement (520,381 warrants at an exercise price of $1.44 per share), and (ii) 8% of the shares underlying the Investor Warrants sold by Brean Murray in the Private Placement (156,114 warrants at an exercise price of $1.80 per share). The Placement Agent Warrants are fully vested and have a term of 5 years. We also paid $87,700 in costs, fees and expenses incurred by Brean Murray in connection with the Private Placement. We expressly assumed CNS California's agreement with Brean Murray upon the closing of the Merger. Pursuant to this agreement, Brean Murray has a right of first refusal to represent us in certain corporate finance transactions for a period of one year following the closing of the Private Placement. After payment of commissions and expenses associated with the offering, we received net proceeds of approximately $6.9 million in the private placement financing.

Stock Options
         On August 8, 2007, Mr. Brandt, our CEO, Mr. Hertz, our CFO, and Dr. Hoffman, our Chief Medical Officer, were granted options to purchase an aggregate of 2,434,200 shares of our stock for an exercise price of $1.09 per share pursuant to CNS California's 2006 Stock Incentive Plan, which we assumed in connection with the closing of the merger transaction with CNS California on March 7, 2007. On August 8, 2007, Mr. Brandt was also granted an option to purchase 333,611 shares of our common stock at an exercise price of $1.20 per share.
         On October 1, 2007, Mr. Carpenter, our President, was granted options to purchase 968,875 shares of our common stock at an exercise price of $0.89 pursuant to CNS California's 2006 Stock Incentive Plan and on December 19, 2007, Dr. Harbin, a director of the company, and Mr. Webster, an employee of the company, were granted options to purchase an aggregate of 140,000 shares of our common stock at an exercise price of $0.80 per share.

         In connection with the above stock issuances, except as otherwise disclosed we did not pay any underwriting discounts or commissions. None of the sales of securities described or referred to above was registered under the Securities Act of 1933, as amended (the "Securities Act"). Each of the purchasers fell into one or more of the categories that follow: one of our existing shareholders, one of our creditors, one of our current or former officers or directors, one of our employees, one of our service providers, or an accredited investor with whom we or one of our affiliates had a prior business relationship. As a result, no general solicitation or advertising was used in connection with the sales. In making the sales without registration under the Securities Act, the company relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act.

Recent Sales Of Unregistered Securities By CNS California

Preferred Stock Transactions

         Note Conversion Transaction

         In October 2006, CNS California and the holders of certain promissory notes agreed to convert such notes with an aggregate outstanding balance of $3,061,700 and related accrued and unpaid interest of $1,005,300 at September 30, 2006, into 5,189,294 shares of CNS California's Series A-1 Preferred Stock, and 804,221 shares of CNS California's Series A-2 Preferred Stock. At the closing of the Merger, the aforementioned shares converted into an aggregate of 5,993,515 shares of our common stock.

         Mezzanine Financing

         In October 2006, CNS California sold 1,905,978 units (each, a "Mezzanine Unit") in a private financing resulting in net proceeds of
$1,925,000. Each Mezzanine Unit consisted of one share of CNS California's Series B Preferred Stock and a 5-year warrant to purchase 0.6 shares of CNS California's common stock at $1.51 per share. At the closing of the Merger, the aforementioned shares and warrants were converted into 1,905,978 shares of our common stock and a warrant to purchase an aggregate of 1,138,835 shares of our common stock at $1.51 per share on or before October 6, 2011.

Common Stock Transactions

         Settlement Agreement Financing

         In August and September 2006, certain employees and consultants to whom CNS California owed an aggregate of $3,199,400 forgave approximately 80% of the debt and accepted 5,834,117 shares of CNS California's common stock, and warrants and options to purchase an aggregate of 270,638 shares of CNS California's common stock at $0.59 per share in full settlement of CNS
California's remaining obligations. At the closing of the Merger, the aforementioned shares and warrants were converted into 5,834,117 shares of our common stock and warrants and options to purchase an aggregate of 270,638 shares of our common stock at $0.59 per share.

         Conversion Of Nupharm Database,  LLC Promissory Note

         In connection with the consummation of an asset purchase transaction in January 2000, by and between Mill City/CNS, LLC and NuPharm, Mill City issued to NuPharm Database, LLC a certain Promissory Note dated January 11, 2000 (the "Original NuPharm Note") pursuant to which Mill City was obligated to pay NuPharm an aggregate principal amount of $299,923.00 together with interest pursuant to the payment schedule set forth in the Original NuPharm Note. In January 2000, Mill City contributed substantially all of its assets, including those securing the Original Note, to CNS California, and CNS California assumed certain debts and obligations of Mill City, including Mill City's obligations under the Original NuPharm Note.

         In October 2006, CNS California entered into an agreement with NuPharm to cancel the Original NuPharm Note in consideration for the extension of the expiration date of a Warrant to purchase CNS California Common Stock held by NuPharm and a new promissory note in the principal amount of $287,423 (the "New NuPharm Note"). Upon the closing of the Private Placement and Merger, the principal and accrued interest through December 31, 2006 on the New NuPharm Note automatically converted into 244,509 shares of our Common Stock.

         Immediately upon extension of the of the NuPharm Warrant, NuPharm exercised the NuPharm Warrant to purchase 2,800,000 shares of CNS California common stock for total proceeds of $147,700. At the closing of the Merger, the aforementioned shares converted into an aggregate of 2,800,000 shares of our common stock. Please also see the disclosure set forth above in relation to the shares of common stock that were issued in the Merger and Private Placement.

Stock Options

         Option Grant To Leonard Brandt

         On August 11, 2006, Mr. Brandt was granted an option to purchase 2,124,740 shares of CNS California's common stock for an exercise price of $0.132 per share pursuant to CNS California's 2006 Stock Incentive Plan. At the closing of the Merger, the option to purchase 2,124,740 shares of CNS California's common stock was converted into the right to purchase an aggregate of 2,142,740 shares of our Common Stock at an exercise price of $0.132 per share.

         In connection with the above stock issuances and option grants, CNS California did not pay any underwriting discounts or commissions. None of the sales of securities described or referred to above was registered under the Securities Act of 1933, as amended (the "Securities Act"). Each of the purchasers fell into one or more of the categories that follow: one of the Company's existing stockholders, one of the company's creditors, one of the company's current or former officers or directors, one of the company's service providers, or an accredited investor with whom the company or one of its affiliates had a prior business relationship. As a result, no general solicitation or advertising was used in connection with the sales. In making the sales without registration under the Securities Act, the company relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act.

ITEM 27. Exhibits and Financial Statement Schedules.

         (a)      The following exhibits are filed herewith:

EXHIBIT
NUMBER                              EXHIBIT TITLE
-------  -----------------------------------------------------------------------

2.1      Agreement and Plan of Merger  between  Strativation,  Inc.,  CNS Merger
         Corporation and CNS Response, Inc. dated as of January 16, 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 22, 2007.

2.2 Amendment No. 1 to Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation, and CNS Response, Inc. dated as of February 28, 2007. Incorporated by reference to Exhibit No.
         10.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 1, 2007.

3.1.1 Certificate of Incorporation, dated March 17, 1987. Incorporated by reference to Exhibit No. 3(i) to the Registrant's Form 10-SB (File No. 000-26285) filed with the Commission on June 7, 1999.

3.1.2 Certificate of Amendment of Certificate of Incorporation, dated June 1, 2004. Incorporated by reference to Exhibit 16 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on June 8, 2004.

3.1.3 Certificate of Amendment of Certificate of Incorporation, dated August 2, 2004. Incorporated by reference to Exhibit 16 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on August 5, 2004.

3.1.4 Certificate of Ownership and Merger Merging CNS Response, Inc., a Delaware corporation, with and into Strativation, Inc., a Delaware corporation, dated March 7, 2007. Incorporated by reference to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

3.2      Bylaws.   Incorporated  by  reference  to  Exhibit  No.  3(ii)  to  the
         Registrant's Form 10-SB (File No. 000-26285) filed with the Commission on June 7, 1999.

4.1      2006 CNS  Response,  Inc.  Option  Plan.  Incorporated  by reference to
         Exhibit 4.1 to the Registrant's Current Report on Form 10-QSB (File No. 000-26285) filed with the Commission on May 15, 2007. *

4.2 Form of Warrant issued to Investors in Private Placement. Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

5.1 Opinion of Stubbs Alderton & Markiles LLP. Incorporated by reference to our Registration Statement on Form SB-2 (File. No. 333-143139) filed on May 22, 2007.

10.1 Stock Purchase Agreement by and among the Registrant and George LeFevre, Scott Absher, and the purchasers signatory thereto dated July 18, 2006. Incorporated by reference from the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on July 24, 2006.

10.2 Amended and Restated Shares for Debt Agreement, dated January 16, 2007 by and between the Registrant and Richardson & Patel LLP 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 16, 2007.

10.3 Amended and Restated Registration Rights Agreement, dated January 16, 2007 by and among the Registrant and the stockholders signatory thereto. Incorporated by reference to Exhibit No. 10.2 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 16, 2007.

10.4 Form of Subscription Agreement between the Registrant and certain investors, dated March 7, 2007. Incorporated by reference to Exhibit
         10.4 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.5 Form of Indemnification Agreement by and among the Registrant, CNS Response, Inc., a California corporation, and certain individuals, dated March 7, 2007. Incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.6 Form of Registration Rights Agreement by and among the Registrant and certain Investors signatory thereto dated March 7, 2007. Incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.7 Form of Registration Rights Agreement by and among the Registrant and certain stockholders of the Company signatory thereto dated March 7, 2007. Incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.8 Employment Agreement by and between the Registrant and George Carpenter dated October 1, 2007. Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on October 3, 2007.*

10.9 Employment Agreement by and between the Registrant and Daniel Hoffman dated January 11, 2008. Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 17, 2008.*

21.1 Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

23.1     Consent of Stubbs, Alderton & Markiles LLP (included in Exhibit 5.1)

23.2     Consent of Cacciamatta Accountancy Corporation

* Indicates a management contract or compensatory plan.

         (b)      Financial Statement Schedules

         Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 28. Undertakings.

         (a)      Rule  415  Offering.   The   undersigned   registrant   hereby
undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii)     Reflect  in  the  prospectus  any  facts  or
                  events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high-end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

                  (3)      File  a  post-effective   amendment  to  remove  from
         registration any of the securities that remain unsold at the end of the offering.

         (e) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (g) Reliance on 430C. For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on March 10, 2008.


                                      CNS RESPONSE, INC.
                                      (Registrant)

                                      By:  /s/ Leonard J. Brandt
                                           -------------------------------------
                                           Leonard J. Brandt
                                           Chief Executive Officer and Secretary
                                           (Principal Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                 TITLE                       DATE
---------                                 -----                       ----

/s/ Leonard J. Brandt            Chief Executive Officer          March 10, 2008
--------------------------         and Secretary, and
Leonard J. Brandt                 Chairman of the Board
                              (Principal Executive Officer)

/s/ Horace Hertz                 Chief Financial Officer          March 10, 2008
--------------------------      (Principal Financial and
Horace Hertz                       Accounting Officer)

/s/ George Carpenter                    President                 March 10, 2008
--------------------------
George Carpenter

/s/ Daniel Hoffman                Chief Medical Officer           March 10, 2008
--------------------------
Daniel Hoffman

/s/ David B. Jones                       Director                 March 10, 2008
--------------------------
David B. Jones

                                         Director
--------------------------
Jerome Vaccaro, M.D.

/s/ Henry T. Harbin, M.D.                Director                 March 10, 2008
--------------------------
Henry T. Harbin, M.D.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER   EXHIBIT TITLE
-------  -----------------------------------------------------------------------
2.1      Agreement and Plan of Merger  between  Strativation,  Inc.,  CNS Merger
         Corporation and CNS Response, Inc. dated as of January 16, 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 22, 2007.

2.2 Amendment No. 1 to Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation, and CNS Response, Inc. dated as of February 28, 2007. Incorporated by reference to Exhibit No.
         10.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 1, 2007.

3.1.1 Certificate of Incorporation, dated March 17, 1987. Incorporated by reference to Exhibit No. 3(i) to the Registrant's Form 10-SB (File No. 000-26285) filed with the Commission on June 7, 1999.

3.1.2 Certificate of Amendment of Certificate of Incorporation, dated June 1, 2004. Incorporated by reference to Exhibit 16 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on June 8, 2004.

3.1.3 Certificate of Amendment of Certificate of Incorporation, dated August 2, 2004. Incorporated by reference to Exhibit 16 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on August 5, 2004.

3.1.4 Certificate of Ownership and Merger Merging CNS Response, Inc., a Delaware corporation, with and into Strativation, Inc., a Delaware corporation, dated March 7, 2007. Incorporated by reference to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

3.2      Bylaws.   Incorporated  by  reference  to  Exhibit  No.  3(ii)  to  the
         Registrant's Form 10-SB (File No. 000-26285) filed with the Commission on June 7, 1999.

4.1      2006 CNS  Response,  Inc.  Option  Plan.  Incorporated  by reference to
         Exhibit 4.1 to the Registrant's Current Report on Form 10-QSB (File No. 000-26285) filed with the Commission on May 15, 2007. *

4.2 Form of Warrant issued to Investors in Private Placement. Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

5.1 Opinion of Stubbs Alderton & Markiles LLP. Incorporated by reference to our Registration Statement on Form SB-2 (File. No. 333-143139) filed on May 22, 2007.

10.1 Stock Purchase Agreement by and among the Registrant and George LeFevre, Scott Absher, and the purchasers signatory thereto dated July 18, 2006. Incorporated by reference from the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on July 24, 2006.


                                      EX-1

10.2 Amended and Restated Shares for Debt Agreement, dated January 16, 2007 by and between the Registrant and Richardson & Patel LLP 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 16, 2007.

10.3 Amended and Restated Registration Rights Agreement, dated January 16, 2007 by and among the Registrant and the stockholders signatory thereto. Incorporated by reference to Exhibit No. 10.2 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 16, 2007.

10.4 Form of Subscription Agreement between the Registrant and certain investors, dated March 7, 2007. Incorporated by reference to Exhibit
         10.4 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.5 Form of Indemnification Agreement by and among the Registrant, CNS Response, Inc., a California corporation, and certain individuals, dated March 7, 2007. Incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.6 Form of Registration Rights Agreement by and among the Registrant and certain Investors signatory thereto dated March 7, 2007. Incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.7 Form of Registration Rights Agreement by and among the Registrant and certain stockholders of the Company signatory thereto dated March 7, 2007. Incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

10.8 Employment Agreement by and between the Registrant and George Carpenter dated October 1, 2007. Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on October 3, 2007.*

10.9 Employment Agreement by and between the Registrant and Daniel Hoffman dated January 11, 2008. Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on January 17, 2008.*

21.1 Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21 to the Registrant's Current Report on Form 8-K (File No. 000-26285) filed with the Commission on March 13, 2007.

23.1     Consent of Stubbs, Alderton & Markiles LLP (included in Exhibit 5.1)

23.2     Consent of Cacciamatta Accountancy Corporation

* Indicates a management contract or compensatory plan.


                                      EX-2